Proxy Statement Pursuant to Section 14(a) of the
                    Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[X]  Preliminary proxy statement
[ ]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ALBION BANC CORP.
------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

                             ALBION BANC CORP.
------------------------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):  $     2,501*
                                                   -----------------
[ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:
          Albion Banc Corp. Common Stock, par value $.01 per share
------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transactions applies:
     753,058 shares of Common Stock (plus outstanding options to acquire 40,835 shares of Common Stock)
------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     $15.75 -- Pursuant to the Merger Agreement described herein, each share of Common Stock of Albion Banc Corp. will be exchanged for $15.75 in cash.
------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
     $12,503,814
------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
            N/A
------------------------------------------------------------------------------
(2)  Form, schedule or registration statement no.:
            N/A
------------------------------------------------------------------------------
(3)  Filing party:
            N/A
------------------------------------------------------------------------------
(4)  Date filed:
            N/A
------------------------------------------------------------------------------

* Includes an additional filing fee of $2.00; other amount was previously paid.

                             Albion Banc Corp.
                           48 North Main Street
                          Albion, New York 14411

                             December 17, 1999


Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Albion Banc Corp., to be held at the Tillman's Village Inn located at Routes 98 and 104, Albion, New York, on Wednesday, January 19, 2000 at 4:00 p.m., local time.

     On August 30, 1999, Albion Banc Corp. agreed to merge with Niagara Bancorp, Inc. If the merger is completed, you will receive a cash payment of $15.75 for each share of Albion Banc Corp. stock that you own. Upon completion of the merger you will no longer own any stock or have any interest in Albion Banc Corp., nor will you receive, as a result of the merger, any stock of Niagara Bancorp, Inc.

     At the special meeting, you will be asked to approve and adopt the merger agreement. A majority of the votes entitled to be cast at the special meeting must vote for approval and adoption of the merger agreement for the merger to be completed. If the merger agreement is approved, and all other conditions described in the merger agreement have been met or waived, the merger is expected to occur during the first quarter of 2000.

     Your board of directors believes that the merger is in the best interests of Albion Banc Corp. stockholders and unanimously recommends that you vote FOR the merger agreement. Your board of directors has received the opinion of RP Financial, LC. that the consideration to be received by Albion Banc Corp.'s stockholders in the merger is fair.

     This proxy statement provides you with detailed information about the proposed merger and includes, as Appendix A, a complete text of the merger agreement. I urge you to read the enclosed materials carefully for a complete
description of the merger.   Please complete, sign and return the enclosed
proxy card as promptly as possible. We look forward to seeing you at the special meeting.

                                    Sincerely,



                                    /s/Jeffrey S. Rheinwald
                                    Jeffrey S. Rheinwald
                                    President and Chief Executive Officer

                            Albion Banc Corp.
                          48 North Main Street
                         Albion, New York 14411
                             (716) 589-5501


                NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A special meeting of stockholders of Albion Banc Corp. will be held on Wednesday, January 19, 2000, 4:00 p.m., local time, at the Tillman's Village Inn located at Routes 98 and 104, Albion, New York, for the following purposes:

     1. To approve the Agreement and Plan of Merger dated August 30, 1999 between Niagara Bancorp, Inc., Niagara Merger Subsidiary, Inc., Lockport Savings Bank, Albion Banc Corp. and Albion Federal Savings and Loan Association.

     2. To transact such other business as may properly come before the special meeting or any adjournments or postponements.

     NOTE:     The board of directors is not aware of any other business to come before the special meeting.

     Any action may be taken on this proposal at the special meeting or on any date or dates to which the special meeting may be adjourned or postponed. You can vote at the special meeting if you owned Albion Banc Corp. common stock at the close of business on December 10, 1999. A complete list of stockholders entitled to vote at the special meeting will be available at the main office of Albion Banc Corp. during the ten days prior to the special meeting and at the special meeting.

     As a stockholder of Albion Banc Corp., you have the right to dissent from the merger and obtain an appraisal of the fair value of your shares of Albion Banc Corp. common stock under applicable provisions of Delaware law. In order to perfect dissenters' rights, you must give written demand for appraisal of your shares before the merger is voted on at the special meeting and must not vote in favor of the merger. A copy of the Delaware statutory provisions regarding dissenters' rights is included as Appendix C to the accompanying proxy statement and a summary of these provisions can be found under "PROPOSAL I -- ADOPTION OF THE MERGER AGREEMENT -- Dissenters' Appraisal Rights."

     In the event there are not sufficient votes to approve the proposal for the adoption of the merger agreement at the time of the meeting, the meeting may be adjourned in order to permit further solicitation by Albion Banc Corp.

     Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

                                  By Order of the Board of Directors

                                  /s/Laura L. Marek
                                  Laura L. Marek
                                  Secretary

Albion, New York
December 17, 1999

Important: the prompt return of proxies will save Albion Banc Corp. the expense of further requests for proxies to ensure a quorum at the special meeting. Please complete, sign and date the enclosed proxy and promptly mail it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement at any time before it is exercised.

        Please do not send in any stock certificates at this time.

                         TABLE OF CONTENTS

                                                                        Page

Questions and Answers About the Niagara Bancorp, Inc./
  Albion Banc Corp. Merger............................................    1
Summary...............................................................    3
Historical Consolidated Financial Data - Albion Banc Corp.............    7
Market Price and Dividend Data for Albion Banc Corp. Common Stock.....    8
Albion Banc Corp.'s Special Meeting of Stockholders...................    8
     General..........................................................    8
     Record Date; Voting Rights; Vote Required........................    9
     Voting and Revocation of Proxies ................................    9
     Solicitation of Proxies. ........................................    9
     Participants in the Albion Federal ESOP..........................   10
     Independent Public Accountants...................................   10
Principal Holders of Albion Banc Corp. Common Stock...................   10
Proposal I - Adoption of the Merger Agreement.........................   12
     The Parties to the Merger........................................   12
     Overview of the Transaction......................................   13
     What You Will Receive in the Merger..............................   13
     Taxable Transaction for Albion Banc Corp. Stockholders...........   13
     Background of the Merger.........................................   14
     Albion Banc Corp.'s Reasons for the Merger and Recommendation
       of its Board of Directors......................................   16
     Opinion of Albion Banc Corp.'s Financial Advisor.................   17
     Dissenters' Appraisal Rights ....................................   21
     Regulatory Approvals.............................................   23
     The Merger Agreement.............................................   24
     Terms of the Merger..............................................   24
     When the Merger Will be Completed................................   25
     Surrender of Certificates........................................   25
     Conduct of Business Pending the Merger...........................   26
     Agreement Not to Solicit Other Offers............................   27
     Conditions to the Merger.........................................   28
     Termination of the Merger Agreement..............................   28
     Representations and Warranties Made by Albion Banc Corp.
       and Niagara Bancorp in the Merger Agreement....................   29
     Amendment of Merger Agreement....................................   29
     Waiver of Performance of Obligations.............................   29
     Interests of Certain Persons in the Merger.......................   29
     Employee Matters.................................................   30
     Accounting Treatment.............................................   31
     Expenses and Termination Fee.....................................   31
Other Matters.........................................................   31
Where You Can Find More Information...................................   31
Stockholder Proposals.................................................   32

Appendix A -   Agreement and Plan of Merger
Appendix B -   Fairness Opinion of RP Financial, LC.
Appendix C -   Section 262 of the Delaware General Corporation Law
Appendix D -   Financial Information for Albion Banc Corp.

                          QUESTIONS AND ANSWERS
        ABOUT THE NIAGARA BANCORP, INC./ALBION BANC CORP. MERGER


Q:     WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?  HOW WILL I BENEFIT?

A: Albion Banc Corp. and Niagara Bancorp share a commitment to community banking, which emphasizes responsiveness to local markets and the delivery of personalized services. The companies believe that the merger will provide customers and the local communities access to a wider variety of quality products and services while continuing to receive the high level of personal service they have come to expect. The merger will provide Albion Federal customers with 20 offices located throughout western New York, including its existing offices in Albion and Brockport, New York.

       As a shareholder of Albion Banc Corp., the Board of Directors believes that the merger allows you to realize a greater value for your shares of common stock than you could have if Albion Banc Corp. followed its existing business plan, or considered other alternative strategies to maximize shareholder value.

Q: WHAT WILL ALBION BANC CORP. STOCKHOLDERS RECEIVE FOR THEIR SHARES OF ALBION BANC CORP. COMMON STOCK?

A: Albion Banc Corp. stockholders will receive $15.75 in cash for each of their shares of Albion Banc Corp. common stock.

Q:     DO I HAVE APPRAISAL RIGHTS IN THE MERGER?

A: Yes. Delaware law provides you with dissenters' appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to have the value of your shares independently determined and to receive payment based on that valuation. To exercise your dissenters' rights you must deliver a written objection to the merger to Albion Banc Corp. at or before the special meeting and must not vote in favor of the merger. Objections to the merger should be addressed to Albion Banc Corp. at 48 North Main Street, Albion, New York 14411. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your dissenters' rights. A copy of the dissenters' rights provisions to Delaware law is provided as Appendix C to this proxy statement.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ALBION BANC CORP.'S STOCKHOLDERS?

A: For United States federal income tax purposes, your exchange of shares of Albion Banc Corp. common stock for cash generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in the shares of Albion Banc Corp. common stock.

       THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT WITH YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:     WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:     We hope to complete the merger in the first quarter of 2000.

Q:     WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the January 19, 2000, Albion Banc Corp. special meeting.

Q:     WHO CAN HELP ANSWER MY QUESTIONS?

A:     If you have more questions about the merger, you should contact:

       Albion Banc Corp.
       48 North Main Street
       Albion, New York 14411

                             Attention: Jeffrey S. Rheinwald
                             Tel: (716) 589-5501

                                SUMMARY

     This brief summary highlights selected information contained in this proxy statement. It does not contain all of the information that is important
to you.   To fully understand the merger, we urge you to carefully read the entire proxy statement and the other documents to which this document refers. See "Where You Can Find More Information" (page 31). We have attached the merger agreement to this proxy statement as Appendix A. We encourage you to read the merger agreement because it is the legal document that governs the merger of Niagara Bancorp, Inc. and Albion Banc Corp.

The Companies

Niagara Bancorp, Inc.
6950 South Transit Road
Lockport, New York 14095
(716) 625-7500

     Niagara Bancorp, Inc. is headquartered in Lockport, New York and is the parent bank holding company of Lockport Savings Bank, a state chartered
savings bank.   Lockport Savings operates 18 branch offices in the Erie,
Genesee, Niagara and Orleans counties of Western New York and is scheduled to open additional branches in Erie and Monroe counties. Lockport Savings' deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund.

     At September 30, 1999, Niagara Bancorp had assets of $1.7 billion, gross loans of $941.4 million, deposits of $1.1 billion and stockholders' equity of $235.7 million.


Albion Banc Corp.
48 North Main Street
Albion, New York 14411
(716) 589-5501

     Albion Banc Corp. is a Delaware corporation and was incorporated in 1993 for the purpose of becoming the holding company for Albion Federal Savings and Loan Association.

     Albion Federal was organized in 1934 and has been a member of the Federal Home Loan Bank System since 1935. At September 30, 1999, Albion Federal had assets of $78.6 million, net loans of $63.0 million, deposits of $60.4 million and total equity of $6.5 million. Albion Federal has its main office in Albion and a branch office in Brockport, New York. Albion Federal is regulated by the Office of Thrift Supervision and its deposits are insured up to applicable limits under the Savings Association Insurance Fund of the FDIC.

     A copy of Albion Banc Corp.'s annual report to stockholders for the year ended December 31, 1998 and the quarterly report on Form 10-QSB for the quarter ended September 30, 1999 are included in the proxy statement in Appendix D.

The Special Meeting  (Pages 8 through 10)

     A special meeting will be held on January 19, 2000, at the Tillman's Village Inn located at Routes 98 and 104, Albion, New York, to vote on the proposal to approve the merger agreement. You can vote at the special meeting if you owned Albion Banc Corp. common stock on December 10, 1999.

Albion Banc Corp.'s Reasons for Entering into the Merger (Page 16)

     The board of directors of Albion Banc Corp. reviewed a number of items in deciding to enter into the merger agreement with Niagara Bancorp, including the following:

     . that the merger price exceeded the estimated value that could be realized by Albion Banc Corp. stockholders over the intermediate term, given the rapidly changing nature of banking, competition and delivery systems;

     . Albion Banc Corp.'s low profitability in comparison with other institutions;

     . Albion Banc Corp.'s comparatively low return on equity and limited dividend growth prospects;

     . the historically limited liquidity of Albion Banc Corp.'s common stock;

     . Niagara Bancorp's community orientation and expanded services that would be available to existing customers;

     .     lower acquisition prices offered by other interested institutions;

     . the return to stockholders who purchased stock in Albion Banc Corp.'s initial public offering; and

     . the opinion of Albion Banc Corp.'s financial advisor, RP Financial, that the transaction is fair to Albion Banc Corp.'s stockholders from a financial point of view.

     Generally, the board of directors concluded that in the long term Albion Banc Corp. could not produce stockholder value in excess of the merger price, and that the merger price was fair, from a financial point of view, to Albion Banc Corp.'s stockholders.

The Merger (Pages 12 through 30)

     If the merger is approved by Albion Banc Corp. stockholders and the parties meet the other conditions of the merger agreement, Albion Banc Corp. will be merged into Niagara Bancorp and Niagara Bancorp will continue as the surviving corporation. Immediately after Albion Banc Corp. is merged into Niagara Bancorp, Albion Federal will be merged into Lockport Savings. The offices of Albion Federal will be operated as offices of Lockport Savings immediately following the effective date of the merger. If the merger agreement is not approved, Albion Banc Corp. and Albion Federal will continue as separate entities.

What You Will Receive for Your Shares of Albion Banc Corp. Common Stock (Page
24)

     As an Albion Banc Corp. stockholder, each of your shares of Albion Banc Corp. common stock will automatically become exchangeable for $15.75 in cash. You will have to surrender your Albion Banc Corp. stock certificate(s) to receive this cash payment. Niagara Bancorp, or its exchange agent, will send you written instructions for surrendering your certificates after the merger is completed. For more information on how this exchange procedure works, see "PROPOSAL I -- ADOPTION OF THE MERGER AGREEMENT -- The Merger Agreement -- Terms of the Merger" and "-- Surrender of Certificates" on pages 24 and 25 of this proxy statement.

     Albion Banc Corp.'s common stock is quoted on Nasdaq SmallCap Market under the symbol "ALBC." On August 30, 1999, which is the day the last trade occurred before the merger was announced, Albion Banc Corp. common stock was sold at $13.25 per share.

Vote Required to Approve the Merger Agreement (Page 9)

     The merger agreement will be approved if the holders of at least a majority of the outstanding shares of Albion Banc Corp. common stock vote for it. Directors and executive officers of Albion Banc Corp. and their affiliates beneficially owned an aggregate of 179,014, or approximately 23.77%, of the shares of Albion Banc Corp. common stock outstanding on the December 10, 1999 record date. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box, will have the same effect as a vote against the merger agreement. All of the directors of Albion Banc Corp. have executed an agreement with Niagara Bancorp pursuant to which each director agreed to vote his or her shares for the merger agreement.

Recommendation to Albion Banc Corp.'s Stockholders (Page 16)

     The board of directors of Albion Banc Corp. believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by the Albion Banc Corp.'s board of directors in approving the merger agreement, see pages 14 through 16.

Opinion of Albion Banc Corp.'s Financial Advisor (Pages 17 through 20)

     RP Financial, LC. has delivered its written opinion to the Albion Banc Corp. board of directors, dated as of August 30, 1999 and updated as of the date of this proxy statement, that the consideration to be received by the stockholders of Albion Banc Corp. in the merger is fair from a financial point of view. We have attached this opinion as Appendix B to this proxy statement. You should read it carefully for a description of the procedures followed, matters considered and limitations on the reviews undertaken by RP Financial in providing its opinion.

Interests of Certain Persons in the Merger (Pages 29 and 30)

     Some of Albion Banc Corp.'s directors and officers have interests in the merger that are different from, or are in addition to their interests as stockholders in Albion Banc Corp. The members of Albion Banc Corp.'s board of directors knew about these additional interests and considered them when they approved the agreement and the merger. These include:

     1. the cancellation of existing stock options in exchange for a cash payment equal to the value of the stock option;

     2. the payment of severance payments under the employment agreement with Albion Banc Corp.'s chief executive officer;

     3. provisions in the merger agreement relating to protection against claims; and

     4. the establishment of an Albion Federal advisory board for two years after the effective date of the merger.

Dissenters' Rights of Appraisal (Pages 20 through 22)

     As noted in the questions and answers above, Albion Banc Corp. stockholders have dissenters' rights of appraisal under Delaware law. See "PROPOSAL I -- ADOPTION OF THE MERGER AGREEMENT -- Dissenters' Rights Appraisal Rights."

Taxable Transaction for Albion Banc Corp. Stockholders (Pages 13 and 14)

     For United States federal income tax purposes your exchange of shares of Albion Banc Corp. common stock for cash generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in the shares of Albion Banc Corp. common stock See "PROPOSAL I -- ADOPTION OF THE MERGER AGREEMENT -- Taxable Transaction For Albion Banc Corp. Stockholders."

                   HISTORICAL CONSOLIDATED FINANCIAL DATA
                              ALBION BANC CORP.

     These tables show financial results actually achieved by Albion Banc Corp. The annual historical financial amounts are derived from Albion Banc Corp.'s consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. Financial amounts as of and for the nine months ended September 30, 1999 and 1998 are unaudited, but Albion Banc Corp. believes such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume that the six-month results indicate results for any future period. The information below should also be read in conjunction with Albion Banc Corp.'s financial information contained in Appendix D. Per share prices have been restated to adjust for the three-for-one stock split paid on February 5, 1998.


                                     At or For the                         At or For the
                                  Nine Months Ended                        Years Ended
                                     September 30,                         December 31,
                                  -----------------      -----------------------------------------------
                                  1999         1998      1998       1997       1996       1995      1994
                                  ----         ----      ----       ----       ----       ----      ----
                                            (Dollars in thousands, except for per share data)

Income Statement Data:
Interest income. . . . . . . . .$  4,070  $   4,080   $  5,347   $  5,184   $  4,446   $  4,398   $  3,852
Interest expense . . . . . . . .   2,252      2,255      3,007      2,880      2,377      2,482      1,799
                                --------   --------   --------   --------   --------   --------   --------
  Net interest income . . . . .    1,818      1,753      2,340      2,304      2,069      1,916      2,053
Provision for loan losses. . . .      63         43         65         35        140         36        132
                                --------   --------   --------   --------   --------   --------   --------
  Net interest income after
    provision for loan losses. .   1,755      1,710      2,275      2,269      1,929      1,880      1,921
Noninterest income . . . . . . .     277        279        368        390        260        197        146
Noninterest expense. . . . . . .   1,771      1,522      2,073      2,081      2,231      1,817      1,550
                                --------   --------   --------   --------   --------   --------   --------
  Income before income taxes . .     261        467        570        578        (42)       260        517
Provision for income taxes . . .      98        181        208        227        (38)        79        165
                                --------   --------   --------   --------   --------   --------   --------
Net income . . . . . . . . . . .$    163   $    286   $    362   $    351   $     (4)  $    181   $    352
                                ========   ========   ========   ========   ========   ========   ========
Per Share Data:
Basic earnings per share . . . .$   0.22   $   0.39   $   0.49   $   0.48   $   (0.01) $   0.24   $   0.47
Diluted earnings per share (1) .    0.21       0.37       0.47       0.46       (0.01)     0.24       0.47
Book value per share . . . . . .    8.66       8.47       8.53       8.20        7.82      7.79       7.54
Weighted average shares
  outstanding. . . . . . . . . . 743,019    739,342    739,867    733,047     738,284   748,493    739,610
Weighted average shares
  outstanding including
  dilutive effect of stock
  options. . . . . . . . . . . . 774,538    769,092    768,616    756,545     752,041   763,939    755,352

Performance Ratios(2):
Return on average assets . . . .     0.3%       0.5%       0.5%       0.5%         --%      0.3%       0.7%
Return on average equity . . . .     3.4        6.1        5.8        5.8        (0.1)      3.0        6.1
Net interest margin. . . . . . .     3.3        3.4        3.4        3.6         3.7       3.4        4.0
Efficiency ratio . . . . . . . .   84.53      75.47      76.28      77.31       95.20     87.62      70.76

Balance Sheet Data:
Total assets . . . . . . . . . .$ 78,624   $ 73,027   $ 76,470   $ 71,719    $ 64,585  $ 56,992   $ 55,334
Securities . . . . . . . . . . .   7,313      8,491      7,765     10,868      11,248     7,417      5,664
Loans. . . . . . . . . . . . . .  63,035     57,393     58,929     53,017      47,839    44,0494     7,010
Allowance for loan losses. . . .     290        276        267        276         306        244       224
Total deposits . . . . . . . . .  60,378     56,188     59,120     54,910      48,492     46,559    37,782
Total stockholders' equity . . .   6,520      6,372      6,423      6,155       5,864      6,089     5,898

Asset Quality Ratios:
Nonperforming assets to loans
  receivable . . . . . . . . . .    0.67%      0.56%      0.45%      0.53%       0.53%      0.73%     0.47%
Net charge-offs to average
  loans . . . . . . . . . . . .     0.07       0.08       0.13       0.13        0.17       0.04      0.03
Allowance for loan losses to
   total loans receivable. . . .     0.5        0.5        0.5        0.5         0.6        0.6       0.5
Allowance for loan losses to
   nonperforming loans . . . . .    68.6       85.7      101.8      100.0       121.6       75.9     101.0

-------------------
(1)    Diluted earnings per share is based upon the weighted average number of common shares outstanding plus the dilutive share outstanding resulting from stock options calculated using the treasury stock method.
(2)    Ratios for the nine months ended September 30, 1999 and 1998 are annualized where appropriate.


      MARKET PRICE AND DIVIDEND DATA FOR ALBION BANC CORP.'S COMMON STOCK

     Albion Banc Corp.'s common stock is quoted on the Nasdaq SmallCap Market under the symbol "ALBC."

     The following table includes, for the periods indicated, the range of high and low sale prices of the common stock of Albion Banc Corp. and dividends paid per share on the common stock. Share prices for the Albion Banc Corp. common stock have been restated to adjust for the three-for-one stock split in the form of a stock dividend paid on February 5, 1998.

                                 High    Low  Dividend
                                 ----    ---  --------
1997 Fiscal Year
  First Quarter............... $ 6.33  $ 5.50  $0.11
  Second Quarter..............   7.67    6.00     --
  Third Quarter...............   8.58    7.33   0.05
  Fourth Quarter..............  13.58    8.83     --

1998 Fiscal Year
  First Quarter...............  14.58    9.75   0.05
  Second Quarter..............  11.00    8.00   0.03
  Third Quarter...............   9.75    7.75   0.03
  Fourth Quarter..............  11.00    7.63   0.03

1999 Fiscal Year
  First Quarter...............  10.75    8.50   0.03
  Second Quarter..............  11.00    8.375  0.03
  Third Quarter...............  15.125  10.625  0.03


     On August 30, 1999, the last trading day prior to the joint announcement by Niagara Bancorp and Albion Banc Corp. that they had entered into the merger agreement, the closing per share sales price of Albion Banc Corp. common stock was $13.25. On December 1, 1999, which is the last practicable date prior to the printing of the proxy statement, the closing price for the Albion Banc Corp. common stock was $15.125.

     As of October 6, 1999, there were approximately 236 holders of record of Albion Banc Corp. common stock. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

             ALBION BANC CORP.'S SPECIAL MEETING OF STOCKHOLDERS

General

     This proxy statement is being furnished to you in connection with the solicitation of proxies by Albion Banc Corp.'s board of directors for use at a special meeting to be held on January 19, 2000, and at any adjournments or postponements thereof. At the special meeting, you will be requested to vote upon a proposal to approve the Agreement and Plan of Merger dated August 30, 1999 between Albion Banc Corp., Albion Federal, Niagara Bancorp, Niagara Merger Subsidiary, Inc. and Lockport Savings. The merger agreement provides that Albion Banc Corp. will merge with and into Niagara Merger Subsidiary. Thereafter, the merged entity will merge into Niagara Bancorp and stockholders of Albion Banc Corp. will receive $15.75 in cash for each outstanding share of Albion Banc Corp. common stock. As of the date of this proxy statement, the Albion Banc Corp. board of directors is not aware of any business to be acted upon at the special meeting other than the proposal to approve the merger agreement. If other matters are properly brought before the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

Record Date; Voting Rights; Vote Required

     The Albion Banc Corp. board of directors has fixed the close of business on December 10, 1999 as the record date for the determination of stockholders of Albion Banc Corp. entitled to receive notice of and to vote at the special meeting. On the record date, there were 753,058 shares of Albion Banc Corp. common stock outstanding. Each holder of Albion Banc Corp. common stock is entitled to one vote per share held of record on the record date.

     The presence in person or by proxy at the special meeting of the holders of a majority of the outstanding shares of Albion Banc Corp. common stock will constitute a quorum. Under the Delaware Business Corporation Act, approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Albion Banc Corp. common stock. Directors and executive officers of Albion Banc Corp. and their affiliates beneficially owned on the December 10, 1999 record date an aggregate of 179,014, or approximately 23.77%, of the outstanding shares of Albion Banc Corp. common stock. Members of Albion Banc Corp.'s board of directors have entered into agreements to vote all shares of Albion Banc Corp. common stock held by them for the approval of the merger agreement.

Voting and Revocation of Proxies

     Shares of Albion Banc Corp. common stock represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently revoked, will be voted at the special meeting in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, shares of Albion Banc Corp. common stock represented by the proxy will be voted "FOR" approval of the merger agreement. If your shares of Albion Banc Corp. common stock are held in street name by your broker, your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker.

     Any proxy given in connection with this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of Albion Banc Corp. prior to or at the special meeting or by voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy.

     A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the merger agreement must be approved by the holders of a majority of the shares of Albion Banc Corp. common stock outstanding on the December 10, 1999 record date. Accordingly, any nonvoted shares and abstentions with regard to this proposal will have the same effect as votes against the proposal.

Solicitation of Proxies

     In addition to solicitation by mail, the directors, officers, employees and agents of Albion Banc Corp. may solicit proxies from Albion Banc Corp.'s stockholders, either personally or by telephone or other form of communication. None of these persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners.

Albion Banc Corp. will reimburse such nominees, fiduciaries and other custodians for the reasonable out-of-pocket expenses incurred by them in connection with this process. In addition, Albion Banc Corp. will bear its own expenses in connection with the solicitation of its proxies for the special meeting. Albion Banc Corp. has retained Regan & Associates, Inc. to assist in soliciting proxies for the special meeting and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost of $3,500, including out of pocket expenses.

Participants in the Albion Federal ESOP

     If you participate in the Albion Federal Employee Stock Ownership Plan, the proxy card represents a voting instruction to the trustee of the Employee Stock Ownership Plan as to the number of shares in your plan account. Each participant in the Employee Stock Ownership Plan may direct the trustee as to the manner in which shares of common stock allocated to the participant's plan account are to be voted. Unallocated shares of common stock held by the Employee Stock Ownership Plan and allocated shares for which no voting instructions are received will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the trustee's exercise of his fiduciary obligations.

Independent Public Accountants

     PricewaterhouseCoopers LLP serves as Albion Banc Corp.'s independent auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the special meeting to respond to appropriate questions of stockholders, and will have the opportunity to make a statement if he desires.

           PRINCIPAL HOLDERS OF ALBION BANC CORP. COMMON STOCK

     The following table provides information regarding ownership of Albion Banc Corp. common stock as of September 30, 1999, by: beneficial owners of more than 5% of the outstanding shares of Albion Banc Corp. common stock; each director and each executive officer whose salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000; and all directors and executive officers of Albion Banc Corp. and Albion Federal as a group:

                                    Amount and Nature of   Percent of Common
Beneficial Owner                  Beneficial Ownership (1) Stock Outstanding
----------------                  ------------------------ -----------------
Beneficial Owners of More Than 5%

Albion Federal Employee Stock
  Ownership Plan Trust                     54,434                7.23%

James H. Keeler
13517 West Lee Road
Albion, New York  14411                    42,972(2)             5.71

Harold P. Kludt
1155 Center Road
Kendall, New York  14476                   39,069(3)             5.19

Stephen H. Hersch
1578 West Jackson Street, Suite 150
Painesville, Ohio  44077                   42,450(4)             5.64

                   (table continued on following page)

                                    Amount and Nature of   Percent of Common
Beneficial Owner                  Beneficial Ownership (1) Stock Outstanding
----------------                  ------------------------ -----------------

Directors

James H. Keeler                            42,972              5.71%
Chriss M. Andrews                          20,064              2.66
Robert R. Brown II                         15,018              1.99
Dolores L. Giarrizzo                        3,990              0.53
Harold P. Kludt                            39,069              5.19
Richard A. Pilon                           15,918              2.11
Gregory L. Speer                            1,000              0.13

Named Executive Officer (5)

Jeffrey S. Rheinwald, President and Chief
  Executive Officer                        24,438              3.25

All Officers and Directors as a
  Group (13 persons)                      179,014             23.77%
---------------------

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Albion Banc Corp.'s common stock if he or she has voting and/or investment power with respect to such security or has a right to acquire, through the exercise of outstanding options or otherwise, beneficial ownership at any time within 60 days from the December 10, 1999 voting record date. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the named persons possess voting and/or investment power.
(2) This information is based on records maintained by Albion Banc Corp. and information from a Schedule 13D filed with the Securities and Exchange Commission in March 1994.
(3) This information is based on records maintained by Albion Banc Corp. and information from a Schedule 13D filed with the Securities and Exchange Commission in March 1994.
(4) Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission in April 1997.
(5) Under Securities and Exchange Commission regulations, the term "named executive officer" is defined to include the chief executive officer, regardless of compensation level, and the four most highly compensated executive officers, other than the chief executive officer, whose total annual salary and bonus for the last completed fiscal year exceeded $100,000. Jeffrey S. Rheinwald was Albion Banc Corp.'s only "named executive officer" for the fiscal year ended December 31, 1998.

                PROPOSAL I -- ADOPTION OF THE MERGER AGREEMENT

     The following discussion is qualified by reference to the merger agreement which is attached as Appendix A to this proxy statement and incorporated herein by reference. You are urged to read the merger agreement carefully in its entirety.

The Parties to the Merger

Niagara Bancorp, Inc.

     Niagara Bancorp is a Delaware corporation organized in December 1997 by Lockport Savings in connection with Lockport Savings' conversion from a New York chartered mutual savings bank to a New York chartered stock savings bank and the reorganization to a two-tiered mutual holding company structure. A majority of Niagara Bancorp's common stock is owned by Niagara Bancorp, MHC, a state chartered mutual holding company incorporated by Lockport Savings in the state of New York as part of Lockport Savings' reorganization. At September 30, 1999, Niagara Bancorp had assets of $1.7 billion, gross loans of $941.4 million, deposits of $1.1 billion and total stockholders' equity of $235.7 million.

     Lockport Savings is a traditional, full-service, community-oriented savings bank engaged primarily in the business of accepting deposits from customers through its 18 branch offices in the Western New York counties of Erie, Genesee, Niagara and Orleans, and investing those deposits, together with funds generated from operations and borrowings, in one- to- four family residential, multi-family residential and commercial real estate loans, commercial business loans, consumer loans, and investment securities. At September 30, 1999, Lockport Savings' gross loans totaled $941.4 million, including $590.2 million, or 62.7% of one- to- four family real estate loans, $117.2 million, or 12.5% of commercial real estate loans, and $71.7 million, or 7.6% of multi-family real estate loans.

Albion Banc. Corp.

     Albion Banc Corp. is a Delaware corporation that was incorporated on March 23, 1993 for the purpose of becoming the holding company for Albion Federal upon Albion Federal's conversion from a federal mutual to a federal stock savings and loan association. The mutual to stock conversion was completed on July 23, 1993. At September 30, 1999, Albion Banc Corp. had total assets of $78.6 million, total deposits of $60.4 million and shareholders' equity of $6.5 million. Since its incorporation, Albion Banc Corp. has not engaged in any significant activity other than holding the stock of Albion Federal.

     Albion Federal was organized in 1934 as a federally chartered mutual savings and loan association and has been a member of the Federal Home Loan Bank System since 1935. Albion Federal is regulated by the Office of Thrift Supervision and its deposits are insured up to applicable limits under the Savings Association Insurance Fund of the FDIC.

     Albion Federal is primarily engaged in the business of attracting deposits from the general public and using such deposits, together with other funding sources, to invest in one- to- four family residential mortgage loans and, to a lesser extent, multi-family residential, consumer, and commercial mortgage loans, including home equity loans, for its loan portfolio, as well as for mortgage-backed and U.S. Government and agency securities and other assets. At September 30, 1999, Albion Federal's loans totaled $64.4 million, or 82% of total assets, including $64.4 million, or 82%, of gross loans secured by one- to- four family properties, $3.0 million, or 5% of gross loans secured by other real estate properties and $8.6 million of consumer loans, or 13% of gross loans. Of Albion Federal's residential mortgage loans secured by one- to- four family and other real estate properties, $45.9 million, or 83%, are fixed-rate loans and $9.7 million, or 17%, are adjustable rate residential mortgage loans.

Overview of the Transaction

     The boards of directors of Albion Banc Corp. and Niagara Bancorp have each unanimously approved a merger agreement that provides that Albion Banc Corp. will merge with Niagara Merger Subsidiary and thereafter the merged entity will merge into Niagara Bancorp. In the merger, your shares of Albion Banc Corp. common stock will be converted into the right to receive a cash payment of $15.75 per share. Upon completion of the merger you will no longer own any stock or have an interest in Albion Banc Corp., nor will you receive, as a result of the merger, any stock of Niagara Bancorp or Lockport Savings.

     Immediately after the merger, Albion Federal will merge into Lockport Savings. The surviving bank will be Lockport Savings. It is the intent of Lockport Savings to operate the offices of Albion Federal as branch offices of Lockport Savings.

What You Will Receive in the Merger

     Each outstanding share of Albion Banc Corp. common stock issued and outstanding at the merger effective date, shall cease to be outstanding, shall cease to exist and shall be converted into the right to receive $15.75 in cash.

Taxable Transaction for Albion Banc Corp. Stockholders

     The following is a discussion of the material federal income tax consequences of the merger to certain holders of Albion Banc Corp. common stock. The discussion is based upon the Internal Revenue Code, Treasury Regulations, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that the Albion Banc Corp. common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Albion Banc Corp. stockholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies.

     The receipt of cash for Albion Banc Corp. common stock in connection with the merger will be a taxable transaction for federal income tax purposes to stockholders receiving such cash, and may be a taxable transaction for state, local and foreign tax purposes as well. You will recognize a gain or loss measured by the difference between your tax basis for the Albion Banc Corp. common stock owned by you at the time of the merger and the amount of cash you receive for your Albion Banc Corp. shares. Your gain or loss will be a capital gain or loss if your Albion Banc Corp. common stock is a capital asset to you.

     The cash payments the holders of Albion Banc Corp. common stock will receive upon their exchange of the Albion Banc Corp. common stock pursuant to the merger generally will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Under federal law, the third-party paying agent must withhold 31% of the cash payments to holders of Albion Banc Corp. common stock to whom backup withholding applies, and the federal income tax liability of these persons will be reduced by the amount that is withheld. To avoid backup withholding, a holder of Albion Banc Corp. common stock must provide the third-party exchange agent with his or her taxpayer identification number and complete a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her social security number.

     Neither Niagara Bancorp nor Albion Banc Corp. has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Albion Banc Corp.'s stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Albion Banc Corp.'s stockholders with respect to any of the tax effects of the merger to stockholders.

     The above summary of the material federal income tax consequences of the merger is not intended as a substitute for careful tax planning on an individual basis. In addition to the federal income tax consequences discussed above, consummation of the merger may have significant state and local income tax consequences that are not discussed in this proxy statement. Accordingly, persons considering the merger are urged to consult their tax advisors with specific reference to the effect of their own particular facts and circumstances on the matters discussed in this proxy statement.

Background of the Merger

     Albion Federal has operated since its organization in 1934 as a community-oriented thrift in western New York through its headquarters in Albion and, more recently, a branch office in Brockport. Albion Federal continued to maintain its community orientation following its mutual-to-stock conversion in July 1993, and its simultaneous reorganization as a subsidiary of Albion Banc Corp. The operating history of Albion Federal can be characterized as a traditional thrift, with its primary lending activities consisting of permanent residential lending secured by one-to-four family properties in the general region served by its offices, funded principally by retail deposits from local customers.

     During 1998, the board of directors sought to reevaluate the strategic alternatives available as the financial goals set forth within Albion Banc Corp.'s five year plan, developed in January 1998, were not being met, particularly targeted earnings and profitability levels, and in view of the rapidly changing nature of banking and competitive forces. Albion Banc Corp. engaged RP Financial, LC. in October 1998 to conduct a third party evaluation of the strategic alternatives available to Albion Banc Corp., including the strategies set forth with Albion Banc Corp.'s five year plan. RP Financial presented its evaluation of strategic alternatives to the board of directors on December 14, 1998. Such evaluation indicated that a number of the potential alternative strategies may require considerable investment in systems, personnel, marketing and time to fully realize the potential benefits of implementing such strategies, which may initially adversely impact earnings; increase the credit or interest rate risk profile of Albion Banc Corp.; and, not generate the anticipated revenues or earnings in the face of considerable competition from larger institutions and other nonbank financial intermediaries operating in the regional market area. Such evaluation also indicated that a sale of control may generate a higher return for stockholders than operating independently, based on an analysis of comparable transactions.

     Following the December 14, 1998 meeting, the Albion Banc Corp. board of directors continued to deliberate the strategic alternatives available and the potential returns to stockholders, and for this purpose, the board of directors activated its long range planning committee comprised of certain directors and senior officers to conduct further analysis of alternative strategies to enhance shareholder value. On February 11, 1999, Albion Banc Corp. received from a local financial institution a letter addressed to the Albion Banc Corp. board of directors outlining the potential terms of a cash acquisition of Albion Banc Corp. for $13.50. Albion Banc Corp.'s long range planning committee met on March 12, 1999 to evaluate the letter in the context of the ongoing strategic planning. Albion Banc Corp. responded in writing to the local financial institution on March 12, 1999 that Albion Banc Corp. was not in a position to make a decision at the time.

     Albion Banc Corp. subsequently engaged RP Financial as its financial advisor to evaluate potential merger transactions in conjunction with Albion Banc Corp.'s long term planning, including the prospects for Albion Banc Corp. as an acquiror and as a seller. On May 25, 1999, the long range planning committee met to review RP Financial's evaluation of strategic alternatives to enhance shareholder value, including the potential merger analyses. Given Albion Banc Corp.'s size, capitalization and market pricing, coupled with limited potential targets in western New York for Albion Banc Corp. to acquire, the prospects for Albion Banc Corp. to be an acquiror were considered to be relatively unattractive due to the pro forma ownership or per share dilution to Albion Banc Corp. stockholders, the resulting goodwill if purchase accounting was applicable and Albion Banc Corp.'s limited ability to pay a price which may be considered fair by such targets based on a comparable transactions analysis. The long range planning committee also reviewed RP Financial's analysis pertaining to

Albion Banc Corp. as an acquisition target by several regional publicly-traded and closely-held financial institutions, including both commercial banks and savings banks, reflecting the ability of such institutions to pay a price, either in cash or stock, to Albion Banc Corp.'s stockholders which would be considered fair to such stockholders from a financial point of view. In view of the potentially greater value to stockholders from a potential sale of control relative to alternative strategies, the long range planning committee authorized RP Financial to contact five regional financial institutions which appeared to have both the strategic interest in an acquisition of Albion Banc Corp. and the ability to pay a price which would be considered fair from a financial point of view. Niagara Bancorp, as well as the institution which had previously communicated its interest, were included among these five institutions.

     In late June 1999, RP Financial began the process of contacting the five designated prospective parties to determine the nature of their interest, if any, in an acquisition of Albion Banc Corp. All five parties executed confidentiality agreements and received the same confidential information, during late June and the first two weeks of July. The confidential information provided to these five parties consisted of financial, organizational, operational and stock ownership information drawn from shareholder reports over the prior five years as well as selected nonpublic information pertaining to loans, deposits, salary, benefits, office facilities and publicly available local market area data information. During this period, Albion Banc Corp. received an unsolicited letter from an investment banker representing an unidentified prospective acquiror, represented as a publicly-traded nonbanking company; subsequent correspondence did not lead to the execution of a confidentiality agreement with this party. One of the five designated institutions responded in early July that the market area served by Albion Banc Corp. was not consistent with the strategic plan of the prospective acquiror. Supplemental materials, reflecting requests for additional information from the interested parties, included additional information pertaining to the office facilities and furniture, fixtures and equipment, general ledger information for Albion Federal, offering rates for loans and deposits, service fee schedule, the 1999 budget prepared in the Fall 1998 and the five year forecast prepared in early 1998. The two page summary of the five year forecast provided to the four institutions, including Niagara Bancorp, incorporated a 10% annual asset growth assumption, funded largely by growth in deposits through Albion Banc Corp's existing offices. The five year forecast reflected a gradual increase in profitability (both in terms of return on average assets and return on average equity) attributable to improvement in efficiency and increased non-interest income. The projected data for the five year forecast beginning in 1998 through 2002 included the following (per share prices have been restated to adjust for the three-for-one stock split paid on February 5, 1998):

                          1998      1999       2000       2001      2002
                           (Dollars in thousands, except per share data)

Total assets          $ 81,000   $ 92,000   $100,000   $104,000   $108,000
Loans                 $ 56,500   $ 62,150   $ 67,300   $ 71,000   $ 74,800
Deposits              $ 61,000   $ 66,411   $ 73,477   $ 76,466   $ 80,286
Borrowings            $ 12,372   $ 17,382   $ 17,578   $ 18,000   $ 17,500
Stockholders equity   $  6,403   $  6,814   $  7,351   $  7,914   $  8,514
Net income            $    384   $    521   $    657   $    693   $    740
Dividends             $    110   $    100   $    120   $    130   $    140

Return on assets          0.50%      0.60%      0.68%      0.68%      0.70%
Return on equity          7.09%      7.88%      9.28%      9.08%      9.01%
Efficiency ratio         77.00%     70.00%     66.00%     65.00%     64.00%
Net interest margin       3.03%      3.02%      3.02%      3.02%      3.06%

Earnings per share    $   0.51   $   0.69   $   0.88   $   0.92   $   0.99
Book value per share  $   8.54   $   9.09   $   9.80   $  10.55   $  10.92

     Two of the remaining four institutions indicated in late July that, due to other corporate activities, they were not in a position to consider an acquisition at the time, one of which became subject to acquisition shortly thereafter. The other two interested parties, Niagara Bancorp and the institution which previously communicated its interest, submitted written expressions of interest for review by the long range planning committee at its July 27, 1999 meeting, with both parties indicating similar cash proposals. Both interested parties also addressed their intentions with regard to organizational structure, benefits, operational considerations, conditions and termination provisions. In view of the similarity of the expressions of interest and the indicated price levels, and in comparison to the estimated value of alternative strategies and the comparable transactions analysis, the long range planning committee authorized the opportunity for both interested parties to conduct due diligence of Albion Banc Corp. during the first week of August at an offsite location. The due diligence included tax returns, Board and committee minutes, examinations, certain loan files and other information. The purpose of such due diligence was to allow the interested parties the opportunity to refine their expressions of interest. The long range planning committee met on August 10, 1999 to review the higher revised expressions of interest, which again revealed similar pricing by both parties. With the long range planning committee's authorization, on August 10, 1999, RP Financial invited each interested party to reevaluate its expression of interest over the course of the next day, which resulted in Niagara Bancorp's price indication of $15.75 per share in cash being the highest price.

     The long range planning committee convened a meeting on August 12, 1999 to review the revised expressions of interest, and made the recommendation to the Albion Banc Corp. board of directors to pursue the negotiations of a definitive agreement with Niagara Bancorp. On August 12, 1999, the Albion Banc Corp. board of directors met to review the recommendations of the long range planning committee and the events leading up to the receipt of the expressions of interest. The board of directors then authorized Albion Banc Corp.'s financial and legal advisors to conduct negotiations of a definitive merger agreement with Niagara Bancorp. Active negotiations took place over the next two weeks through August 30, 1999, following receipt of the first draft of the merger agreement from Niagara Bancorp on August 13, 1999. Two black-lined drafts of the merger agreement were provided to each of the Albion Banc Corp. directors during the period leading up to August 30, 1999. On August 30, 1999, the Albion Banc Corp. board of directors met to review RP Financial's updated analysis and RP Financial's opinion that the proposed merger was fair to the stockholders of Albion Banc Corp. from a financial point of view. The board of directors then reviewed the merger agreement.
The Albion Banc Corp. board of directors subsequently voted unanimously to approve the merger agreement. The agreement was signed by both Albion Banc Corp. and Niagara Bancorp at the conclusion of the meeting of the Albion Banc Corp. board of directors at the end of the day on August 30, 1999.

Albion Banc Corp.'s Reasons for the Merger and Recommendation of its Board of Directors

     In forming its opinion to approve the merger agreement, the board of directors of Albion Banc Corp. considered a number of factors, including the following:

     . The Albion Banc Corp. board of directors considered that the merger price exceeded the estimated value that could be realized by Albion Banc Corp. stockholders over the intermediate term pursuant to the existing business plan and alternative strategies in view of current resources and the market area served, given the rapidly changing nature of banking, competition and delivery systems;

     . The comparatively low profitability of Albion Banc Corp. given its small size, limited products and services and the intense nature of local competition, and the resulting expectation for earnings growth to fall below targeted levels;

     . The comparatively low return on equity and limited dividend growth prospects;

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



     . The historically limited liquidity of Albion Banc Corp.'s stock despite the listing on the Nasdaq SmallCap Market;

     . The community orientation of Niagara Bancorp in western New York and the broader array of products and services which can be offered through Albion Federal's offices to existing customers and to the local communities served following a merger with Niagara Bancorp;

     . The expression of interest by the other interested institution which reflected a lower acquisition price;

     . The return to stockholders who purchased stock in Albion Banc Corp.'s initial public offering in 1993; and

     . The opinion of RP Financial that the transaction is fair to Albion Banc Corp.'s stockholders from a financial point of view.

     In making its determination, the board of directors of Albion Banc Corp. did not assign any relative or specific weights to the factors that it considered.

     Generally, the board of directors concluded that in the long term Albion Banc Corp. could not produce stockholder value in excess of the merger price, and that the merger price was fair, from a financial point of view, to Albion Banc Corp.'s stockholders. After careful and thorough consideration of the merger agreement, the factors discussed above and the opinion of RP Financial, the board of directors of Albion Banc Corp. unanimously approved and adopted the merger agreement as being in the best interests of Albion Banc Corp. and its stockholders. Accordingly, the board of directors of Albion Banc Corp. unanimously recommends that you vote for the approval and adoption of the merger agreement.

Opinion of Albion Banc Corp.'s Financial Advisor

     The board of directors of Albion Banc Corp. retained RP Financial in April 1999 to evaluate the financial merits of various strategic options, including potential strategic mergers with other regional financial institutions, and to render its opinion with respect to any transaction from a financial point of view to Albion Banc Corp. stockholders in the event Albion Banc Corp. entered into an agreement to be acquired. In requesting RP Financial's advice and opinion, the board of directors of Albion Banc Corp. did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial might wish to conduct to enable it to give its opinion. RP Financial has delivered to Albion Banc Corp. its written opinion, dated August 30, 1999, and its updated opinion as of December 17, 1999, to the effect that, based upon and subject to the matters set forth therein, as of the date thereof, the consideration to be received by stockholders of Albion Banc Corp. in the merger is fair to the holders of Albion Banc Corp. common stock from a financial point of view.

      RP Financial was selected by Albion Banc Corp. to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes, particularly its expertise in connection with mergers and acquisitions of financial institutions, including savings institutions, and their respective holding companies. RP Financial was engaged by Albion Banc Corp. on April 27, 1999, pursuant to terms set forth in an engagement letter. RP Financial estimates that it will receive from Albion Banc Corp. total professional fees of approximately $60,000, of which approximately $57,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the merger. In addition, Albion Banc Corp. has agreed to indemnify and hold harmless, to the fullest extent permitted by law, RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under the engagement letter from and against any and all losses, claims, damages and liabilities, joint or several, that RP

Financial may become obligated to pay, to which RP Financial may become subject or for which RP Financial may become liable, in connection with any of the services rendered pursuant to or matters that are the subject or arise out of the services rendered pursuant to the engagement letter. Albion Banc Corp. will be under no obligation to indemnify or hold harmless RP Financial if a court of competent jurisdiction determines by a final nonappealable judgment that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder is an indemnifiable cost payable by Albion Banc Corp. at the normal hourly professional rate chargeable by such employee. Albion Banc Corp. is required to pay for or reimburse the reasonable expenses, including attorney's fees, incurred by RP Financial in advance of the final disposition of any proceeding within 30 days of the receipt of such request if RP Financial furnishes Albion Banc Corp.:

     (i) a written statement of RP Financial's good faith belief that it is entitled to indemnification; and

     (ii) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

     In rendering this opinion, RP Financial reviewed the following material:

     (1)    the merger agreement, dated August 30, 1999, including exhibits;

     (2)    the following information for Albion Banc Corp. and Albion
            Federal:

            (a) audited financial statements for the fiscal years ended December 31, 1993 through 1998, and

            (b) shareholder, regulatory and internal financial and other reports through September 30, 1999 -- all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk, liquidity risk and operations;

     (3) discussions with Albion Banc Corp.'s management regarding past and current business, operations, financial condition, and future prospects;

     (4) an analysis of the pro forma impact of alternative strategies as an independent institution;

     (5) competitive, economic and demographic characteristics in the local market area;

     (6) the potential impact of regulatory and legislative changes on savings institutions;

     (7) the financial terms of other recently completed and pending acquisitions of savings institutions in New York, regionally and nationally with similar characteristics;

     (8)    the indications of interest received by other interested parties;
            and

     (9) Niagara Bancorp's financial condition as of September 30, 1999 regarding the perceived ability to complete the merger from a cash and capital perspective.

     In the past, RP Financial has provided services to Lockport Savings Bank. In particular, RP Financial was engaged by Lockport Savings Bank in October 1997, in conjunction with the mutual holding company reorganization and stock offering completed in the Spring of 1998, to provide the related independent appraisal services and business planning services. RP Financial received remuneration of $62,500 for these services, plus reimbursement of out-of-pocket expenses. RP Financial has not been engaged by Niagara Bancorp or Lockport Savings Bank for any other matter.

     In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Albion Banc Corp. which was furnished by Albion Banc Corp. to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic and demographic data. Albion Banc Corp. did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Albion Banc Corp.

     RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on Niagara Bancorp that would have a material adverse effect on the ability of the merger to be consummated as set forth in the merger agreement.

     RP Financial's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of August 30, 1999, and December 17, 1999; events occurring after the most recent date could materially affect the assumptions used in preparing the opinion.

     In connection with rendering its opinion dated August 30, 1999, and updated as of December 17, 1999, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the merger consideration was to some extent subjective based on the experience and judgment of RP Financial, and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of Albion Banc Corp., as well as RP Financial's experience in securities valuation, its knowledge of financial institutions and its experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to Albion Banc Corp. and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

     Comparable Transactions Analysis.   RP Financial compared the merger on
the basis of acquisition pricing multiples or ratios of reported earnings, book value, tangible book value, assets and tangible book premium to core deposits of Albion Banc Corp. implied by the merger consideration to be paid to the holders of Albion Banc Corp. common stock with the same ratios in two groups of pending and completed acquisitions of publicly-traded and non-publicly traded thrifts and thrift holding companies from 1997 to the August 30, 1999 opinion: all MidAtlantic thrifts with assets less than $500 million (MidAtlantic Thrift Group); and all thrifts with assets less than $150 million with equity/assets ratios less than 10% (Small Thrift Group). The median acquisition pricing multiples or ratios at announcement for these two groups are set forth below:

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



                               MidAtlantic    Small         Acquisition
                                 Thrift      Thrift              of
                                 Group(1)    Group(1)   Albion Banc Corp.(2)
                                 --------    --------   --------------------

Price/Book                       165.81%     168.67%           182.50%
Price/Tangible Book              166.50%     169.30%           182.50%
Price/Earnings (Trailing
   12 Months)                     26.60x      20.83x            40.38x
Price/Assets                      18.28%      12.06%            15.07%
Tangible Book Premium/
   Core Deposits                  10.95%       7.13%             9.52%
-------------------
(1) Includes pending and completed acquisition transactions announced 1997 to present.
(2)   As of or for the 12 months ended June 30, 1999.

      In comparison to the MidAtlantic Thrift Group medians, Albion Banc Corp. was smaller, had a lower capital level, reported lower profitability prior to the merger announcement both in terms of return on average assets and return on equity and maintained lower non-performing assets and a more favorable reserve coverage ratio. In comparison to the Small Thrift Group medians, Albion Banc Corp. was similarly-sized, had a higher capital level, reported similar profitability on a return on average assets basis but a lower return on average equity and maintained lower non-performing assets and a more favorable reserve coverage ratio. Albion Banc Corp.'s acquisition pricing multiples or ratios based on the merger consideration for price/earnings, price/book, price/tangible book, price/assets and tangible book premium/core deposits are consistent with or higher than the respective median of these two groups, based on Albion Banc Corp.'s financial statements as of or for the 12 months ended June 30, 1999: 40.38 times fully diluted earnings; 182.50 percent of reported and tangible book value; 15.07 percent of assets; and 9.52 percent tangible book premium on core deposits.

     No company or transaction used in this composite is identical to Albion Banc Corp. or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading values of the securities of the company or companies to which they are being compared.

      Discounted Cash Flow Analysis. In applying the discounted cash flow analysis, RP Financial estimated the present value of both future dividends over a five year period and a terminal value at the end of the fifth year, reflecting alternative strategies in comparison to a continuation of Albion Banc Corp.'s recent operating strategy, growth and profitability. Such strategies included: diversification of revenues through the introduction of commercial lending and increasing non-interest income through expanding less traditional products and services; wholesale leveraging; capital management strategies; de novo branching; and a secondary offering. The price/tangible book value and price/earnings multiples utilized to determine the terminal value range were derived from the comparable transaction analyses discussed above. The cash flows were then discounted to present value based on a 15 percent to 20 percent discount rate taking into consideration the earnings capitalization rate of publicly-traded thrifts, the treasury yield curve (i.e., the risk-free rate) and perceived investment risks, with the higher discount rate applied to the higher risk alternative strategies evaluated.
The merger consideration exceeds the upper end of the range of discounted cash flows based on these alternative scenarios.

     The dollar amounts per share of the discounted cash flow analyses ranged from $12.35 per share to $15.06 per share, as follows for each of the scenarios analyzed:

              Base Case                              $12.57
              De Novo Branching                      $12.96
              Acquisition of an Insurance Agency     $13.06
              Emphasizing Higher Yielding Loans      $15.06
              Emphasizing Higher Fee Income          $13.37
              Wholesale Leveraging                   $13.87
              Stock Repurchases                      $14.34
              Increased Cash Dividend                $12.73
              Secondary Offering                     $12.35

     The opinion of RP Financial is directed toward the consideration to be received by Albion Banc Corp. stockholders and does not constitute a recommendation to any Albion Banc Corp. shareholder to vote in favor of approval of the merger agreement. The full text of the RP Financial opinion which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken is set forth as Appendix B to this proxy statement and should be read in its entirety by stockholders of Albion Banc Corp. RP Financial has consented to the inclusion and description of its written opinion in this proxy statement.

Dissenters' Appraisal Rights

     Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted by the Delaware Court of Chancery. Albion Banc Corp. stockholders electing to receive dissenters' rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Albion Banc Corp. will require strict compliance with the statutory procedures. A copy of Section 262 is attached as Appendix C.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a Albion Banc Corp. stockholder in order to dissent from the merger and perfect the stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement.

     Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Albion Banc Corp.'s notice to its stockholders of the availability of dissenters' rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your dissenters' rights you should carefully review the text of Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy both of the following conditions:

          1. You must deliver to Albion Banc Corp. a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

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



          2. You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

      If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Albion Banc Corp. common stock as provided for in the merger agreement but will have no dissenters' rights of appraisal with respect to your shares of Albion Banc Corp. common stock.

      All demands for appraisal should be addressed to the Corporate Secretary, Albion Banc Corp., 48 North Main Street, Albion, New York 14411, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Albion Banc Corp. common stock. The demand must reasonably inform Albion Banc Corp. of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

     To be effective, a demand for appraisal by a holder of Albion Banc Corp. common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

     If you hold your shares of Albion Banc Corp. common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

      Within ten days after the effective date of the merger, Niagara Bancorp must give written notice that the merger has become effective to each Albion Banc Corp. stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date, either Niagara Bancorp or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Niagara Bancorp does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to file such a petition within the period specified could nullify your previously written demand for appraisal.

     At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Albion Banc Corp. common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Niagara Bancorp, Niagara Bancorp will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      After determination of the stockholders entitled to appraisal of their shares of Albion Banc Corp. common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

      In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of the shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

      Costs of the appraisal proceeding may be imposed upon Niagara Bancorp and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her Albion Banc Corp. common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

     In view of the complexity of Section 262, Albion Banc Corp. stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Regulatory Approvals

     Completion of the merger of Albion Banc Corp. into Niagara Bancorp and the merger of Albion Federal into Lockport Savings is subject to a number of regulatory approvals and consents. The acquisition of Albion Federal by Niagara Bancorp is subject to the approval of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York under the Bank Holding Company Act. Niagara Bancorp filed a request for a waiver of this application requirement on October 18, 1999. The merger of Albion Federal into Lockport Savings is subject to the prior approval of the FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Lockport Savings filed an application with the FDIC on October 18, 1999. The merger of Albion Federal into Lockport Savings also requires advance notice to the Office of Thrift Supervision.

     Further, under New York law, the merger of Albion Federal into Lockport Savings is subject to the prior approval of the Superintendent of Banks. Lockport Savings filed a copy of the plan of bank merger and copies of the proceedings of the respective boards of directors with the Superintendent of Banks on October 18, 1999.

     Under the Community Reinvestment Act of 1977, the FDIC and the Federal Reserve System must take into account the record of performance of Lockport Savings and Albion Federal in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Lockport Savings received a "satisfactory" rating and Albion Federal received a "satisfactory" rating during their last respective federal Community Reinvestment Act examinations.

     In addition, a period of 15 to 30 days must expire following approval by the FDIC and the Federal Reserve System, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Albion Bancorp believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorney General of the State of New York will not challenge the merger, or if such proceeding is instituted or challenge is made, as to the result of the challenge.

     The merger of Albion Banc Corp. into Niagara Bancorp and the merger of Albion Federal into Lockport Savings cannot proceed in the absence of the requisite regulatory approvals. See "-- The Merger Agreement -- Conditions to the Merger" and "--Termination of the Merger Agreement." There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the merger agreement and described under "-- The Merger Agreement -- Conditions to the Merger."

     Niagara Bancorp is not aware of any other regulatory approvals that would be required for completion of the merger or the merger of Albion Federal into Lockport Savings, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by Albion Banc Corp. stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

     The merger agreement provides that if the merger has not been consummated by May 31, 2000, the merger agreement may be terminated by Niagara Bancorp or Albion Banc Corp. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the merger agreement by Albion Banc Corp.'s stockholders, there can be no assurance that the merger will be consummated by May 31, 2000. In addition, should regulatory approval require any material change, a resolicitation of stockholders may be required if regulatory approval is obtained after shareholder approval of the merger agreement.

The Merger Agreement

     The following discussion describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated into this proxy statement by reference.

     Terms of the Merger. The merger agreement provides for a business combination in which Albion Banc Corp. will merge into Niagara Merger Subsidiary and thereafter the merged entity will merge into Niagara

Bancorp. Niagara Bancorp will be the surviving corporation in the merger. The current directors and officers of Albion Banc Corp. will cease to be directors and officers of Albion Banc Corp. upon completion of the merger. Under the merger agreement, Niagara Bancorp has the right to revise the structure of the transaction so long as the revised structure does not change the amount or kind of consideration being paid to Albion Banc Corp. stockholders, adversely affect the tax consequences to stockholders, or materially delay or impede the receipt of any required regulatory approval.

     As a result of the merger, except as noted below, each outstanding share of Albion Banc Corp. common stock will become exchangeable for a cash payment
equal to $15.75.   If there is a change in the capitalization of Albion Banc
Corp. as a result of a stock split, stock dividend, reclassification, recapitalization or other similar transaction, the amount of the merger consideration will be equitably adjusted. Shares held directly or indirectly by Niagara Bancorp and shares held by Albion Banc Corp. as treasury stock will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either Albion Banc Corp. or Niagara Bancorp in a fiduciary capacity or in satisfaction of a
debt previously contracted.   Holders of shares for which dissenters' rights
of appraisal have been exercised will be entitled only to the rights granted by Section 262 of the Delaware General Corporation Law.

     Under the merger agreement, each outstanding stock option granted under Albion Banc Corp.'s stock option plans will be canceled at the consummation of the merger and the option holder will receive a cash payment equal to the number of shares of Albion Banc Corp. common stock subject to the option multiplied by an amount equal to the difference between the merger consideration and the exercise price of the option.

     In connection with the merger, Lockport Savings and Albion Federal have entered into a plan of merger under which Lockport Savings and Albion Federal will merge, with Lockport Savings being the surviving bank. It is the intention of Lockport Savings to operate the former offices of Albion Federal as offices of Lockport Savings. The bank merger agreement between Albion Federal and Lockport Savings may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the merger agreement is terminated.

     When the Merger Will be Completed. The closing of the merger will take place no later than 15 days after the satisfaction or waiver of all of the conditions to the merger contained in the merger agreement, unless Niagara Bancorp and Albion Banc Corp. agree to another date. On the date of the closing, Niagara Bancorp will file a certificate of merger with the Delaware Secretary of State. The merger will become effective at the time stated in the certificate of merger. At the effective time of the merger, Albion Federal will be merged into Lockport Savings.

     Albion Banc Corp. expects to complete the merger in the first quarter of 2000. However, we cannot guarantee when or if the required approval will be obtained. Furthermore, either party may terminate the merger agreement if, among other reasons, the merger has not been completed on or before May 31, 2000, unless failure to complete the merger by that time is due to the breach of any representation, warranty or covenant by the party seeking to terminate.

     Surrender of Certificates.   Within ten calendar days after the
completion of the merger, an exchange agent designated by Niagara Bancorp will mail to each former holder of record of Albion Banc Corp. common stock a letter with instructions on how to exchange Albion Banc Corp. stock certificates for the cash merger consideration.

     Please do not send in your Albion Banc Corp. stock certificates until you receive the letter of transmittal and instructions from the exchange agent and have completed the transmittal materials accordingly. Do not return your stock certificates with the enclosed proxy.

     After you mail the letter of transmittal and your stock certificates to the exchange agent, your check will be mailed to you. The Albion Banc Corp. certificate(s) you surrender will be canceled. You will not be entitled to receive interest on any cash to be received in the merger.

     In the event of a transfer of ownership of any shares of Albion Banc Corp. common stock that has not been registered in the transfer records of Albion Banc Corp., a check for the cash to be received in the merger may be issued to the person who holds such shares if the certificate representing such shares is presented to the exchange agent with documents that are sufficient in the reasonable discretion of Niagara Bancorp and the exchange agent:

          1.     to evidence and effect such transfer, and

          2. to evidence that all applicable stock transfer taxes have been paid.

     After the completion of the merger, there will be no further transfers of Albion Banc Corp. common stock. Albion Banc Corp. stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

     Any portion of the cash to be paid in the merger or the proceeds of any investments thereof that remains unclaimed by the stockholders of Albion Banc Corp. for 12 months after the effective date will be repaid by the exchange agent to Niagara Bancorp. If you have not complied with the procedures regarding payment for shares in accordance with the merger agreement after that time you can only look to Niagara Bancorp for payment of the cash you are entitled to receive in exchange for your shares and this payment will not include any interest.

     If your Albion Banc Corp. stock certificate(s) have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The exchange agent will send you instructions on how to provide such evidence and any additional requirements that need to be satisfied.

     Conduct of Business Pending the Merger. Pursuant to the merger agreement, Albion Banc Corp. has agreed to use its best efforts to preserve its business organization intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist.

     In addition, Albion Banc Corp. has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or with the written consent of Niagara Bancorp. In addition, Albion Banc Corp. has agreed in the merger agreement that it may not, without the written consent of Niagara Bancorp, among other things:

      1.     amend or change its certificate of incorporation or bylaws;

      2. change the number of shares of its capital stock or issue any option relating to its capital stock or split, or reclassify any shares of capital stock, or declare or pay any dividend or other distribution in respect of capital stock, other than the quarterly cash dividend of $.03 per share, or redeem or otherwise acquire any shares of capital stock, except for shares of Albion Banc Corp. common stock that may be issued upon the exercise of options identified in the merger agreement as outstanding as of the date of the merger agreement;

      3. except pursuant to the arrangements identified in the merger agreement, grant any severance or termination pay to, or enter into any new or amend any existing employment agreement with, or increase the compensation of any employee, officer or director of Albion Banc Corp., except for normal increases in the ordinary course of business consistent with past practice;

      4. implement any new employee plan, or materially amend any existing plan except to the extent such amendments do not result in an increase in cost, or contribute to any employee benefit plan other than in amounts and in a manner consistent with past practice;

      5.     engage in any merger, acquisition or similar transaction;

      6. sell or dispose of any capital stock or assets other than in the ordinary course of business;

      7. take any action which would result in any of its representations and warranties becoming untrue as of a later date;

      8.     change any accounting practices;

      9. waive, grant or transfer any material rights of value or materially modify or change any existing material agreement or indebtedness other than in the ordinary course of business, consistent with past practice;

      10. purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;

      11. make any new loan or renew loans in excess of $50,000 except for loans secured by one-to-four family properties;

      12. except as set forth in the schedules to the merger agreement, enter into or modify any other transaction with any affiliate;

      13.    enter into any interest rate swap or similar arrangement;

      14. except for the execution of the merger agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

      15. change any policies regarding the extension of credit or establishment of reserves;

      16. make any capital expenditures of over $25,000 individually or $50,000 in the aggregate; and

      17. purchase or sell assets or incur liabilities other than in the ordinary course of business.

      See Article V of the merger agreement, which is attached to this proxy statement as Appendix A, for additional restrictions on the conduct of business of Albion Banc Corp. pending the merger.

      Agreement Not to Solicit Other Offers. Albion Banc Corp. has agreed not to seek to have an outside third party try to buy a material interest in Albion Banc Corp. or its subsidiaries. Generally, an effort by Albion Banc Corp. to obtain an offer to engage in a merger or similar business combination, buy at least 20% of Albion Banc Corp.'s assets or 20% of Albion Banc Corp.'s stock, or a public announcement to enter into an agreement to do any of these things, would violate this covenant. Despite Albion Banc Corp.'s agreement not to solicit other offers, the Albion Banc Corp. board of directors may generally enter into discussions or negotiations with anyone who makes an unsolicited, written bona fide proposal to acquire Albion Banc Corp. that is a financially superior proposal to that of Niagara Bancorp. For the Albion Banc Corp. board to enter into negotiations on a superior proposal, it would also have to first determine that their fiduciary duties obligate them to do so. If Albion Banc Corp. does enter into negotiations with a third party regarding a superior proposal, it has to notify Niagara Bancorp and provide Niagara Bancorp with information about the other party and its proposal. The Albion Banc

Corp. board of directors may also withdraw or modify its recommendation for the merger and enter into a business combination with a third party if, after consulting with independent legal counsel, the board determines in good faith that doing so is necessary for it to comply with its fiduciary duties to stockholders.

     Conditions to the Merger.   The obligations of Niagara Bancorp and Albion
Banc Corp. to consummate the merger are subject to the satisfaction or mutual waiver at or prior to the effective date of the following conditions, among others:

     1.     the taking of all required corporate action;

     2. the obligations and covenants required by the merger agreement to be performed at or prior to the closing date shall have been performed and complied with in all material respects;

     3. each of the representations and warranties in the merger agreement shall be true and correct in all material respects;

     4. the receipt of all required approvals of the merger by regulatory authorities without the imposition of unduly burdensome conditions and the expiration or termination of all notice and waiting periods required thereunder;

     5. there is no order in effect that enjoins or prohibits consummation of the merger;

     6. the receipt of opinions of counsel in form and substance reasonably satisfactory to Niagara Bancorp and Albion Banc Corp.;

     7. the receipt of an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. that, among other things, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of the Internal Revenue Code of 1986, as amended; and

     8. the approval of the merger agreement by the stockholders of Albion Banc Corp.

     The obligations of Niagara Bancorp under the merger agreement also shall be subject to satisfaction of the condition that since December 31, 1998, there shall not have occurred any "material adverse effect", as defined in the merger agreement, on the assets, financial condition or results of operations of Albion Banc Corp.

     The obligations of Albion Banc Corp. under the merger agreement also shall be subject to satisfaction of the condition that Niagara Bancorp shall deposit with the exchange agent, an amount of cash equal to the total amount of cash that the Albion Banc Corp. stockholders will receive on the merger effective date.

     For a complete description of all of the conditions to the obligations of the parties to effect the merger, see Article VI of the merger agreement, which is attached to this proxy statement as Appendix A.

     Termination of the Merger Agreement. The merger agreement may be terminated on or at any time prior to the closing date by the mutual written consent of the parties to the merger agreement. In addition, the merger agreement may be terminated by Niagara Bancorp or Albion Banc Corp:

     1. if there is a material breach of any representation, warranty, covenant or other obligation that results in a material adverse effect to the breaching party, and the breach is not remedied within 30 days after receipt of a written notice requesting that it be remedied;

     2. if the closing date has not occurred before May 31, 2000, unless the failure to close is because of the failure of the party seeking to terminate the merger agreement to perform or observe its agreements under the merger agreement; or

     3. if either party has been informed in writing by a regulatory authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure to receive such approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its agreements under the merger agreement; or

     4. if the approval of the stockholders of Albion Banc Corp. has not been obtained. If the merger agreement is terminated it shall generally become void, and there shall be no further liability on the part of Albion Banc Corp. or Niagara Bancorp to the other, except for any liability arising out of any willful breach of any provision of the merger agreement.

     Also, the merger agreement may be terminated by Niagara Bancorp if the board of directors of Albion Banc Corp. withdraws its recommendation of the merger agreement; fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Niagara Bancorp; or enters into an agreement to be acquired by another party.

     Representations and Warranties Made by Albion Banc Corp. and Niagara Bancorp in the Merger Agreement. Both Niagara Bancorp and Albion Banc Corp. have made certain customary representations and warranties to each other relating to their businesses. For information on these representations and warranties, please refer to the merger agreement, which is attached to this proxy statement as Appendix A. The representations and warranties of Albion Banc Corp. must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on Albion Banc Corp.'s business, financial condition or results of operations. See "-- Conditions to the Merger."

     Amendment of Merger Agreement. The merger agreement may be amended by the respective boards of directors of the parties at any time before or after approval of the merger agreement by Albion Banc Corp.'s stockholders. Unless required by law, no amendment of the merger agreement effected after the merger agreement is approved by Albion Banc Corp.'s stockholders shall require any further stockholder approval.

     Waiver of Performance of Obligations. Either of the parties to the merger agreement may, by a signed writing, give any consent, take any action with respect to the termination of the merger agreement or otherwise, or waive any of the inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement.

     Interests of Certain Persons in the Merger. Some members of Albion Banc Corp.'s directors and officers may have interests in the merger that are in addition to, or different from the interests of stockholders. The Albion Banc Corp. board was aware of these interests and considered them in approving the merger agreement.

      Stock Ownership. The directors and executive officers of Albion Banc Corp., together with their affiliates, beneficially owned a total of 179,014 shares of Albion Banc Corp. common stock (representing 23.77% of all outstanding shares of Albion Banc Corp. common stock) as of the December 10, 1999 record date. The directors and executive officers will receive the same consideration in the merger for their shares as the other stockholders of Albion Banc Corp.

      Indemnification of Albion Banc Corp. and Albion Federal Directors and Officers Against Claims. Niagara Bancorp has agreed to indemnify and hold harmless each present and former director and officer of Albion Banc Corp. and Albion Federal from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent allowed under Delaware law and Albion Banc Corp.'s certificate of incorporation as in effect at the time of closing. This indemnification includes but is not limited to liability arising out of the transactions contemplated by the merger agreement. Niagara Bancorp has also agreed to advance any costs to each of these persons as they are incurred. Niagara Bancorp has also agreed to pay up to 150% of the current annual premium to maintain directors' and officers' liability insurance coverage for the benefit of Albion Bancorp's directors and officers for three years following consummation of the merger.

      Conversion of Stock Options. At the merger effective date, each option granted by Albion Banc Corp. to purchase shares of Albion Banc Corp. common stock issued and outstanding pursuant to the 1993 Stock Option Plan, whether or not such option is exercisable on the merger effective date, will be converted into the right to receive in cash an amount equal to the difference (if a positive number) between $15.75 and the exercise price of each option multiplied by the number of shares of Albion Banc Corp. common stock subject to the option. As of September 30, 1999, the directors and executive officers of Albion Banc Corp. held options to purchase a total of 40,835 shares of Albion Banc Corp. common stock. The following table reflects the number of options, the weighted average exercise price of the options and the amounts payable to each director and executive officer upon cancellation of their stock options based on the per share merger consideration of $15.75.

                            Number of         Weighted Average
 Name of Director     Securities Underlying   Exercise Price    Net Proceeds
or Executive Officer   Unexercised Options      Per Share   Through Conversion
--------------------   -------------------      ----------  ------------------

James H. Keeler              2,190                $3.33           $27,200
Richard A. Pilon             2,190                 3.33            27,200
Robert R. Brown II           2,190                 3.33            27,200
Delores L. Giarrizzo         2,190                 3.33            27,200
Harold P. Kludt              2,190                 3.33            27,200
Chriss M. Andrews            2,190                 3.33            27,200
Jeffrey S. Rheinwald        13,025                 3.33           161,771
John S. Kettle               6,000                 5.79            59,760
Marie A. Rice                7,170                 3.33            89,051
Kathleen Dold                1,500                 5.79            14,940

     Existing Employment Agreement. Albion Banc Corp. is a party to an employment agreement with its chief executive officer, Jeffrey S. Rheinwald, which provides Mr. Rheinwald with a severance payment and continuation of his employee benefits for one year if he is terminated following a "change in control" of Albion Banc Corp or Albion Federal, as defined in the agreement. The merger will constitute a change in control of Albion Banc Corp. and Albion Federal and following Mr. Rheinwald's termination of employment after completion of the merger, he will be entitled to a severance payment in the amount of approximately $120,000.

      Advisory Board of Directors. At the effective date, Niagara Bancorp will establish an Albion Federal advisory board of directors comprised of the current members of Albion Banc Corp.'s board of directors. The advisory board shall be maintained for at least two years after the completion of the merger and will meet at least quarterly. Each member of the advisory board will receive a fee of $250 per meeting.

      Employee Matters. Other than the establishment of the Albion Federal advisory board discussed above, no director or officer of Albion Banc Corp. has entered into an employment agreement or understanding with Niagara Bancorp for employment or services following the consummation of the merger. The following is a discussion of the Albion Banc Corp. benefits plans in connection with the consummation of the merger.

      Severance Plan. Following the merger, any former employee of Albion Banc Corp. or Albion Federal whose employment is terminated, other than for cause, shall be provided with severance benefits in accordance with the Albion Federal severance plan in effect on the date of execution of the merger agreement.

      Employee Benefit Plans. To the extent permitted by applicable law, the employee pension and welfare benefit plans of Albion Federal will continue to be maintained separately, terminated or consolidated with Lockport Savings' benefit plans, at the election of Niagara Bancorp. In the event of consolidation or termination of any or all of the Albion Federal benefit plans, Albion Federal employees who continue to work for Niagara Bancorp or Lockport Savings will receive credit for service under any Niagara Bancorp benefit plan in which the continuing employee would be eligible to enroll for purposes of eligibility and vesting but not for benefit accrual purposes. Niagara Bancorp will make health coverage available to continuing employees on the same basis as is provided to other employees of Niagara Bancorp. In the event of termination or consolidation of any Albion Banc Corp. health plan with any Niagara Bancorp health plan, full time continuing employees who were eligible for continued coverage under the terminated or consolidated plan will have immediate coverage of any pre-existing condition. Albion Banc Corp. employees whose employment has been terminated, and their qualified beneficiaries, or continuing employees who do not satisfy the requirements for coverage under the Niagara Bancorp health plans, will have the right to continued health care coverage provided by law.

      Employee Stock Ownership Plan.   Prior to the consummation of the
merger, Albion Federal will terminate its ESOP. After consummation of the merger, the ESOP will repay the outstanding balance of its loan and allocate any surplus cash to the accounts of ESOP participants in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the ESOP.

Accounting Treatment

      Niagara Bancorp will account for the merger under the purchase method of accounting. This means that Niagara Bancorp and Albion Banc Corp. will be treated as one company as of the date of the merger and Niagara Bancorp will record the fair market value of Albion Banc Corp.'s assets less liabilities on its financial statements. Niagara Bancorp will record any difference between the purchase price and the fair value of Albion Banc Corp.'s identifiable net assets as goodwill.

Expenses and Termination Fee

      Except as otherwise provided in the merger agreement, Niagara Bancorp and Albion Banc Corp. will each pay their own expenses in connection with the merger and the merger of Albion Federal into Lockport Savings. In addition, if the merger agreement is terminated because the board of directors of Albion Banc Corp. has either failed to recommend approval of the merger to Albion Banc Corp.'s stockholders or has recommended against approval of the merger because of the receipt by Albion Banc Corp. of an acquisition proposal from a third party, Albion Banc Corp. shall pay Niagara Bancorp, concurrently with such termination, a termination fee of $619,000.

                               OTHER MATTERS

      The Albion Banc Corp. board of directors is not aware of any business to come before the Albion Banc Corp. special meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the Albion Banc Corp. special meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                     WHERE YOU CAN FIND MORE INFORMATION

      Albion Banc Corp. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy such reports, statements and information at the Securities and Exchange Commission's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Reports, proxy statements and other information filed by Albion Banc Corp. are also available on the Internet at the Securities and Exchange Commission's World Wide Web site at http://www.sec.gov.

      The Securities and Exchange Commission allows Albion Banc Corp. to "incorporate by reference" information into this proxy statement/ prospectus, which means that Albion Banc Corp. can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained directly in the proxy statement. This document incorporates by reference the following documents that Albion Banc Corp. has filed with the Securities and Exchange Commission:

      1. Management's discussion and analysis of financial condition and results of operations on Pages 4 to 16 of Albion Banc Corp.'s 1998 annual report to stockholders;

      2. Albion Banc Corp.'s annual report on Form 10-KSB for the year ended December 31, 1998;

      3. Albion Banc Corp.'s quarterly reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

      4.     Albion Banc Corp.'s current report on Form 8-K dated September
             10, 1999.

      A copy of Albion Banc Corp.'s annual report to stockholders for the year ended December 31, 1998 and its quarterly report on Form 10-QSB for the quarter ended September 30, 1999, accompanies this proxy statement. Albion Banc Corp. incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this proxy statement and the date of the special meeting. These include periodic reports, such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K, as well as proxy statements.

      Documents incorporated by reference are available from Albion Banc Corp. without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this proxy statement/prospectus. Stockholders of Albion Banc Corp. may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Laura L. Marek, Corporate Secretary, Albion Banc Corp. 48 North Main Street, Albion, New York 14411 (telephone number: (716) 589-5501). In order to ensure timely delivery of the documents, any request should be made by January 5, 2000.
     Niagara Bancorp has supplied all information contained or incorporated by reference in this proxy statement relating to Niagara Bancorp and Albion Banc Corp. has supplied all information contained in this proxy statement relating to Albion Banc Corp.

      You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated December 17, 1999. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders should not create any implication to the contrary.

                            STOCKHOLDER PROPOSALS

      In the event that the merger is not approved by stockholders at the special meeting, Albion Banc Corp. expects it would hold its 2000 annual meeting of stockholders in April 2000. Any proposal intended to be presented by any stockholder for action at the 2000 annual meeting of stockholders must have been received by the Corporate Secretary of Albion Banc Corp. at Albion Banc Corp.'s main office at 48 North Main Street, Albion, New York 14411, no later than November 23, 1999 in order to be eligible for inclusion in Albion Banc Corp's proxy materials for the 2000 Annual Meeting of Stockholders. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

      If a stockholder wishes to present a proposal at Albion Banc Corp.'s annual meeting, the stockholder must give advance notice to Albion Banc Corp. not less than 30 nor more than 60 days prior to the meeting unless less than 31 days notice is given, in which case the stockholder must give notice to Albion Banc Corp. within 10 days after disclosure of the meeting date. Albion Banc Corp.'s Certificate of Incorporation specifies the information that must accompany notice of a stockholder proposal. Copies of the Certificate of Incorporation may be obtained from the Corporate Secretary of Albion Banc Corp.

               APPENDIX A -- AGREEMENT AND PLAN OF MERGER

                       AGREEMENT AND PLAN OF MERGER

                              By and Between

                          NIAGARA BANCORP, INC.,

                     NIAGARA MERGER SUBSIDIARY, INC.,

                           LOCKPORT SAVINGS BANK

                                   And

                             ALBION BANC CORP.

                                   And

               ALBION FEDERAL SAVINGS AND LOAN ASSOCIATION

                       Dated as of August 30, 1999

                       AGREEMENT AND PLAN OF MERGER

                            TABLE OF CONTENTS

                                                                       Page

                                ARTICLE I
                           CERTAIN DEFINITIONS

Section 1.01  Definitions............................................... 2


                               ARTICLE II
                      THE MERGER AND RELATED MATTERS

Section 2.01  Effects of Merger; Surviving Corporation.................. 7
Section 2.02  Conversion of Shares...................................... 8
Section 2.03  Exchange Procedures....................................... 8
Section 2.04  Stock Options.............................................10

                              ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF ABC AND ALBION FEDERAL

Section 3.01  Organization..............................................10
Section 3.02  Capitalization............................................11
Section 3.03  Authority; No Violation...................................12
Section 3.04  Consents..................................................12
Section 3.05  Financial Statements......................................13
Section 3.06  Taxes.....................................................13
Section 3.07  No Material Adverse Effect................................14
Section 3.08  Contracts.................................................14
Section 3.09  Ownership of Property; Insurance Coverage.................15
Section 3.10  Legal Proceedings.........................................16
Section 3.11  Compliance With Applicable Law............................16
Section 3.12  ERISA.....................................................17
Section 3.13  Brokers, Finders and Financial Advisors...................19
Section 3.14  Environmental Matters.....................................19
Section 3.15  Loan Portfolio............................................20
Section 3.16  Information to be Supplied................................22
Section 3.17  Securities Documents......................................22
Section 3.18  Related Party Transactions................................22
Section 3.19  Schedule of Termination Benefits..........................22
Section 3.20  Deposits..................................................23

Section 3.21  Antitakeover Provisions Inapplicable......................23
Section 3.22  Fairness Opinion..........................................23
Section 3.21  Year 2000.................................................23

                              ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF LOCKPORT SAVINGS
                          AND NIAGARA BANCORP

Section 4.01  Organization..............................................24
Section 4.02  Authority; No Violation...................................24
Section 4.03  Consents..................................................25
Section 4.04  Financial Statements......................................26
Section 4.05  Compliance With Applicable Law............................26
Section 4.06  Information to be Supplied................................26
Section 4.07  Year 2000.................................................27
Section 4.08  Financing.................................................27
Section 4.09  Regulatory Approvals......................................27

                               ARTICLE V
                       COVENANTS OF THE PARTIES

Section 5.01  Conduct of ABC's Business.................................28
Section 5.02  Access; Confidentiality...................................31
Section 5.03  Regulatory Matters and Consents...........................32
Section 5.04  Taking of Necessary Action................................33
Section 5.05  Certain Agreements........................................33
Section 5.06  No Other Bids and Related Matters.........................35
Section 5.07  Duty to Advise; Duty to Update ABC's Disclosure Schedules.36
Section 5.08  Conduct of Niagara Bancorp's Business.....................36
Section 5.09  Board and Committee Minutes...............................36
Section 5.10  Undertakings by ABC and Niagara Bancorp...................37
Section 5.11  Employee and Termination Benefits; Directors and
                Management..............................................39
Section 5.12  Duty to Advise; Duty to Update Niagara Bancorp's
                Disclosure Schedules....................................40
Section 5.13  Bank and Related Merger Transactions......................41

                              ARTICLE VI
                              CONDITIONS

Section 6.01  Conditions to ABC's Obligations under this Agreement......41
Section 6.02  Conditions to Niagara Bancorp's Obligations under this
                Agreement...............................................43

                              ARTICLE VII
                   TERMINATION, WAIVER AND AMENDMENT

Section 7.01  Termination...............................................44
Section 7.02  Effect of Termination.....................................45

                             ARTICLE VIII
                             MISCELLANEOUS

Section 8.01  Expenses..................................................45
Section 8.02  Non-Survival of Representations and Warranties............46
Section 8.03  Amendment, Extension and Waiver...........................46
Section 8.04  Entire Agreement..........................................46
Section 8.05  No Assignment.............................................46
Section 8.06  Notices...................................................46
Section 8.07  Captions..................................................47
Section 8.08  Counterparts..............................................47
Section 8.09  Severability..............................................47
Section 8.10  Governing Law.............................................48
Section 8.11  Specific Performance......................................48

Exhibits:
Exhibit A           Form of Bank Merger Agreement
Exhibit B           Form of ABC Voting Agreement
Exhibit 6.1         Form of Opinion of Counsel for Niagara Bancorp
Exhibit 6.2         Form of Tax Opinion of Counsel for Niagara Bancorp
Exhibit 6.3         Form of Opinion of Counsel for ABC

                       AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 30, 1999, is by and among Niagara Bancorp, Inc., a Delaware corporation ("Niagara Bancorp"), Niagara Merger Subsidiary, Inc., a wholly-owned subsidiary of Niagara Bancorp incorporated under the laws of the State of Delaware ("Niagara Merger Subsidiary"), Lockport Savings Bank, a New York chartered savings bank ("Lockport Savings"), and Albion Banc Corp., a Delaware corporation ("ABC") and Albion Federal Savings and Loan Association, a federally chartered savings and loan association ("Albion Federal"). Each of Niagara Bancorp, Niagara Merger Subsidiary, Lockport Savings, Albion Federal and ABC is sometimes individually referred to herein as a "party," and Niagara Bancorp, Niagara Merger Subsidiary, Lockport Savings, Albion Federal and ABC are sometimes collectively referred to herein as the "parties."

                                 RECITALS

     WHEREAS, Niagara Bancorp, a registered bank holding company, with principal offices in Lockport, New York, owns all of the issued and outstanding capital stock of Lockport Savings, with principal offices in Lockport, New York.

     WHEREAS, ABC, a registered savings and loan holding company, with principal offices in Albion, New York, owns all of the issued and outstanding capital stock of Albion Federal, a federal savings and loan association organized under the laws of the United States, with principal offices in Albion, New York.

     WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable and in the best interests of the respective stockholders to consummate the business combination transaction contemplated herein in which:
(i) Niagara Merger Subsidiary, subject to the terms and conditions set forth herein, shall be merged with and into ABC, with ABC surviving the merger,
(ii) to be followed by the merger of ABC with and into Niagara Bancorp, with Niagara Bancorp surviving the merger (collectively referred to as the "Company Merger"), with the result that Albion Federal shall be a wholly-owned subsidiary of Niagara Bancorp, and (iii) Albion Federal shall be merged with and into Lockport Savings, with Lockport Savings surviving the merger (the "Bank Merger") (the Company Merger and the Bank Merger are sometimes collectively referred to as the "Merger"); and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, and the other transactions contemplated by this Agreement
(collectively, the "Merger Documents").

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                ARTICLE I
                           CERTAIN DEFINITIONS

     Section 1.01 Definitions. Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "ABC Common Stock" means the common stock of ABC described in Section 3.02(a).

     "ABC Disclosure Schedules" means the Disclosure Schedules delivered by ABC to Niagara Bancorp pursuant to Article III of this Agreement.

     "ABC Financials" means (i) the audited consolidated financial statements of ABC as of December 31, 1997 and 1998 and for the three years ended December 31, 1998, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of ABC as of each calendar quarter thereafter included in Securities filed by ABC.

      "ABC Regulatory Reports" means the Thrift Financial Reports of Albion Federal and accompanying schedules, as filed with the OTS, for each calendar quarter beginning with the quarter ended March 31, 1997, through the Closing Date, and all Annual, Quarterly and Current Reports filed on Form H-(b)11 with the OTS by ABC from March 31, 1997 through the Closing Date.

     "ABC Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by ABC or Albion Federal, except any corporation the stock of which is held in the ordinary course of the lending activities of ABC.

     "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     "Agreement" means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Niagara Bancorp, Niagara Merger Subsidiary and ABC.

     "Applications" means the applications for regulatory approval which are required by the transactions contemplated hereby.

     "Bank Merger" means the merger of Albion Federal with and into Lockport Savings, with Lockport Savings as the surviving institution.

     "Bank Merger Effective Date" shall mean the date, after the Bank Merger is approved by the Department, that all filings are made with the Department.

     "BHCA" means the Bank Holding Company Act of 1956, as amended.

     "BIF" means the Bank Insurance Fund administered by the FDIC.

     "Closing Date" means the date determined by Niagara Bancorp, in its sole discretion, upon five (5) days prior written notice to ABC, but in no event later than fifteen (15) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which Niagara Bancorp and ABC shall mutually agree.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company Merger" means the merger of Niagara Merger Subsidiary with and into ABC, with ABC surviving the merger, to be followed by the merger of ABC, as a wholly-owned subsidiary of Niagara Bancorp, with and into Niagara Bancorp, with Niagara Bancorp being the surviving corporation.

     "Department" means the State of New York Department of Banking.

     "DGCL" means the Delaware General Corporation Law.

     "Dissenters' Shares" means shares of ABC Common Stock that have not been voted in favor of approval of the Company Merger and with respect to which appraisal rights have been perfected in accordance with Section 262 of the DGCL.

     "DOL" means the U.S. Department of Labor.

     "Environmental Law" means any Federal or state law, statute, rule, regulation, code, order, judgement, decree, injunction, common law or agreement with any Federal or state governmental authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, hazardous substances, in each case as amended and now in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

     "Exchange Agent" means the entity selected by Niagara Bancorp and agreed to by ABC, as provided in Section 2.03(a) of this Agreement.

     "FDIA" means the Federal Deposit Insurance Act, as amended.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "FHLB" means the Federal Home Loan Bank.

     "FRB" means the Board of Governors of the Federal Reserve System.

     "GAAP" means generally accepted accounting principles as in effect at the relevant date and consistently applied.

     "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     "HOLA" means the Home Owners' Loan Act, as amended.

     "IRC" means the Internal Revenue Code of 1986, as amended.

     "IRS" means the Internal Revenue Service.

     "Loan Property" shall have the meaning given to such term in Section 3.14(b) of this Agreement.

     "Material Adverse Effect" shall mean, with respect to Niagara Bancorp or ABC, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the assets of Niagara Bancorp or ABC resulting from a change in interest rates generally, (ii) any individual or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in

GAAP, which change(s) affect(s) financial institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund, or (ii) expenses incurred in connection with this Agreement and the transactions contemplated thereby.

     "Merger Effective Date" means that date upon which the certificate of merger as to the merger of Niagara Merger Subsidiary with and into ABC is filed with the Delaware Office of the Secretary of State or as otherwise stated in the certificate of merger, in accordance with the DGCL.

     "Merger Consideration" has the meaning given to that term in Section 2.02(a)(i) of this Agreement.

     "Niagara Bancorp Common Stock" has the meaning given to that term in
Section 4.02(a) of this Agreement.

     "Niagara Bancorp Disclosure Schedules" means the Disclosure Schedules delivered by Niagara Bancorp to ABC pursuant to Article IV of this Agreement.

     "Niagara Bancorp Financials" means (i) the audited consolidated financial statements of Niagara Bancorp as of December 31, 1997 and 1998 and for the three years ended December 31, 1998, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Niagara Bancorp as of each calendar quarter thereafter included in Securities Documents filed by Niagara Bancorp.

     "Niagara Bancorp Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Niagara Bancorp or Lockport Savings, except any corporation the stock of which is held as security by Lockport Savings in the ordinary course of its lending activities.

     "OTS" means the Office of Thrift Supervision.

     "Participation Facility" shall have the meaning given to such term in
Section 3.14(b) of this Agreement.

     "Person" means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange
Act).

     "Proxy Statement" means the proxy statement, together with any supplements thereto, to be transmitted to holders of ABC Common Stock in connection with the transactions contemplated by this Agreement.

     "Regulatory Agreement" has the meaning given to that term in Section 3.11 of this Agreement.

     "Regulatory Authority" means any agency or department of any Federal or state government, including without limitation the Superintendent, OTS, the FDIC, the FRB, the SEC or the respective staffs thereof.

     "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

     "SAIF" means the Savings Association Insurance Fund, as administered by the FDIC.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

     "Securities Documents" means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

     "Securities Laws" means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

     "Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either Lockport Savings or Albion Federal, as the case may be, in the ordinary course of its lending activities.

     "Superintendent" means the Superintendent of Banks of the State of New York, and where appropriate includes the State of New York Banking Department and the Banking Board of the State of New York.

     "Surviving Corporation" has the meaning given to that term in Section 2.01(a)(i) of this Agreement.

                               ARTICLE II
                     THE MERGER AND RELATED MATTERS

     Section 2.01 Effects of Merger; Surviving Corporation.

     (a) (i) On the Merger Effective Date, ABC shall merge with and into Niagara Merger Subsidiary; the separate existence of Niagara Merger Subsidiary shall cease; ABC shall be the surviving corporation in the Merger (the "Surviving Corporation") and a wholly-owned subsidiary of Niagara Bancorp; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Niagara Merger Subsidiary shall be taken and deemed to be transferred to and vested in ABC, as the Surviving Corporation in the Merger, without further act or deed; all in accordance with the applicable laws of the State of Delaware.

             (ii) On the Merger Effective Date: the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as the Certificate of Incorporation of Niagara Merger Subsidiary, as in effect immediately prior to the Merger Effective Date; and the Bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the Bylaws of Niagara Merger Subsidiary, as in effect immediately prior to the Merger Effective Date, until thereafter altered, amended or repealed in accordance with applicable law.

             (iii) On the Merger Effective Date, the directors of Niagara Merger Subsidiary duly elected and holding office immediately prior to the Effective Date shall be the directors of the Surviving Corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

             (iv) On the Merger Effective Date, the officers of Niagara Merger Subsidiary duly elected and holding office immediately prior to the Effective Date shall be the officers of the Surviving Corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     (b) Notwithstanding any provision of this Agreement to the contrary, Niagara Bancorp may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the stockholders of ABC as a result of such modification, (ii) the Merger Consideration is not thereby changed in kind or reduced in amount because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or of the tax opinion required under Sections 6.02(d) and (i).

     2.02 Conversion of Shares. At the Merger Effective Date, by virtue of the Company Merger and without any action on the part of ABC or the holders of shares of ABC Common Stock:

             (i) Each outstanding share of ABC Common Stock issued and outstanding at the Merger Effective Date, except as provided in clause (a)
(ii) and (iii) of this Section, shall cease to be outstanding, shall cease to exist and shall be converted into the right to receive $15.75 in cash (referred to as the "Merger Consideration).

             (ii) Any shares of ABC Common Stock which are owned or held by either party hereto or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted) at the Merger Effective Date shall cease to exist, the certificates for such shares shall as promptly as practicable be canceled, such shares shall not be converted into the Merger Consideration, and no cash or shares of capital stock of Niagara Bancorp shall be issued or exchanged therefor.

             (iii) The Surviving Corporation shall pay for any Dissenters' Shares in accordance with Section 262 of the DGCL, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Section 262 of the DGCL with respect to any Dissenters' Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters' Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 2.02(a).

             (iv) Each share of Niagara Bancorp Common Stock issued and outstanding immediately before the Merger Effective Date shall remain an outstanding share of Common Stock of Niagara Bancorp.

             (v) The holders of certificates representing shares of ABC Common Stock (any such certificate being hereinafter referred to as a "Certificate") shall cease to have any rights as stockholders of ABC, except such rights, if any, as they may have pursuant to applicable law.

     2.03 Exchange Procedures.

     (a) As promptly as practicable after the Effective Date, and in any event within ten calendar days of the Merger Effective Date, an Exchange Agent designated by Niagara Bancorp shall mail to each holder of record of an outstanding share Certificate or Certificates a Letter of Transmittal containing instructions for the surrender of the Certificate or Certificates held by such holder for payment therefor. Upon surrender of the Certificate or Certificates to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal, such holder shall promptly receive in exchange therefor the Merger Consideration, without interest thereon.
Adequate provisions shall be made to permit Certificates to be surrendered in person to the Exchange Agent no later than the next business day after the Merger Effective Date. Approval of this Agreement by the stockholders of ABC shall constitute authorization for Niagara Bancorp to designate and appoint such Exchange Agent. Neither Niagara Bancorp nor the Exchange Agent shall be obligated to deliver the Merger Consideration to a former stockholder of ABC until such former stockholder surrenders his Certificate or Certificates or, in lieu thereof, any such appropriate affidavit of loss and indemnity agreement and bond as may be reasonably required by Niagara Bancorp.

     (b) If payment of the Merger Consideration is to be made to a person other than the person in whose name a Certificate surrendered in exchange therefore is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (c) On or prior to the Merger Effective Date, Niagara Bancorp shall deposit or cause to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the ABC stockholders shall be entitled to receive on the Merger Effective Date pursuant to Section
2.02 hereof.

     (d) The payment of the Merger Consideration upon the conversion of ABC Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such ABC Common Stock.

     (e) Promptly following the date which is twelve months after the Merger Effective Date, the Exchange Agent shall deliver to Niagara Bancorp all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of ABC Common Stock may surrender such Certificate to Niagara Bancorp and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefore the Merger Consideration multiplied by the number of shares of ABC Common Stock formerly represented by such Certificate, without any interest or dividends thereon.

     (f) After the close of business on the Merger Effective Date, there shall be no transfers on the stock transfer books of ABC of the shares of ABC Common Stock which are outstanding immediately prior to the Merger Effective Date, and the stock transfer books of ABC shall be closed with respect to such shares. If, after the Merger Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this
Article II.

     (g) In the event any certificate for ABC Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver (except as otherwise provided in Section 2.02(iii)) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of the fact by the holder thereof, the cash to be paid in the Company Merger as provided for herein; provided, however, that Niagara Bancorp may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such reasonable sum as Niagara Bancorp as indemnity against any claim that may be made against ABC, Niagara Bancorp or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     (h) Niagara Bancorp is hereby authorized to adopt additional rules and regulations with respect to the matters referred to in this Section 2.03 not inconsistent with the provisions of this Agreement and which do not adversely affect the stockholders of ABC.

     Section 2.04 Stock Options. At the Merger Effective Date, each option granted by ABC (an "ABC Option") to purchase shares of ABC Common Stock issued and outstanding pursuant to the 1993 Stock Option Plan (the "ABC Stock Option Plan"), whether or not such option is exercisable on the Merger Effective Date, shall, by reason of the Company Merger, cease to be outstanding and be converted into the right to receive in cash an amount equal to (i) the difference (if a positive number) between (A) $15.75 and (B) the exercise price of each such option multiplied by (ii) the number of shares of ABC Common Stock subject to the option.


                               ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF ABC AND ALBION FEDERAL

     ABC and Albion Federal represent and warrant to Niagara Bancorp and Lockport Savings that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the ABC Disclosure Schedules delivered by ABC to Niagara Bancorp on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. ABC and Albion Federal have made a good faith effort to ensure that the disclosure on each schedule of the ABC Disclosure Schedules corresponds to the section reference herein. However, for purposes of the ABC Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 3.01 Organization.

     (a) ABC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. ABC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ABC.

     (b) Albion Federal is a federal savings association organized, validly existing and in good standing under the laws of the United States. Except as set forth in ABC DISCLOSURE SCHEDULE 3.01(b), Albion Federal is the only ABC Subsidiary. The deposits of Albion Federal are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Albion Federal. Each other ABC Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

     (c) Albion Federal is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein.

     (d) Except as disclosed in ABC DISCLOSURE SCHEDULE 3.01(d), the respective minute books of ABC and each ABC Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (e) Prior to the date of this Agreement, ABC has made available to Niagara Bancorp true and correct copies of the certificate of incorporation and bylaws of ABC and Albion Federal.

     Section 3.02 Capitalization.

     (a) The authorized capital stock of ABC consists of 3,000,000 shares of common stock, $0.01 par value ("ABC Common Stock"), of which 753,058 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 500,000 shares of preferred stock, $0.01 par value ("ABC Preferred Stock"), of which no shares are outstanding. There are 39,105 shares of ABC Common Stock held by ABC as treasury stock. Neither ABC nor any ABC Subsidiary has or is bound by any Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ABC Common Stock, or any other security of ABC or any securities representing the right to vote, purchase or otherwise receive any shares of ABC Common Stock or any other security of ABC, other than shares issuable under the ABC Stock Option Plan and other than as set forth in reasonable detail in the ABC DISCLOSURE SCHEDULE 3.02(a). ABC DISCLOSURE SCHEDULE 3.02(a) sets forth the name of each holder of options to purchase ABC Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the vesting dates, and the exercise price relating to the options held.

     (b) Except as provided in ABC DISCLOSURE SCHEDULE 3.02(b), ABC owns all of the capital stock of Albion Federal, free and clear of any lien or encumbrance. Except for the ABC Subsidiaries, ABC does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of ABC Subsidiaries, equity interests held by ABC Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of ABC Subsidiaries, including stock in the FHLB of New York.

     (c) To ABC's knowledge, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in
Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of ABC Common Stock, except as disclosed in the ABC DISCLOSURE SCHEDULE 3.02(c).

     Section 3.03 Authority; No Violation.

     (a) ABC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ABC and the completion by ABC and Albion Federal of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of ABC and Albion Federal and, except for approval of the shareholders of ABC and Albion Federal, no other corporate proceedings on the part of ABC are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ABC, and the Bank Merger has been duly and validly approved by the Board of Directors of Albion Federal, and subject to approval by the shareholders of ABC and receipt of the required approvals of Regulatory Authorities described in Section 4.03 hereof, constitutes the valid and binding obligations of ABC and Albion Federal, enforceable against ABC and Albion Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Albion Federal, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by ABC, (B) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 4.03 hereof and ABC's and Niagara Bancorp's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by ABC and Albion Federal with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of ABC or any ABC Subsidiary or the charter and bylaws of Albion Federal; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ABC or any ABC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ABC or Albion Federal under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which ABC or Albion Federal is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on ABC and the ABC Subsidiaries taken as a whole.

     Section 3.04 Consents. Except for the consents, waivers, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 4.03 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of ABC and Albion Federal, no consents, waivers or approvals of, or filings or registrations with, any governmental authority are necessary, and, to ABC's knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by ABC, and (b) the completion by ABC and Albion Federal of the transactions contemplated hereby. ABC has no reason to believe that (i) any required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or any filing which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 3.05 Financial Statements.

     (a) ABC has previously made available to Niagara Bancorp the ABC Regulatory Reports. The ABC Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of ABC as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) ABC has previously made available to Niagara Bancorp the ABC Financials. The ABC Financials have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of ABC and the ABC Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

     (c) At the date of each balance sheet included in the ABC Financials or the ABC Regulatory Reports, ABC did not have, or will not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ABC Financials or ABC Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 3.06 Taxes. ABC and the ABC Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). ABC has duly filed all federal, state and material local tax returns required to be filed by or with respect to ABC and all ABC Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from ABC and any ABC Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of ABC or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where ABC or any of its Subsidiaries do not file tax returns that ABC or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in ABC's DISCLOSURE SCHEDULE 3.06, ABC and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. ABC and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and ABC and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

     Section 3.07. No Material Adverse Effect. ABC and the ABC Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 1998.

     Section 3.08.  Contracts.

     (a) Except as set forth in ABC DISCLOSURE SCHEDULE 3.08(a), neither ABC nor any ABC Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of ABC or any ABC Subsidiary, except for "at will" arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of ABC or any ABC Subsidiary;
(iii) any collective bargaining agreement with any labor union relating to employees of ABC or any ABC Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by ABC or Albion Federal; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which ABC or any ABC Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers' acceptances, advances from the FHLB of New York, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Niagara Bancorp or any Niagara Bancorp Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom, in any material respect, of ABC or Albion Federal to engage in any type of banking or bank-related business which ABC or Albion Federal is permitted to engage in under applicable law as of the date of this Agreement.
                                     14

     (b) True and correct copies of agreements, plans, contracts, arrangements and instruments referred to in Section 3.08(a), have been made available to Niagara Bancorp on or before the date hereof, are listed on ABC DISCLOSURE SCHEDULE 3.08(a) and are in full force and effect on the date hereof and neither ABC nor any ABC Subsidiary (nor, to the knowledge of ABC, any other party to any such contract, plan, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument. Except as set forth in the ABC DISCLOSURE SCHEDULE 3.08(b), no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. Except as set forth in ABC DISCLOSURE SCHEDULE 3.08(b), none of the employees (including officers) of ABC or any ABC Subsidiary, possess the right to terminate their employment and receive or be paid (or cause ABC or any ABC Subsidiary to accrue on their behalf) benefits solely as a result of the execution of this Agreement or the consummation of the transactions contemplated thereby. Except as set forth in ABC DISCLOSURE SCHEDULE 3.08(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which ABC or any ABC Subsidiary is a party or under which ABC or any ABC Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in ABC DISCLOSURE SCHEDULE 3.08(b), no such agreement, plan, contract, or arrangement
(x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of ABC or any ABC Subsidiary or upon the occurrence of a subsequent event; or (y) requires ABC or any ABC Subsidiary to provide a benefit in the form of ABC Common Stock or determined by reference to the value of ABC Common Stock. No such agreement, plan or arrangement with respect to officers or directors of ABC or to its employees, provides for benefits which may cause an "excess parachute payment" or the disallowance of a federal income tax deduction under IRC Section 280G.

     Section 3.09  Ownership of Property; Insurance Coverage.

     (a) Except as disclosed in ABC DISCLOSURE SCHEDULE 3.09, ABC and the ABC Subsidiaries have good and, as to real property, marketable title to all material assets and properties owned by ABC or any ABC Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ABC Regulatory Reports and in the ABC Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB of New York, inter-bank credit facilities, or any transaction by an ABC Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. ABC and the ABC Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by ABC and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in ABC DISCLOSURE SCHEDULE 3.09, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the ABC Financials.

     (b) With respect to all material agreements pursuant to which ABC or any ABC Subsidiary has purchased securities subject to an agreement to resell, if any, ABC or such ABC Subsidiary, as the case may be, has a lien or security interest (which to ABC's knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) ABC and each ABC Subsidiary currently maintains insurance considered by ABC to be reasonable for their respective operations, in accordance with good business practice. ABC has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by ABC under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years ABC has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. ABC DISCLOSURE
SCHEDULE 3.09 identifies all policies of insurance maintained by ABC and each ABC Subsidiary.

     Section 3.10 Legal Proceedings. Except as disclosed in ABC DISCLOSURE
SCHEDULE 3.10, neither ABC nor any ABC Subsidiary is a party to any, and there are no pending or, to the best of ABC's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature
(i) against ABC or any ABC Subsidiary, (ii) to which ABC or any ABC Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of ABC to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on ABC and the ABC Subsidiaries, taken as a whole.

     Section 3.11 Compliance With Applicable Law.

     (a) ABC and ABC Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect on ABC and the ABC Subsidiaries, taken as a whole.

     (b) Except as disclosed in ABC DISCLOSURE SCHEDULE 3.11, neither ABC nor any ABC Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that ABC or any ABC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ABC or any ABC Subsidiary; (iii) requiring or threatening to require ABC or any ABC Subsidiary, or indicating that ABC or any ABC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of ABC or any ABC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ABC or any ABC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither ABC nor any ABC Subsidiary has consented to or entered into any currently effective Regulatory Agreement, except as set forth in ABC DISCLOSURE SCHEDULE 3.11. The most recent regulatory rating given to Albion Federal as to compliance with the Community Reinvestment Act ("CRA") is satisfactory or better.

     Section 3.12 ERISA.

     (a) ABC's DISCLOSURE SCHEDULE 3.12 contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of ABC or any of its Subsidiaries (hereinafter collectively referred to as the "ABC Employee Plans"). If such plan, contract, agreement or arrangement is funded through a trust or third party funding vehicle, such as an insurance contract, a copy of the trust or other funding arrangement (including all amendments thereto) and the latest financial statements thereof.

     All of the ABC Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the IRC upon ABC or any of its Subsidiaries.

     No liability under Title IV of ERISA has been incurred by ABC or any of its Subsidiaries with respect to any ABC Employee Plan which is subject to Title IV of ERISA, or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) ("ABC Pension Plan") currently or formerly maintained by ABC or any entity which is considered one employer with ABC under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an "ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to ABC or any ERISA Affiliate of incurring a liability under such Title. No ABC Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each ABC Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such ABC Pension Plan as of the end of the most recent plan year with respect to the respective ABC Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such ABC Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under
Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither ABC nor any ERISA Affiliate has provided, or is required to provide, security to any ABC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither ABC nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Except as set forth in ABC DISCLOSURE
SCHEDULE 3.12(a), neither ABC, nor any ERISA Affiliate, nor any ABC Employee Plan, including any ABC Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which ABC, any ERISA Affiliate, and any ABC Employee Plan, including any ABC Pension Plan any such trust or any trustee or administrator thereof, could be subject to either a civil liability or penalty pursuant to
Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the IRC.

     (b) Each ABC Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (an "ABC Qualified Plan") has received a favorable determination letter from the IRS, and ABC and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to ABC's knowledge, threatened litigation, administrative action or proceeding relating to any ABC Employee Plan. There has been no announcement or commitment by ABC or any of its Subsidiaries to create an additional ABC Employee Plan, or to amend any ABC Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such ABC Employee Plan; and, except as specifically identified in ABC's DISCLOSURE SCHEDULES, ABC and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any ABC Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or
Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to each ABC Employee Plan, ABC has supplied to Niagara Bancorp a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such ABC Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such ABC Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such ABC Employee Plan, if the ABC Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such ABC Employee Plan is an ABC Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

     (c) No compensation payable by ABC and any ABC Subsidiary to any of their employees under any ABC Employee Plan (including by reason of the transactions contemplated hereby) will be subject to disallowance under
Section 162(m) of the IRC.

     Section 3.13 Brokers, Finders and Financial Advisors. Except for ABC's
engagement of   RP Financial, LC. ("RP") in connection with transactions
contemplated by this Agreement, neither ABC nor any ABC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in ABC DISCLOSURE SCHEDULE 3.13, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the ABC Financials.

     Section 3.14. Environmental Matters.

     (a) With respect to ABC and each of the ABC Subsidiaries, and except as set forth in ABC DISCLOSURE SCHEDULE 3.14:

             (i) Each of ABC and its Subsidiaries, the Participation Facilities, and, to ABC's knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

             (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to ABC's knowledge, threatened, before any court, governmental agency or board or other forum against it or any of the ABC Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the ABC Subsidiaries or any Participation Facility;

             (iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to ABC's knowledge threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or ABC or any of the ABC Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

             (iv) To ABC's knowledge, the properties currently owned or operated by ABC or any of the ABC Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

             (v) Neither ABC nor any of the ABC Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

             (vi) To ABC's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by ABC or any of the ABC Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by ABC or any of the ABC Subsidiaries or any Participation Facility; and

             (vii) To ABC's knowledge, during the period of (s) ABC's or any of the ABC Subsidiaries' ownership or operation of any of their respective current properties or (t) ABC's or any of the ABC Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To ABC's knowledge, prior to the period of (x) ABC's or any of the ABC Subsidiaries' ownership or operation of any of their respective current properties or (y) ABC's or any of the ABC Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

     (b) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     Section 3.15. Loan Portfolio.

     (a) With respect to each loan owned by ABC or any of the ABC Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of
ABC:

             (i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

             (ii) neither ABC nor any of the ABC Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

             (iii) ABC or any ABC Subsidiary is the sole holder of legal and beneficial title to each Loan (or ABC's applicable participation interest, as applicable), except as otherwise referenced on the books and records of ABC;

             (iv) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

             (v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of ABC and its Subsidiaries;

             (vi) there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan, except as otherwise disclosed by documents in the applicable Loan file; and

             (vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as otherwise disclosed by documents in the applicable Loan file.

     (b) The allowance for possible losses reflected in ABC's audited statement of condition at December 31, 1998 was, and the allowance for possible losses shown on the balance sheets in ABC's Securities Documents for periods ending after December 31, 1998 have been and will be, adequate, as of the dates thereof, under GAAP.

     (c) ABC's DISCLOSURE SCHEDULE 3.15 sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of ABC and the ABC Subsidiaries that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import as of June 30, 1999. The other real estate owned ("OREO") included in any non-performing assets of ABC or any of the ABC Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current

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management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

     Section 3.16. Information to be Supplied. The information to be provided by ABC for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed to ABC shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by ABC for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     Section 3.17. Securities Documents. ABC has made available to Niagara Bancorp copies of its (i) annual reports on Form 10-K for the years ended December 31, 1998, 1997 and 1996, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1999, 1998 and 1997. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

      Section 3.18. Related Party Transactions. Except as disclosed in ABC DISCLOSURE SCHEDULE 3.18, or as described in ABC's Proxy Statement distributed in connection with the 1999 annual meeting of shareholders (which has previously been provided to Niagara Bancorp), neither ABC nor any ABC Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of ABC or any ABC Affiliate. Except as disclosed in ABC DISCLOSURE SCHEDULE 3.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on ABC DISCLOSURE SCHEDULE 3.18, no loan or credit accommodation to any Affiliate of ABC or any ABC Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither ABC nor any ABC Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by ABC is inappropriate.

     Section 3.19. Schedule of Termination Benefits.  ABC DISCLOSURE SCHEDULE
3.19 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, excluding any options to acquire ABC Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by ABC or any ABC Subsidiary for the benefit of officers or directors of ABC or any ABC Subsidiary (the "Benefits Schedule"), assuming their employment or service is terminated as of December 31, 1999 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans.

     Section 3.20. Deposits. None of the deposits of ABC or any ABC Subsidiary is a "brokered" deposit as defined in 12 U.S. Code Section 1831f(g).

     Section 3.21. Antitakeover Provisions Inapplicable. Except as set forth on ABC DISCLOSURE SCHEDULE 3.21, the transactions contemplated by this Agreement are not subject to any applicable state takeover law.

     Section 3.22. Fairness Opinion. ABC has received a written opinion from RP to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of ABC pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     Section 3.23. Year 2000. (a)Each of ABC and each ABC Subsidiary has adopted a plan (in each case, a "Year 2000 Plan") requiring testing, information-gathering and other procedures to conform to the deadlines and material requirements and guidelines applicable to it as a provider of services using Information Technology and imposed by any Bank Regulator or the Federal Financial Institutions Examination Council ("FFIEC"), to cause such Information Technology to be Year 2000 Compliant (such deadlines, material requirements and guidelines, as they may be in effect from time to time, being referred to in this Agreement as the "Year 2000 Regulatory Requirements").

     (b) Each of ABC and each ABC Subsidiary has taken appropriate actions and has committed the resources reasonably necessary or otherwise appropriate to comply with its Year 2000 Plan in a timely manner. Such actions (including the testing and information-gathering procedures) have not produced any preliminary findings or other results which would indicate that the Information Technology will not be Year 2000 Compliant or that it will not be in compliance with the Year 2000 Regulatory Requirements; and it has not received any written notice or preliminary oral notice from a Regulatory Authority to one of its officers or senior executive employees with respect to any adverse action against it relating to Year 2000 Compliance.

     (c) Each of ABC and Albion Federal has taken appropriate actions to assure that Albion Federal has, and will continue to have at all relevant points in time, adequate funds to meet anticipated loan and deposit customer demand in connection with the Year 2000 date change and related circumstances.

                               ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF LOCKPORT SAVINGS AND  NIAGARA BANCORP

     Niagara Bancorp and Lockport Savings represent and warrant to ABC and Albion Federal that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV),

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



except as set forth in the Niagara Bancorp Disclosure Schedules delivered by Niagara Bancorp to ABC on the date hereof. Niagara Bancorp and Lockport Savings have made a good faith effort to ensure that the disclosure on each schedule of the Niagara Bancorp Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the Niagara Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 4.01. Organization.

     (a) Niagara Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. Niagara Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Niagara Bancorp.

     (b) Lockport Savings is a stock savings bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposits of Lockport Savings are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Lockport Savings. Each other Niagara Bancorp Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

     (c) Lockport Savings is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein.

     (d) Prior to the date of this Agreement, Niagara Bancorp has delivered to ABC true and correct copies of the certificate of incorporation and bylaws of Niagara Bancorp.

     (e) Niagara Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with its principal executive offices in Lockport, New York. Niagara Merger Subsidiary is a wholly-owned subsidiary of Niagara Bancorp.

     Section 4.02 Authority; No Violation.

     (a) Niagara Bancorp and Niagara Merger Subsidiary have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Niagara Bancorp and Niagara Merger Subsidiary and the completion by Niagara Bancorp and Niagara Merger Subsidiary of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Niagara Bancorp and Niagara Merger Subsidiary and, no other corporate proceedings on the part of Niagara Bancorp or Niagara Merger Subsidiary are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Niagara Bancorp and Niagara Merger Subsidiary and, subject to receipt of the required approvals of Regulatory Authorities described in
Section 4.03 hereof, constitutes the valid and binding obligation of Niagara Bancorp and Niagara Merger Subsidiary, enforceable against Niagara Bancorp and Niagara Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

     (b) (A) The execution and delivery of this Agreement by Niagara Bancorp and Niagara Merger Subsidiary, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.03 hereof and ABC's and Niagara Bancorp's and Niagara Merger Subsidiary's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by Niagara Bancorp and Niagara Merger Subsidiary with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Niagara Bancorp or any Niagara Bancorp Subsidiary or the charter and bylaws of Lockport Savings; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Niagara Bancorp or any Niagara Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Niagara Bancorp, Niagara Merger Subsidiary or Lockport Savings under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Niagara Bancorp, Niagara Merger Subsidiary or Lockport Savings is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Niagara Bancorp.

     Section 4.03. Consents. Except for consents, approvals, filings and registrations from or with the Superintendent, FDIC, FRB, SEC, OTS and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of ABC, the filing of a certificate of merger with the Office of the Delaware Secretary of State pursuant to the DGCL, and the certificate of merger with the Secretary of State of the State of Delaware, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Niagara Bancorp and Niagara Merger Subsidiary, and (b) the completion by Niagara Bancorp and Niagara Merger Subsidiary of the transactions contemplated hereby. Niagara Bancorp has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Niagara Bancorp's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 4.04. Financial Statements.

     (a) Niagara Bancorp has made available to ABC the Niagara Bancorp Financials. The Niagara Bancorp Financials have been, or will be, prepared in accordance with GAAP and practices applied on a consistent basis throughout the periods covered by such statements, and (including the related notes where applicable) fairly present, or will fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Niagara Bancorp and the Niagara Bancorp Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

     Section 4.05. Compliance With Applicable Law.

     (a) Niagara Bancorp and the Niagara Bancorp Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Niagara Bancorp and its Subsidiaries taken as a whole.

     (b) Except as set forth in Niagara Bancorp DISCLOSURE SCHEDULE 4.05(b), neither Niagara Bancorp nor any Niagara Bancorp Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Niagara Bancorp or any Niagara Bancorp Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Niagara Bancorp or any Niagara Bancorp Subsidiary; (iii) requiring or threatening to require Niagara Bancorp or any Niagara Bancorp Subsidiary, or indicating that Niagara Bancorp or any Niagara Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Niagara Bancorp or any Niagara Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Niagara Bancorp or any Niagara Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Niagara Bancorp nor any Niagara Bancorp Subsidiary is a party to, nor has consented to any Regulatory Agreement. The most recent regulatory rating given to Lockport Savings as to compliance with the CRA is satisfactory or better.

     Section 4.06. Information to be Supplied. The information to be supplied by Niagara Bancorp for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed to ABC shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Niagara Bancorp for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     Section 4.07. Year 2000. (a)Each of Niagara Bancorp and each Niagara Bancorp Subsidiary has adopted a plan (in each case, a "Year 2000 Plan") requiring testing, information-gathering and other procedures to conform to the deadlines and material requirements and guidelines applicable to it as a provider of services using Information Technology and imposed by any Bank Regulator or the FFIEC, to cause such Information Technology to be Year 2000 compliant (such deadlines, material requirements and guidelines, as they may be in effect from time to time, being referred to in this Agreement as the "Year 2000 Regulatory Requirements").

     (b) Each of Niagara Bancorp and each Niagara Bancorp Subsidiary has taken appropriate actions and has committed the resources reasonably necessary or otherwise appropriate to comply with its Year 2000 Plan in a timely manner. Such actions (including the testing and information-gathering procedures) have not produced any preliminary findings or other results which would indicate that the Information Technology will not be Year 2000 compliant or that it will not be in compliance with the Year 2000 Regulatory Requirements; and it has not received any written notice or preliminary oral notice from a Regulatory Authority to one of its officers or senior executive employees with respect to any adverse action against it relating to Year 2000 compliance.

     (c) Each of Niagara Bancorp and Lockport Savings has taken appropriate actions to assure that the Lockport Savings has, and will continue to have at all relevant points in time, adequate funds to meet anticipated loan and deposit customer demand in connection with the Year 2000 date change and related circumstances.

     Section 4.08. Financing. As of the date hereof Niagara Bancorp has, and at the Merger Effective Date, Niagara Bancorp will have funds which are sufficient and available to meet its obligations under this Agreement and to consummate in a timely manner the transactions contemplated hereby and thereby, and Niagara Bancorp and Lockport Savings will not fail to meet their capital requirements as a result thereof.

     Section 4.09. Regulatory Approvals. Niagara Bancorp and Lockport Savings are not aware of any reason that they cannot obtain any of the approvals of regulatory authorities necessary to consummate the Merger and neither Niagara Bancorp nor Lockport Savings has received any advice or information from any regulatory authority indicating that such approvals will be denied or are doubtful.

                                ARTICLE V
                        COVENANTS OF THE PARTIES

     Section 5.01. Conduct of ABC's Business.

     (a) From the date of this Agreement to the Closing Date, ABC and each ABC Subsidiary will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Niagara Bancorp. ABC, Albion Federal, and each of the ABC Subsidiaries will use its reasonable good faith efforts, to (i) preserve their business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for themselves the good will of their customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Niagara Bancorp in writing (which approval will not be unreasonably delayed or withheld) or as contemplated or required by this Agreement, ABC will not, and ABC will not permit any ABC Subsidiary to:

     (i) amend or change any provision of its certificate of incorporation, charter, or bylaws;

     (ii) except as set forth in ABC DISCLOSURE SCHEDULE 5.01(a)(ii), change the number of authorized or issued shares of its capital stock or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, other than the quarterly cash dividend of $0.03 per share payable by ABC (with payment and record dates consistent with past practice) (it being the intention of the parties that the holders of ABC Common Stock shall not fail to receive a dividend if the Merger Effective Date occurs within fifteen days prior to a record date that would have been established consistent with past practice), or redeem or otherwise acquire any shares of capital stock, except that ABC may issue shares of ABC Common Stock upon the valid exercise, in accordance with the information set forth in ABC DISCLOSURE SCHEDULE 3.02, of presently outstanding options to acquire ABC Common Stock under the ABC Stock Option Plan;

     (iii) grant or agree to pay any bonus, severance or termination to, or enter into or amend any employment agreement, severance agreement, supplemental executive agreement, or similar agreement or arrangement with any of its directors, officers or employees, or increase in any manner the compensation or fringe benefits of any employee, officer or director, except as may be required pursuant to legally binding commitments existing on the date hereof and set forth on ABC DISCLOSURE SCHEDULES 3.08 and 3.12;

     (iv) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto,

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



in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice; or materially amend any ABC Employee Plan except to the extent such modifications or amendments do not result in an increase in cost;

     (v) except as otherwise provided in Section 5.06 of this Agreement, merge or consolidate ABC or any ABC Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of ABC or any ABC Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between ABC, or any ABC Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any ABC Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

     (vi) sell or otherwise dispose of the capital stock of ABC or sell or otherwise dispose of any asset of ABC or of any ABC Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of ABC or of any ABC Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, FHLB of New York advances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

     (vii) take any action which would result in any of the representations and warranties of ABC set forth in this Agreement becoming untrue as of any date after the date hereof (except as to any representation or warranty which specifically relates to an earlier date) or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

     (viii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating ABC;

     (ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which ABC or any ABC Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

     (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc;

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



     (xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $50,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $50,000, except for loans secured by one-to-four family residential real property (on the basis of and consistent with existing lending policies) and any commitment disclosed on the ABC DISCLOSURE SCHEDULE 5.01(a)(xi).

     (xii) except as set forth on the ABC DISCLOSURE SCHEDULE 5.01(a)(xii), enter into, renew, extend or modify any other transaction with any Affiliate;

     (xiii) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

     (xiv) except for the execution of, and as otherwise provided in, this Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a right of payment to any individual under any ABC Employee Plan;

     (xv) make any change in policies with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or in GAAP or by applicable regulatory authorities;

     (xvi) except as set forth in ABC DISCLOSURE SCHEDULE 5.01(a)(xvi), make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

     (xvii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

     (xviii) sell any OREO or loan (other than loans secured by one- to four-family real estate);

     (xix) incur any non-deposit liability in excess of $250,000 other than in the ordinary course of business consistent with past practice; or

     (xx)     agree to do any of the foregoing.

     For purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Niagara Bancorp prior to the date of this Agreement, it shall not be considered in the ordinary course of business for ABC or any ABC Subsidiary to do any of the following: (i) except as set forth in ABC DISCLOSURE SCHEDULE 5.01, make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by ABC or a ABC Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (ii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by ABC or any ABC Subsidiary of more than $10,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

     Section 5.02. Access; Confidentiality.

     (a) Each of ABC and the ABC Subsidiaries shall permit Niagara Bancorp and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, properties, operations, obligations and liabilities of ABC and its subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Niagara Bancorp may have a reasonable interest (provided that ABC shall not be required to provide access to any information that would violate its, or any ABC Subsidiary's, attorney-client privilege). ABC and Albion Federal shall make their respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Niagara Bancorp and its representatives. Albion Federal shall send to the Senior Vice President/Retail Banking of Lockport Savings copies of current rate sheets for all deposit and loan products on a timely basis. The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 28, 1999, among ABC and Niagara Bancorp (the "Confidentiality
Agreement").

     (b) Niagara Bancorp agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

     (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, ABC and each ABC Subsidiary shall permit employees of Niagara Bancorp reasonable access to information relating to problem loans, loan restructurings and loan work-outs of ABC and Albion Federal.

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     (d)     If the transactions contemplated by this Agreement shall not be consummated, ABC and Niagara Bancorp will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. ABC and Niagara Bancorp shall each give prompt written notice to the other party of any contemplated disclosure where such disclosure is so legally required.

     Section 5.03. Regulatory Matters and Consents.

     (a) Niagara Bancorp and Lockport Savings will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. Niagara Bancorp shall file the Applications within forty-five days of the date of this Agreement, or as soon thereafter as is practicable.

     (b) ABC will furnish Niagara Bancorp with all information concerning ABC and ABC Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Niagara Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

     (c) Niagara Bancorp and ABC will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by either party which is designated as confidential.

     (d) The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities. Niagara Bancorp will furnish ABC with (i) copies of all Applications prior to filing with any Regulatory Authority and provide ABC a reasonable opportunity to provide changes to such Applications, (ii) copies of all Applications filed by Niagara Bancorp and (iii) copies of all documents filed by Niagara Bancorp under the Exchange Act.

     (e) ABC and Niagara Bancorp will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it and its subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Proxy Statement and any report filed with the SEC) made by or on behalf of Niagara Bancorp or ABC to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.

     Section 5.04. Taking of Necessary Action.

     (a) Niagara Bancorp and ABC shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the transactions contemplated by this Agreement, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither ABC nor any ABC Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Niagara Bancorp, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Company Merger pursuant to this Agreement; provided that nothing herein contained shall preclude Niagara Bancorp or ABC from exercising its rights under this Agreement.

     (b) ABC shall prepare, subject to the review and consent of Niagara Bancorp with respect to matters relating to Niagara Bancorp and the transactions contemplated by this Agreement, a Proxy Statement to be filed by ABC with the SEC and to be mailed to the shareholders of ABC in connection with the meeting of its shareholders and transactions contemplated hereby, which Proxy Statement shall conform to all applicable legal requirements. The parties shall cooperate with each other with respect to the preparation of the Proxy Statement. ABC shall, as promptly as practicable following the preparation thereof, file the Proxy Statement with the SEC and ABC shall use all reasonable efforts to have the Proxy Statement mailed to stockholders as promptly as practicable after such filing. ABC will promptly advise Niagara Bancorp of the time when the Proxy Statement has been filed and mailed, or of any comments from the SEC or any request by the SEC for additional information.

     Section 5.05. Certain Agreements.

     (a) Niagara Bancorp shall maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policy maintained by ABC (provided that Niagara Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Closing Date; provided, however, that in no event shall Niagara Bancorp be required to expend pursuant to this Section
5.05 more than the amount equal to 150% of the current annual amount expended by ABC to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, ABC and Albion Federal each agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

     (b) From and after the Merger Effective Date, Niagara Bancorp agrees to indemnify, defend and hold harmless each present and former director and officer of ABC and its Subsidiaries determined as of the Closing Date (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Niagara Bancorp, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Merger Effective Date (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of ABC or any of its subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the fullest extent to which directors and officers of ABC are entitled under the DGCL, ABC's certificate of incorporation and bylaws, or other applicable law as in effect on the date hereof (and Niagara Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a Delaware corporation under the DGCL and ABC's certificate of incorporation and bylaws as in effect on the date hereof; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final disposition of such Claim. No indemnification shall be required under this
Section  5.05 if prohibited by applicable law.

     (c)     Any Indemnified Party wishing to claim indemnification under
Section 5.05(b), upon learning of any Claim, shall promptly notify Niagara Bancorp, but the failure to so notify shall not relieve Niagara Bancorp of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Niagara Bancorp. In the event of any Claim, (1) Niagara Bancorp shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Niagara Bancorp elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Niagara Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Niagara Bancorp shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided further that Niagara Bancorp shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (2) the Indemnified Parties will cooperate in the defense of any such Claim and (3) Niagara Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

     (d)     In the event Niagara Bancorp or any of is successors or assigns
(1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Niagara Bancorp assume the obligations set forth in this Section 5.05.

     (e) The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     Section 5.06. No Other Bids and Related Matters. From and after the date hereof until the termination of this Agreement, neither ABC, Albion Federal or any ABC Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by ABC or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and ABC shall notify Niagara Bancorp orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and of such inquiry or proposal promptly, provided, however, that nothing contained in this
Section 5.06 shall prohibit the Board of Directors of ABC from (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal, to acquire ABC or Albion Federal pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of ABC, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of ABC to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) is referred to herein as a "Superior Proposal") and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, ABC provides reasonable notice to Niagara Bancorp to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors of ABC, after consultation with and based upon the advice of independent legal counsel, determined in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving ABC or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of ABC or Albion Federal, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of ABC or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 5.07. Duty to Advise; Duty to Update ABC's Disclosure Schedules. ABC shall promptly advise Niagara Bancorp of any change or event having a Material Adverse Effect on it or on any ABC Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. ABC shall update ABC's DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the ABC DISCLOSURE SCHEDULES. The delivery of such updated Schedule shall not relieve ABC from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.02(c) hereof.

     Section 5.08. Conduct of Niagara Bancorp's Business. From the date of this Agreement to the Closing Date, Niagara Bancorp will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of Lockport Savings. From the date of this Agreement to the Closing Date, neither Niagara Bancorp nor Lockport Savings will (i) amend its certificate of incorporation, charter or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement; (ii) take any action which would result in any of the representations and warranties of Niagara Bancorp or Lockport Savings set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law; (iii) take any action which would or is reasonably likely to adversely effect or materially delay the receipt of the necessary approvals from the Regulatory Authorities; (iv) take action which would or is reasonably likely to materially and adversely affect Niagara Bancorp's ability to perform its covenants and agreements under this Agreement; (v) take any action that would result in any of the conditions to the Company Merger not being satisfied; or
(vi) agree to do any of the foregoing.

     Section 5.09. Board and Committee Minutes. ABC and Albion Federal shall each provide to Niagara Bancorp, within thirty (30) days after any meeting of their respective Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided to each party prior to the Closing Date.

     Section 5.10. Undertakings by ABC and Niagara Bancorp.

     (a)     From and after the date of this Agreement:

             (i) Voting by Directors. As promptly as practicable following execution of this Agreement, ABC's Directors shall each enter into the agreement set forth as Exhibit B to this Agreement;

             (ii) Proxy Solicitor. ABC shall retain a proxy solicitor in connection with the solicitation of shareholder approval of this Agreement;

             (iii) Timely Review. If requested by Niagara Bancorp at Niagara Bancorp's sole expense, ABC shall cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements as soon as is practicable thereafter;

             (iv) Outside Service Bureau Contracts. If requested to do so by Niagara Bancorp, ABC shall use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to ABC, on terms and conditions mutually acceptable to ABC and Niagara Bancorp;

             (v) Board Meetings. ABC and Albion Federal shall permit a representative of Niagara Bancorp to attend any meeting of ABC and/or Albion Federal's Board of Directors or the Executive Committees thereof (provided that neither ABC nor Albion Federal shall be required to permit the Niagara Bancorp representative to remain present during any confidential discussion of the Agreement and the transactions contemplated thereby).

             (vi) List of Nonperforming Assets. ABC shall provide Niagara Bancorp, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans; and

             (vii) Reserves and Merger-Related Costs. On or before the Effective Date, and at the request of Niagara Bancorp, ABC shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of ABC to those of Niagara Bancorp (as such practices and methods are to be applied to ABC from and after the Closing Date) and Niagara Bancorp's plans with respect to the conduct of the business of ABC following the Merger and otherwise to reflect Merger-related expenses and costs incurred by ABC, provided, however, that ABC shall not be required to take such action unless Niagara Bancorp agrees in writing that all conditions to closing set forth in Section 6.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Niagara Bancorp of the writing referred to in the preceding clause, ABC shall provide Niagara Bancorp a written statement, certified without personal liability by the chief executive officer of ABC and dated the date of such writing, that the representation made in Section 3.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by ABC or any ABC Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.01(b) hereof. No action shall be required to be taken by ABC pursuant to this Section 5.10(vii) if, in the opinion of ABC's independent auditors, such action would contravene GAAP.

             (viii) Shareholders Meeting. ABC shall submit this Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and, subject to the next sentence, its Boards of Director shall recommend approval of this Agreement to the ABC shareholders. The Board of Directors of ABC may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 5.06 of this Agreement, and only if such Board of Directors, after having consulted with and considered the written advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under Delaware law. ABC shall take all steps necessary in order to hold a special meeting of stockholders for the purpose of approving this Agreement within four months of the date of this Agreement, or as soon thereafter as is practicable. ABC shall promptly inform Niagara Bancorp of any shareholder who makes a written demand upon ABC for an appraisal of his shares of ABC Common Stock in connection with the Company Merger.

     (b) From and after the date of this Agreement, Niagara Bancorp and ABC shall each:

             (i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Proxy Statement, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger, and the transactions contemplated by this Agreement, (D) all other documents contemplated by this Agreement;

             (ii) Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

             (iv) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character
and location of its    properties and the nature of its business;

             (v) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

             (vi) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

             (vii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

     (c) For planning purposes, ABC shall, within 30 days from the date hereof, provide Niagara Bancorp with its estimated budget of transaction-related expenses reasonably anticipated to be payable by ABC in connection with its transaction based on facts and circumstances currently known, including the fee and expenses of counsel, accountants, investment bankers and other professionals. ABC shall promptly notify ABC if or when it determines that it will expect to exceed its budget; provided, however, that it is understood that ABC exceeding such budget, in and of itself, shall not constitute a breach of this Agreement. ABC has previously disclosed to Niagara Bancorp the method by which the fees of its investment bankers and counsel in connection with this transaction are to be determined. Promptly, but in any event within 30 days, after the execution of this Agreement, ABC shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. ABC shall accrue and/or pay all of such amounts as soon as possible. ABC shall request that its professionals render monthly invoices within 30 days after the end of each month. ABC shall notify Niagara Bancorp monthly of all out-of-pocket expenses which ABC has incurred in connection with this Agreement.

     Section 5.11. Employee and Termination Benefits; Directors and
Management.

     (a) Employee Benefits. Except as otherwise provided in Section 5.11(d) of this Agreement, as of or after the Merger Effective Date, and at Niagara Bancorp's election and subject to the requirements of the IRC, the ABC Employee Plans may continue to be maintained separately, or consolidated, or terminated. In the event of a consolidation of any or all of such plans or in the event of termination of any ABC Employee Plan, ABC employees who continue employment with Niagara Bancorp or any Niagara Bancorp Subsidiary ("Continuing Employees") shall receive credit for service with ABC (for purposes of eligibility and vesting determination but not for benefit accrual purposes) under any existing Niagara Bancorp benefit plan, or new Niagara Bancorp benefit plan in which such employees would be eligible to enroll. In the event of any termination or consolidation of any ABC health plan with any Niagara Bancorp health plan, Niagara Bancorp and/or Lockport Savings shall make available to Continuing Employees employer-provided health coverage on the same basis as it provides such coverage to Niagara Bancorp or Lockport Savings employees. In the event of any termination of or consolidation of any ABC health plan with any Niagara Bancorp health plan, all Continuing Employees who were covered under the terminated or consolidated plan shall have immediate coverage of any pre-existing condition. In the event of a termination or consolidation of any ABC health plan, terminated ABC employees and qualified beneficiaries will have the right to continue coverage under group health plans of Niagara Bancorp and/or Niagara Bancorp subsidiaries in accordance with IRC Section 4980B(f).

     (b) After the Merger Effective Date, any former employees of ABC or any ABC Subsidiary whose employment is terminated, other than for cause, shall be provided with severance benefits in accordance with ABC's severance policy, as described on ABC DISCLOSURE SCHEDULE 5.11(b), payable within seven days of termination. Terminated employees of Albion Federal who are qualified for positions available at Lockport Savings will be given preference in terms of applying for such positions.

     (c) Niagara Bancorp shall establish an Albion Federal Advisory Board of Directors to consist of those persons who currently serve on the ABC Board, and such persons shall commence service on the Advisory Board of Directors immediately following the Merger Effective Date. The Advisory Board shall be maintained for at least two years following the Merger Effective Date. James
H. Keeler shall serve as Chairman of the Advisory Board. The Advisory Board shall meet no less than quarterly and each board member shall receive a per meeting fee of $250.

     (d) The ABC Employee Stock Ownership Plan (the "ABC ESOP") shall be terminated as of, or prior to, the Merger Effective Date (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration), all outstanding ABC ESOP indebtedness shall be repaid, and the balance shall be allocated and distributed to ABC employees (subject to the receipt of a determination letter from the IRS), as provided for in the ABC ESOP and unless otherwise required by applicable law.

     (e) Niagara Bancorp shall honor the employment agreement set forth in ABC DISCLOSURE SCHEDULE 3.08(a) and shall make the payment required thereunder as set forth in ABC DISCLOSURE SCHEDULE 5.11(e), payable within fourteen days of termination.

     Section 5.12. Duty to Advise; Duty to Update Niagara Bancorp's Disclosure Schedules. Niagara Bancorp shall promptly advise ABC of any change or event having a Material Adverse Effect on it or on any Niagara Bancorp Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Niagara Bancorp shall update Niagara Bancorp's DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Niagara Bancorp DISCLOSURE SCHEDULE. The delivery of such updated Schedules shall not relieve Niagara Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.01(c) hereof.

      Section 5.13.  Bank and Related Merger Transactions.

     (a) As soon as practicable following the Merger Effective Date, Niagara Bancorp shall, and it shall cause ABC (as the Surviving Corporation in the Company Merger) to, effect a merger of ABC, as the surviving company in the merger of ABC and Niagara Merger Subsidiary, into Niagara Bancorp, with Niagara Bancorp being the surviving corporation (the "Subsequent Merger") by executing a merger agreement and filing a certificate of merger with the Delaware Office of the Secretary of State pursuant to the DGCL. The Subsequent Merger shall become effective at the time (the "Subsequent Effective Time") specified in the certificate of merger filed with the Delaware Office of the Secretary of State pursuant to the DGCL. As a result of the Subsequent Merger, the separate corporate existence of ABC shall cease and Niagara Bancorp shall be the surviving corporation and continue its corporate existence under the laws of the State of Delaware.

     (b) As soon as practicable after consummation of the Subsequent Merger, Niagara Bancorp and ABC shall take all actions necessary and appropriate, including causing the entering into of an appropriate merger agreement in the form attached to this Agreement as Exhibit A (the "Bank Merger Agreement"), to cause Albion Federal to merge with and into Lockport Savings, with Lockport Savings as the surviving institution, as Niagara Bancorp deems advisable, in each case in accordance with applicable laws and regulations and the terms of the applicable Bank Merger Agreement.

                           ARTICLE VI
                           CONDITIONS

     Section 6.01. Conditions to ABC's Obligations under this Agreement. The obligations of ABC hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by ABC pursuant to Section 8.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Niagara Bancorp and Niagara Merger Subsidiary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by Niagara Bancorp and Niagara Merger Subsidiary; and ABC shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of Niagara Bancorp and Niagara Merger Subsidiary required by this Agreement to be performed by Niagara Bancorp and Niagara Merger

Subsidiary at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

     (c) Representations and Warranties. Each of the representations and warranties of Niagara Bancorp and Niagara Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date); provided, however, that in interpreting Sections 6.01(c) and 7.01(b)(i) of this Agreement, no representation or warranty of Niagara Bancorp or Niagara Merger Subsidiary shall be deemed untrue or incorrect, and neither Niagara Bancorp nor Niagara Merger Subsidiary shall be deemed to have breached a representation or warranty, as a consequence of any fact, event or circumstances unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Niagara Bancorp or Niagara Merger Subsidiary contained in this Agreement has had or is reasonably likely to have a Material Adverse Effect on Niagara Bancorp and Lockport Savings, taken as a whole, from that disclosed by Niagara Bancorp on the date of this Agreement.

     (d) Approvals of Regulatory Authorities. Niagara Bancorp shall have received all required approvals of Regulatory Authorities of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) Officer's Certificate. Niagara Bancorp shall have delivered to ABC a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) and (i) of this Section
6.01 have been satisfied, to the best knowledge of the officer executing the same;

     (g) Opinion of Niagara Bancorp's Counsel. ABC shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to Niagara Bancorp, dated the Closing Date, in form and substance reasonably satisfactory to ABC and its counsel to the effect set forth on Exhibit 6.1 attached hereto; and

     (h) Approval of ABC's Shareholders. This Agreement shall have been approved by the shareholders of ABC by such vote as is required under applicable Delaware law, ABC's certificate of incorporation and bylaws, and under Nasdaq requirements applicable to it.

     (i) Funds Deposited with the Exchange Agent. Niagara Bancorp shall have deposited or caused to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the ABC stockholders shall be entitled to receive on the Merger Effective Date pursuant to Section 2.02 of this Agreement.

     Section 6.02. Conditions to Niagara Bancorp's Obligations under this Agreement. The obligations of Niagara Bancorp hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Niagara Bancorp pursuant to Section 8.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, ABC to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by ABC; and Niagara Bancorp shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of ABC and each ABC Subsidiary required by this Agreement to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

     (c) Representations and Warranties. Each of the representations and warranties of ABC and each ABC Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date); provided, however, that in interpreting Sections 6.02(c) and 7.01(b)(i) of this Agreement, no representation or warranty of ABC or any ABC Subsidiary shall be deemed untrue or incorrect, and neither ABC nor any ABC Subsidiary shall be deemed to have breached a representation or warranty, as a consequence of any fact, event or circumstances unless such fact, event or circumstances, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of ABC or any ABC Subsidiary contained in this Agreement has had or is reasonably likely to have a Material Adverse Effect on ABC and Albion Federal, taken as a whole, from that disclosed by ABC on the date of this Agreement.

     (d) Approvals of Regulatory Authorities. Niagara Bancorp shall have received all required approvals of Regulatory Authorities of the Merger (without the imposition of any conditions that are in Niagara Bancorp's reasonable judgement unduly burdensome, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions); and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since December 31, 1998, there shall not have occurred any Material Adverse Effect with respect to ABC;

     (g) Officer's Certificate. ABC shall have delivered to Niagara Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 6.02 have been satisfied, to the best knowledge of the officer executing the same;

     (h) Opinions of ABC's Counsel. Niagara Bancorp shall have received an opinion of Breyer & Associates PC, counsel to ABC, dated the Closing Date, in form and substance reasonably satisfactory to Niagara Bancorp and its counsel to the effect set forth on Exhibit 6.3 attached hereto; and

     (i) Tax Opinion. Niagara Bancorp shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., its counsel, substantially to the effect set forth on Exhibit 6.2 attached hereto.

                                ARTICLE VII
                     TERMINATION, WAIVER AND AMENDMENT

     Section 7.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

     (a)     By the mutual written consent of the parties hereto;

     (b)     By either Niagara Bancorp or ABC acting individually:

             (i) if there shall have been a material breach of any representation, warranty, covenant or other obligation of the other party (subject to the standard set forth in Sections 6.01(c) and 6.02(c)), and the breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

             (ii) if the Closing Date shall not have occurred on or before May 31, 2000, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its obligations set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

             (iii) if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

             (iv) if the approval of the shareholders of ABC required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof; or

     (c) By Niagara Bancorp if (i) as provided in Section 5.10(a)(viii), the Board of Directors of ABC withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Niagara Bancorp, or (ii) in reliance on Section 5.06 of this Agreement, ABC (or Albion Federal) enters into an agreement to be acquired by, or merge or combine with, a third party in connection with a Superior Proposal.

     Section 7.02. Effect of Termination. (a) Except as otherwise provided in this Agreement, if this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02(d) and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Niagara Bancorp or ABC to the other, except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     (b) As a condition of Niagara Bancorp's willingness, and in order to induce Niagara Bancorp to enter into this Agreement and to reimburse Niagara Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, ABC will make a cash payment to Niagara Bancorp of $619,000 (the "Expense Fee"), if Niagara Bancorp has terminated this Agreement pursuant to Section
7.01(c).   Any payment required under this Section 7.02(b) shall be paid by
ABC to Niagara Bancorp (by wire transfer of immediately available funds to an account designated by Niagara Bancorp) within five business days after written demand by Niagara Bancorp.

                               ARTICLE VIII
                               MISCELLANEOUS

     Section 8.01. Expenses. (a) Except as provided herein, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the parties shall mutually agree upon the printing of the Proxy Statement, which printing expense shall be borne equally by the parties hereto.

     (b)     In the event of any termination of this Agreement pursuant to
Section 7.01(b)(i) hereof because of a breach of this Agreement by one of the parties, and in addition to any other damages and remedies that may be available to the non-breaching party, the non-breaching party shall be entitled to payment of, and the breaching party shall pay to the non-breaching party, all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by the non-breaching party in connection with entering into this Agreement and carrying out of any and all acts contemplated hereunder; provided, however, that this clause shall not be construed to relieve or release a breaching party from any additional liabilities or damages arising out of its willful breach of any provision of this Agreement.

     Section 8.02. Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Sections 5.05 and 5.11(a), (b) and (c), (d) and (e), which will survive the Merger, shall terminate on the Closing Date.

     Section 8.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 8.04. Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 2.02(a)(i), 2.03 and 5.05.

     Section 8.05. No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 8.06. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

               (a)  If to Niagara Bancorp, Inc. to:

                    Niagara Bancorp
                    6950 South Transit Road
                    P.O. Box 514
                    Lockport, New York 14095-0514
                    Attention:   William E. Swan
                                 President and Chief Executive Officer

     with a copy to:  Luse Lehman Gorman Pomerenk & Schick, PC
                      5335 Wisconsin Avenue, NW
                      Washington, D.C. 20015
                      Attention:  John J. Gorman, Esq.
                                  Eric Luse, Esq.

               (b)  If to ABC, to:

                    Albion Banc Corp.
                    48 North Main Street
                    Albion, New York 14411
                    Attn:James H. Keeler
                         Chairman of the Board of Directors

      with a copy to:

                     Breyer & Associates PC
                     1100 New York Avenue, N.W.
                     Suite 700 East
                     Washington, DC 20005
                     Attn:John F. Breyer, Jr., Esq.


     Section 8.07. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 8.08. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 8.09. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the State of Delaware.

     Section 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                      NIAGARA BANCORP, INC.

                      By:/s/ William E. Swan
                         -------------------------------------
                         William E. Swan
                         President and Chief Executive Officer



                      NIAGARA MERGER SUBSIDIARY, INC.

                      By:/s/ William E. Swan
                         -------------------------------------
                         William E. Swan
                         President and Chief Executive Officer


                      LOCKPORT SAVINGS BANK


                      By: /s/ William E. Swan
                         -------------------------------------
                         William E. Swan
                         President and Chief Executive Officer


                      ALBION BANC CORP.

                      By:/s/ James H. Keeler
                         -------------------------------------
                         James H. Keeler
                         Chairman of the Board of Directors


                      ALBION FEDERAL SAVINGS AND LOAN ASSOCIATION

                      By:/s/ James H. Keeler
                         -------------------------------------
                         James H. Keeler
                         Chairman of the Board of Directors

                APPENDIX B -- OPINION OF RP FINANCIAL LC

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants

                                             December 17, 1999
Board of Directors
Albion Banc Corp.
48 North Main Street
Albion, New York  14411

Members of the Board:

     You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the shareholders of Albion Banc Corp., Albion, New York ("ABC"), of the Agreement and Plan of Merger (the "Agreement") dated August 30, 1999, by and among ABC and Niagara Bancorp, Inc. (the "Niagara Bancorp"), whereby the Niagara Bancorp will acquire for cash all of the shares of ABC Common Stock and ABC will merge with and into the Niagara Bancorp (the "Merger"). The Agreement, inclusive of exhibits, is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Consideration
------------------------------------
     At the Merger Effective Date, each outstanding share of ABC Common Stock issued and outstanding at the Merger Effective Date shall cease to exist and shall be converted into the right to receive $15.75 in cash (the "Merger Consideration"). In addition, each option granted by ABC to purchase shares of ABC Common Stock issued and outstanding to either the 1993 Stock Option Plan (the "ABC Stock Option Plans"), whether or not such option is exercisable on the Merger Effective Date, shall, by reason of the Merger, cease to be outstanding and be converted into the right to receive in cash an amount equal to (i) the difference between (A) $15.75 and (B) the exercise price of each such option multiplied by (ii) the number of shares of ABC Common Stock subject to the option. As of the December 10, 1999 record date, there were 753,058 outstanding shares of ABC common stock and 47,117 granted options. RP Financial Background and Experience RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of insured financial institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other purposes. As specialists in the securities of insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions, including institutions operating in New York and in the Northeastern U.S.

------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center                                     Telephone:  (703) 528-1700
1700 North Moore Street, Suite 2210                  Fax No.:  (703) 528-1788
Arlington, VA  22209

Board of Directors
December 17, 1999
Page 2


Materials Reviewed
------------------
     In rendering this opinion, RP Financial reviewed the following material:
(1) the Agreement, dated August 30, 1999, including exhibits; (2) the following information for ABC -- (a) audited financial statements for the fiscal years ended December 31, 1993 through 1998, and (b) shareholder, regulatory and internal financial and other reports through September 30, 1999 -- all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk, liquidity risk and operations; (3) discussions with ABC's management regarding past and current business, operations, financial condition, and future prospects; (4) an analysis of the pro forma impact of alternative strategies as an independent institution; (5) competitive, economic and demographic characteristics in the local market area; (6) the potential impact of regulatory and legislative changes on savings institutions; (7) the financial terms of other recently completed and pending acquisitions of savings institutions in New York, regionally and nationally with similar characteristics; (8) the indications of interest received by other interested parties; and (9) the Niagara Bancorp's financial condition as of September 30, 1999 regarding the perceived ability to complete the merger from a cash and capital perspective.

     In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning ABC furnished by ABC to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic and demographic data. ABC did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of ABC.

     RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on the Niagara Bancorp that would have a material adverse effect on the ability of the merger to be consummated as set forth in the Agreement.

Opinion
-------
     It is understood that this letter is directed to the Board of Directors of ABC in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of ABC as to any action that such shareholder should take in connection with the Agreement, or otherwise.

     It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

Board of Directors
December 17, 1999
Page 3

     It is understood that this opinion may be included in its entirety in any communication by ABC or its Board of Directors to the stockholders of ABC. It is also understood that this opinion may be included in its entirety in any regulatory filing by ABC or the Niagara Bancorp, and that RP Financial consents to the summary of this opinion in the proxy materials of ABC, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

     Based upon and subject to the foregoing, and other such matters we consider relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be received by the holders of ABC Common Stock, as described in the Agreement, is fair to such shareholders from a financial point of view.


                                  Respectfully submitted,

                                  RP FINANCIAL, LC.

                                  /s/ RP Financial, LC.

       APPENDIX C -- SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                                                   APPENDIX C

        Section 262 of the Delaware General Corporation Law

262 APPRAISAL RIGHTS. -(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

      b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

      c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof, that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand.
A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation.
Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

       APPENDIX D -- ALBION BANC CORP. FINANCIAL INFORMATION

                                   ALBION
                                 [LOGO] BANC
                                        CORPORATION

                                    1998
                                    ----
                                   ANNUAL
                                   REPORT

Business of the Corporation

     Albion Banc Corp. ("Corporation"), a Delaware corporation, was incorporated on March 23, 1993 for the purpose of becoming the holding company for Albion Federal Savings and Loan Association ("Albion Federal" or the "Association") upon Albion Federal's conversion from a federal mutual to a federal stock savings and loan association ("Conversion"). The Corporation and Albion Federal shall be referred to collectively as the "Company". The Conversion was completed on July 23, 1993. At December 31, 1998, the Corporation had total assets of $76.5 million, total deposits of $59.1 million and stockholders' equity of $6.4 million. The Corporation has not engaged in any significant activity other than holding the stock of Albion Federal. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to Albion Federal.

     Albion Federal was organized in 1934 as a federally chartered mutual savings and loan association and has been a member of the Federal Home Loan Bank ("FHLB") System since 1935. The Association is regulated by the Office of Thrift Supervision ("OTS") and its deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

                            TABLE OF CONTENTS

                                                                   Page
                                                                   ----

        Letter to Shareholders...................................    1
        Selected Consolidated Financial Data.....................    2
        Management's Discussion and Analysis.....................    4
        Independent Accountant's Report..........................   17
        Consolidated Financial Statements........................   18
        Notes to Consolidated Financial Statements...............   22
        Common Stock Information.................................   39
        Directors and Officers...................................   40
        Corporate Information/Offices............................   41

Dear Shareholders:

It is my pleasure as President and CEO of Albion Banc Corp. to present the Annual Report of your Company's affairs for the year 1998. 1998 was a year when the Holding Company and its subsidiaries, Albion Federal Savings and Loan Association and New Frontier of Albion Corp., were able to leverage into profitability their investment in delivery systems, services and people.

I think it would be fitting, therefore, to begin by stating that the Company reported a $362,471 after tax profit for the year 1998, compared to a net profit of $351,201 for the year 1997. This translates into earnings per share of $.47 on a diluted basis. A contributing factor in our earnings improvement was the continued growth in our Brockport branch. During 1998, deposits at the branch grew by $3.8 million to a total of $22.7 million. This represents a 20% increase at the branch from the end of 1997. This provided the liquidity to support operations and fund our lending activities. The added significance to this growth is that it was achieved through the acquisition of lower cost transaction accounts. Transaction accounts now comprise 45% of the branch's total deposits. As an institution, deposits grew $4.2 million, or 7.7%, to a total of $59.1 million.

Assets grew as a result of lending activity funded by our deposit growth. During the year 1998, Albion Federal Savings and Loan Association originated $17.1 million in first mortgage loans and $2.6 million in consumer loans. The result was an increase in loans of $5.9 million, or an 11.2% increase from December 31, 1997. The effect of the lending activity was an increase of 6.7% in our total assets from year-end 1997 to $76.5 million at December 31, 1998.

I want to mention that we were also successful in controlling nonperforming assets in 1998. At the end of 1997, we had $276,300 or .47% in nonperforming assets. I am pleased to report that at the end of 1998, we had reduced that amount to $262,000 or .44% of total loans.

There were also some very notable events relating to our stock. 1998 marked the first year that we paid a cash dividend on a quarterly basis. In December 1997, the Company announced a three for one split of its common stock in order to maintain the Company's listing on the Nasdaq Small Cap Market. The split was effective February 5, 1998.

Although we are pleased with our 1998 results, as stewards of your investment, we are continually striving to maximize your confidence in the Company through enhancement of profits and franchise value. On behalf of the Directors, Officers and employees of Albion Banc Corp., I would like to express our gratitude for your continuing support of our endeavors.

Yours Very Truly,


/s/Jeffrey S. Rheinwald
Jeffrey S. Rheinwald
President

     SELECTED CONSOLIDATED FINANCIAL CONDITION, OPERATING AND OTHER DATA

     Albion Banc Corp. (the "Company"), a Delaware corporation, is the holding company for Albion Federal Savings and Loan Association (the "Association") which is headquartered in Albion, New York. The Company is engaged primarily in the business of directing, planning and coordinating the business activities of the Association. This information is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Report.

                                               At December 31,
                                   ----------------------------------------
                                   1998     1997     1996      1995    1994
                                   ----     ----     ----      ----    ----
FINANCIAL CONDITION DATA:                          (In thousands)

Total assets...................  $76,470  $71,719   $64,585  $56,992  $55,334
Loans, net ....................   58,929   53,017    47,839   44,049   47,010
Mortgage-backed securities ....    7,765    9,867     8,075    4,138    3,085
Cash and due from banks,
 interest-bearing deposits and
 investment securities ........    6,551    5,391     5,299    5,677    3,240
Deposits ......................   59,120   54,910    48,492   46,559   37,782
Federal Home Loan Bank
 advances .....................    9,000    9,000     9,000    3,000   10,295
Shareholders' equity ..........    6,423    6,155     5,864    6,089    5,898

                                             Year Ended December 31,
                                   ----------------------------------------
                                   1998     1997     1996      1995    1994
                                   ----     ----     ----      ----    ----

OPERATING DATA:                                   (In thousands)

Interest income ................  $5,347   $5,184   $4,446    $4,398  $3,852
Interest expense ...............   3,007    2,880    2,377     2,482   1,799
                                 -------  ------- --------   -------  ------
Net interest income ............   2,340    2,304    2,069     1,916   2,053
Provision for loan losses ......      65       35      140        36     132
                                 -------  ------- --------   -------  ------
Net interest income after
  provision for loan losses ....   2,275    2,269    1,929     1,880   1,921

Noninterest income .............     368      390      260       197     146
Noninterest expense ............   2,073    2,081    2,231     1,817   1,550
                                 -------  ------- --------   -------  ------
Income ( loss) before income
  taxes.........................     570      578      (42)      260     517
Provision (benefit) for income
  taxes.........................     208      227      (38)       79     165
                                 -------  ------- --------   -------  ------
Net income (loss)............... $   362  $   351 $     (4)  $   181  $  352
                                 =======  ======  ========   =======  ======

                                               At December 31,
                                   ----------------------------------------
                                   1998     1997     1996      1995    1994
                                   ----     ----     ----      ----    ----

OTHER DATA:

Number of:
  Real estate loans serviced....  1,090     1,019      998       931   1,015
  Deposit accounts ............. 10,155     9,315    7,320     6,509   4,938
  Offices ......................      2         2        2         2       2

Per share:
  Book value....................  $8.53     $8.20    $7.82     $7.79   $7.54
  Dividends paid ...............    .14       .16      .10       .10     .10
  Basic earnings (loss).........    .49       .48     (.01)      .24     .47
  Diluted earnings (loss).......    .47       .46     (.01)      .24     .47


                                            Year Ended December 31,
                                   ----------------------------------------
                                   1998     1997     1996      1995    1994
                                   ----     ----     ----      ----    ----
KEY OPERATING RATIOS:

Return on average assets (net
  income divided by average
  assets).......................     .5%      .5%      .0%       .3%     .7%

Return on average equity (net
  income divided by average
  equity )......................    5.8%     5.8%     (.1)%     3.0%    6.1%

Average equity to average
  assets .......................    8.5%     8.7%    10.1%     10.2%   10.8%

Interest rate spread (difference
  between average yield on
  interest-earning assets and
  average cost of interest-
  bearing liabilities) .........    2.9%     3.2%     3.2%      2.9%    3.6%

Net interest margin (net interest
  income as a percentage of average
  interest-earning assets) .....    3.4%     3.6%     3.7%      3.4%    4.0%

Noninterest expense to average
  assets .......................    2.8%     3.0%     3.7%      3.3%    2.9%

Average interest-earning assets
  to average interest-bearing
  liabilities ..................  110.2%   108.7%   110.6%    111.1%  112.5%

Allowance for loan losses to total
  loans at end of period .......     .5%      .5%      .6%       .6%     .5%

Ratio of nonperforming assets to
  total assets .................     .3%      .4%      .6%       .6%     .4%

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
                        OF FINANCIAL CONDITION AND
                          RESULTS OF OPERATIONS

General

     Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements, the accompanying Notes to Consolidated Financial Statements and the other sections contained in this Report.

Operating Strategy

     The primary goal of management is to increase the Company's profitability and enhance its capital, while minimizing risk. The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, primarily loans, investments, and mortgage-backed securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. The Company's net income also is affected by the establishment of provisions for loan losses and the level of its other income, including fees on loans sold, deposit service charges, the results of foreclosed real estate activities, gains or losses from the sale of loans, as well as its other expenses and income tax provisions. The Company's results of operations are also significantly affected by local economic and competitive conditions, primarily in the Company's market area of Orleans, western Monroe and Genesee counties of New York state. Changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the attendant actions of the regulatory authorities all have an impact on the Company's operations. It is management's strategy to strengthen the Company's presence within its primary market area.

Financial Condition

     General. Total assets increased by $4.8 million, or 6.6%, from $71.7 million at December 31, 1997 to $76.5 million at December 31, 1998. This increase was due primarily to increases of $5.9 million in net loans and $1.8 million in Federal funds sold. The increase in loans and Federal funds sold was funded primarily by a $4.2 million increase in deposits.

     Cash and Cash Equivalents. Cash and due from banks increased by $341,455, or 22.2%, from $1,539,966 at December 31, 1997 to $1,881,421 at
December 31, 1998. Federal funds sold increased from $2,850,000 at December 31, 1997 to $4,670,000 at December 31, 1998.

     Investment Securities Available For Sale. The Company's investment securities available for sale decreased $91,084, or 2.3%, from $4.0 million at December 31, 1997 to $3.9 million at December 31, 1998. This decrease was the result of normal amortization and paydowns of securities in the portfolio offset by the purchase of a $1.5 million government agency security.

     Investment Securities Held to Maturity. Investment securities held to maturity decreased by $3.0 million or 44.1%, from $6.8 million at December 31, 1997 to $3.8 million at December 31, 1998. This decrease was the result of normal maturities and calls of securities in the held to maturity portfolio which totaled $3.0 million.

     Net Loans. The balance of net loans increased $5.9 million, or 11.2%, from $53.0 million at December 31, 1997 to $58.9 million at December 31, 1998. The increase in net loans was the result of increased one-to-four family mortgage loan originations and consumer loan originations, primarily home equity loans. This resulted from an increase in demand for this type of lending, due to favorable interest rates, the active refinance market and a strong emphasis on promoting home equity products.

     Premises and Equipment. Premises and equipment decreased $177,997, or 7.6%, from $2.35 million at December 31, 1997 to $2.17 million at December 31, 1998. This decrease is attributable to the normal depreciation and amortization of premises and equipment.

     Deposits and Borrowings. Deposits increased $4.2 million, or 7.7%, from $54.9 million at December 31, 1997 to $59.1 million at December 31, 1998. This was attributable primarily to growth at the Association's branch in
Brockport, NY.   This increase in deposits was used primarily to fund loan
demand. Advances from the Federal Home Loan Bank of New York (FHLB-NY) and other borrowings declined from $9.2 million at December 31, 1997 to $9.1 million at December 31, 1998.

     Shareholders' Equity. Shareholders' equity increased $268,644, or 4.4%, from $6.15 million at December 31, 1997 to $6.42 million at December 31, 1998. This increase is due primarily to earnings for the year and the resulting increase in equity, offset by cash dividends on common stock of $100,490. The Company's equity as a percentage of total assets at December 31, 1998 was 8.4% and exceeds all regulatory requirements.

Results of Operations

Fiscal Year Ended December 31, 1998 Compared to December 31, 1997

     Net Income. The Company reported net income of $362,471 for the year ended December 31, 1998 as compared to net income of $351,201 for the year ended December 31, 1997. This increase was primarily the result of increased net interest income and decreased noninterest expenses.

     Net Interest Income. Net interest income increased by $36,337, or 1.6%, from $2.30 million for the year ended December 31, 1997 to $2.34 million for the year ended December 31, 1998. Total interest income increased $162,900, or 3.1%, during the period. Interest and fees on loans increased $360,385, or 8.6%, during this period due to a higher average outstanding balance in the portfolio. Interest and dividends on investments decreased $197,485, or 19.6%, from $1,006,631 during the year ended December 31, 1997 to $809,146 during the year ended December 31, 1998. This decrease can be attributed to a decrease in the average outstanding balance in the portfolio and lower yields.

     Total interest expense increased $126,563, or 4.4%, primarily due to an increase in the average balance outstanding of deposits. The average outstanding balance of deposits increased $3.2 million, or 6.4%, from $50.2 million for the year ended December 31, 1997 to $53.4 million for the year ended December 31, 1998. This increase in the average outstanding balance was offset by a decrease in the weighted average rate paid on deposits. The weighted average rate paid on deposits decreased from 4.57% for the year ended December 31, 1997 to 4.52% for the year ended December 31, 1998, as a result of lower interest rates being offered on certificates of deposit. Interest on advances from the FHLB-NY increased $17,039 or 3.1%, primarily due to an increase in the average balance outstanding from $9.2 million in 1997 to $9.4 million in 1998.

     Provision for Loan Losses. The Company's provision for loan losses for the year ended December 31, 1998 was $65,023, a $29,609 increase compared to the same period in 1997. Management charges earnings for an amount necessary to maintain the allowance for possible loan losses at a level considered adequate to absorb estimated losses in the loan portfolio. The level of the allowance is based on management's evaluation of individual loans, past loan loss experience, the assessment of prevailing and anticipated economic conditions and other relevant factors. The allowance for loan losses of the Company at December 31, 1998 was $267,000, or .45% of total loans, compared to $276,300, or .52% of total loans at December 31, 1997. The increase in the provision between the periods was due primarily to the deterioration in credit quality of three one-to-four family properties that totaled $96,903.

     Noninterest Income. Noninterest income for the year ended December 31, 1998 was $368,035 compared with $389,589 for the year ended December 31, 1997. However, included in December 31, 1997 was $59,203 of income related to profits on the sale of real estate owned. Other noninterest income increased from $330,386 at December 31, 1997 to $351,237 at December 31, 1998. This
increase was due primarily to increased fee income from transaction accounts and fee income from New Frontier of Albion Corp.

     Noninterest Expense. Noninterest expense decreased $7,831, or 0.4%, from $2.08 million for the year ended December 31, 1997, to $2.07 million for the year ended December 31, 1998. This decrease in noninterest expense resulted primarily from decreased other operating expenses of $52,185 or 14.2%. In 1997, other operating expenses included a nonrecurring charge of $41,642 for expenses related to the conversion to our in-house data processing system. Also decreased were FDIC premiums of $12,680, or 27.2%, due to reduced premiums being charged. These decreases were partially offset by an increase in compensation and employee benefits of $15,804, or 1.6%, from $985,588 for the year ended 1997 to $1.0 million for the year ended 1998, primarily due to inflationary increases in salaries and benefits. Occupancy expenses increased $32,297, or 8.3%, from $390,136 for the year ended December 31, 1997 to $422,433 for the year ended December 31, 1998 primarily due to the operation of the Association's in-house data processing system and related supplies. Data processing fees increased $12,873, or 6.8% from $188,350 for the year ended December 31, 1997 to $201,223 for the year ended December 31, 1998, primarily due to increases in telecommunication costs and supplies.

     Income Taxes. The provision for income taxes decreased to $208,000 for the year ended December 31, 1998 from $226,265 for the year ended December 31, 1997 primarily as a result of increased mortgage tax credits due to the increased mortgage loan originations. The effective tax rate for 1998 was 36.5%.

Fiscal Year Ended December 31, 1997 Compared to December 31, 1996

     Net Income. The Company reported net income of $351,201 for the year ended December 31, 1997 as compared to a net loss of $4,352 for the year ended December 31, 1996. This increase was primarily the result of increased net interest income and noninterest income, and decreased noninterest expenses.

     Net Interest Income. Net interest income increased by $235,543, or 11.4%, from $2.1 million for the year ended December 31, 1996 to $2.3 million for the year ended December 31, 1997. Total interest income increased $738,258, or 16.6%, during the period. Interest and dividends on investments increased $461,768, or 84.7%, from $544,863 during the year ended December 31, 1996 to $1.0 million during the year ended December 31, 1997. This increase can be attributed to an increase in the average outstanding balance in the portfolio and higher yields. Interest and fees on loans increased $276,490, or 7.1%, during this period due to a higher average outstanding balance and higher yields.

     Total interest expense increased $502,715, or 21.1%, primarily due to an increase in the average balance outstanding of deposits and FHLB-NY advances. The average outstanding balance of deposits increased $4.2 million, or 9.2%, from $46.0 million for the year ended December 31, 1996 to $50.2 million for the year ended December 31, 1997. This increase in the average outstanding balance was offset by a decrease in the weighted average rate paid on deposits. The weighted average rate paid on deposits decreased from 4.63% for the year ended December 31, 1996 to 4.57% for the year ended December 31, 1997, as a result of lower interest rates being offered on certificates of deposit. Interest on advances from the FHLB-NY increased $334,664 or 134.7%, primarily due to an increase in the average balance outstanding from $4.4 million in 1996 to $9.2 million in 1997 and an increase in the weighted average rate paid from 5.69% in 1996 to 6.23% in 1997.

     Provision for Loan Losses. The Association's provision for loan losses for the year ended December 31, 1997 was $35,414, a $104,825 decrease compared to the same period in 1996. Management charges earnings for an amount necessary to maintain the allowance for possible loan losses at a level considered adequate to absorb potential losses in the loan portfolio. The level of the allowance is based on management's evaluation of individual loans, past loan loss experience, the assessment of prevailing conditions and anticipated economic conditions and other relevant factors. The allowance for possible loan losses of the Association at December 31, 1997 was $276,300, or
 .52% of total loans, compared to $305,900, or .64% of total loans at December 31, 1996. The decrease in the provision between the periods was due primarily to improvement in the overall credit quality of Association's loan portfolio and the resumed payments on three participation mortgage loan pools that had been delinquent.

     Noninterest Income. Noninterest income for the year ended December 31, 1997 was $389,589 compared with $260,131 for the year ended December 31, 1996. This increase was attributable primarily to increased fee income from depository transaction accounts, fee income from New Frontier of Albion Corp. and the sale of real estate owned, which resulted in a net gain of $59,203.

     Noninterest Expense. Noninterest expense decreased $150,041, or 6.7%, from $2.2 million for the year ended December 31, 1996, to $2.1 million for the year ended December 31, 1997. This decrease in noninterest expense resulted primarily from a reduction in FDIC premiums of $69,988, or 60.0%, due to reduced premiums being charged as a result of the prior year recapitalization of the SAIF and the one-time charge of $274,921 associated
with that recapitalization in the prior year.   Data processing fees decreased
$12,803, or 6.4%, as a result of the conversion from a service bureau to our in-house data processing system. These decreases were partially offset by an increase in compensation and employee benefits of $86,843, or 9.7%, from $898,745 for the year ended 1996 to $985,588 for the year ended 1997, primarily due to inflationary increases in salaries and benefits. Occupancy expenses increased $82,250, or 26.7%, from $307,886 for the year ended December 31, 1996 to $390,136 for the year ended December 31, 1997 primarily due to the operation of the Association's in-house data processing system and related supplies. Other operating expenses increased $37,222, or 11.3%, from $330,165 to $367,387 during the year ended December 31, 1997. This increase was primarily the result of a one-time charge of $41,642 related to the Company's data processing conversion.

     Income Taxes. The provision (benefit) for income taxes increased to $226,265 for the year ended December 31, 1997 from $(38,049) for the year ended December 31, 1996 primarily as a result of the increase in income for the year as compared to the loss for 1996. The effective tax rate for 1997 was 39.2%.

Yields Earned and Rates Paid

     The earnings of the Company depend largely on the spread between the yield on interest-earning assets (primarily loans, mortgage-backed securities and investments) and the cost of interest-bearing liabilities (primarily deposit accounts and borrowings), as well as the relative size of the Association's interest-earning assets and interest-bearing liability portfolios.

     The following tables set forth, for the periods indicated, information relating to average balances of consolidated assets and liabilities. These tables reflect the average yields on assets and the average costs of liabilities for the periods indicated (derived by dividing income or expense by the average balance of assets or liabilities, respectively), as well as the "net interest margin" (which reflects the effect of the net earning balance) for the periods shown.

                         (Tables begin on next page)

                                                         Year Ended December 31,
                                         -----------------------------------------------------------
                                                    1998                             1997
                                         ---------------------------     ---------------------------
                                                   Interest                        Interest
                                         Average      and     Yield/     Average      and     Yield/
                                         Balance   Dividends   Cost      Balance   Dividends   Cost
                                         -------   ---------   ----      -------   ---------   ----
                                                         (Dollars in thousands)

Interest-earning assets:
 Real estate loans ..................... $48,396    $3,794     7.84%     $42,717     $3,532    8.27%
 Consumer loans.........................   7,866       744     9.46        6,956        646    9.29
                                         -------    ------     ----      -------     ------    ----
   Total loans..........................  56,262     4,538     8.07       49,673      4,178    8.41

 Mortgage-backed securities.............   9,007       574     6.37        8,614        637    7.39
 Investment securities..................     222        13     5.86        2,502        146    5.84
 Other interest-earning assets..........   4,013       222     5.53        4,009        223    5.56
                                         -------    ------     ----      -------     ------    ----
   Total interest-earning assets........  69,504     5,347     7.69       64,798      5,184    8.00
                                         -------    ------     ----      -------     ------    ----
Noninterest-earning assets:
 Office properties and equipment, net...   2,262                           2,223
 Foreclosed real estate, net............      --                              --
 Other noninterest-earning assets.......   2,268                           1,990
                                         -------                         -------
   Total assets ........................ $74,034                         $69,011
                                         =======                         =======

Interest-bearing liabilities:
 Passbook accounts...................... $14,839    $  450     3.03%     $13,724     $  421    3.07%
 NOW accounts...........................   4,045        70     1.73        3,258         57    1.75
 Money market accounts..................   2,241        68     3.03        2,622         80    3.05
 Certificates of deposit................  32,336     1,826     5.65       30,632      1,739    5.68
                                         -------    ------     ----      -------     ------    ----
   Total deposits.......................  53,461     2,414     4.52       50,236      2,297    4.57

 Other interest-bearing liabilities.....   9,588       593     6.18        9,358        583    6.23
                                         -------    ------     ----      -------     ------    ----
   Total interest-bearing liabilities...  63,049     3,007     4.77       59,594      2,880    4.83
                                         -------    ------     ----      -------     ------    ----
Noninterest-bearing liabilities:
 Noninterest-bearing deposits...........   3,557                             767
 Other liabilities......................   1,139                           2,641
                                         -------                         -------
   Total liabilities....................  67,745                          62,659

 Shareholders' equity...................   6,289                           6,009
                                         -------                         -------
   Total liabilities and
     shareholders' equity............... $74,034                         $69,011
                                         =======                         =======

Net interest income.....................            $2,341                            $2,304
                                                    ======                            ======
Interest rate spread....................                       2.92%                           3.17%

Contribution of interest-free funds.....                        .45%                            .39%
                                                               ----                            ----
Net interest margin on interest-
  earning assets........................                       3.37%                           3.56%

Ratio of average interest-earning
 assets to average interest-bearing
 liabilities............................                     110.24%                         108.73%

                                             Year Ended December 31,
                                           ---------------------------
                                                       1996
                                           ---------------------------
                                                     Interest
                                           Average     and       Yield/
                                           Balance   Dividends     Cost
                                           -------   ---------    -----
                                             (Dollars in thousands)
Interest-earning assets:
 Real estate loans ......................  $41,867    $3,416       8.16%
 Consumer loans..........................    5,276       485       9.20
                                           -------    ------      -----
   Total loans...........................   47,143     3,901       8.27

 Mortgage-backed securities..............    4,137       282       6.82
 Investment securities ..................    3,089       183       5.92
 Other interest-earning deposits ........    1,339        80       5.97
                                           -------    ------      -----
   Total interest-earning assets.........   55,708     4,446       7.98
                                           -------    ------      -----
Noninterest-earning assets:
 Office properties and equipment, net....    2,170
 Foreclosed real estate, net.............      129
 Other noninterest-earning assets .......    1,328
                                           -------
   Total assets .........................  $59,335
                                           =======
Interest-bearing liabilities:
 Passbook accounts.......................  $12,512    $  383       3.06%
 NOW accounts ...........................    2,667        47       1.76
 Money market accounts...................    2,349        72       3.07
 Certificates of deposit.................   28,484     1,627       5.71
                                           -------    ------      -----
   Total deposits........................   46,012     2,129       4.72

 Other interest-bearing liabilities......    4,362       248       5.69
                                           -------    ------      -----
   Total interest-bearing liabilities....   50,374     2,377       4.72
                                           -------    ------      -----
Noninterest-bearing liabilities:
 Noninterest-bearing deposits............      796
 Other liabilities.......................    2,189
                                           -------
   Total liabilities.....................   53,359

 Shareholders' equity....................    5,976
                                           -------
   Total liabilities and
     shareholders' equity................  $59,335
                                           =======
Net interest income......................             $2,069
                                                      ======
Interest rate spread.....................                          3.26%

Contribution of interest-free funds......                           .45%
                                                                   ----
Net interest margin on interest-
 earning assets..........................                          3.71%

Ratio of average interest-earning
 assets to average interest-bearing
 liabilities.............................                        110.59%

Yields Earned and Rates Paid

     The following table sets forth for the periods and at the dates indicated, the average yields earned on the Company's assets, the average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.

                                           Years Ended December 31,
                                          --------------------------
                                          1998      1997        1996
                                          ----      ----        ----

Average yield on loan
  portfolio ..........................     8.1%      8.4%        8.3%

Average yield on mortgage-backed
  securities .........................     6.4%      7.4%        6.8%

Average yield on investment
  portfolio ..........................     5.9%      5.8%        5.9%

Average yield on all
  interest-earning assets ............     7.7%      8.0%        8.0%

Average cost of deposits .............     4.5%      4.6%        4.6%

Average cost of Federal Home
  Loan Bank advances and
  other borrowings ...................     6.2%      6.2%        5.7%

Average cost of all
  interest-bearing liabilities .......     4.8%      4.8%        4.7%

Interest rate spread (spread between
  average yield on all interest-
  earning assets and average cost of
  all interest-bearing liabilities) ..     2.9%      3.2%        3.3%

Net interest margin (net interest
  income as a percentage of
  average interest-earning assets) ...     3.4%      3.6%        3.7%

Liquidity and Capital Resources

     The Company's primary sources of funds are deposits and proceeds from principal and interest payments on loans, mortgage-backed securities and investment securities, sale of fixed rate mortgage loans and FHLB-NY advances. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     The primary investing activity of the Company is the origination of mortgage loans. During the three years ended December 31, 1998, 1997 and 1996, the Company's origination of mortgage loans were $17.1 million, $9.0
million and $9.5 million, respectively.   The volume in mortgage loan
originations during 1998, 1997 and 1996 was primarily the result of an increase in the demand for this type of lending, due to favorable interest rates and the active refinance market. Purchases of mortgage-backed securities totaled $1.5 million, $3.0 million and $5.0 million for the years ending December 31, 1998, 1997 and 1996, respectively. Other investing activities included the purchase of investment securities, which totaled $0 during the year ended December 31, 1998, $2.6 million during the year ended December 31, 1997 and $2.1 million for the year ended December 31, 1996. These activities were funded primarily by deposits, principal repayments on loans and mortgage-backed securities and maturities of investment securities.

     The net cash provided by financing activities for the year ended December 31, 1998 totaled $4.1 million. This resulted primarily from a net increase in deposits of $4.2 million.

     The Company must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, satisfy financial commitments and take advantage of investment opportunities. The Company's sources of funds include deposits, principal and interest payments from loans and mortgage-backed securities, sale of fixed rate loans, earnings on investments and FHLB-NY borrowings. During 1998, 1997 and 1996, the Company used its sources of funds primarily to fund loan commitments, purchase mortgage-backed securities, pay maturing savings certificates and deposit withdrawals. At December 31, 1998, the Company had approved loan commitments totaling $1.2 million, including $.7 million of undisbursed loans in process.

     At December 31, 1998, certificates of deposit amounted to $34.3 million, or 58.0%, of the Company's total deposits, including $26.5 million that are scheduled to mature by December 31, 1999. Historically, the Company has been able to retain a significant share of its deposits as they mature. Also, the opening of Albion Federal's Brockport branch has enhanced the Company's ability to attract deposits. Deposits at that location totaled $22.7 million
at December 31, 1998.   Management of the Company believes it has adequate
resources to meet all liquidity needs, fund all loan commitments by savings deposits, FHLB-NY advances and sale of mortgage loans and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

     The OTS requires a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 4.0% of the average daily balance of its net withdrawable deposits and short-term borrowings. The Association's average liquidity ratios were 23%, 12% and 9% during the years ended December 31, 1998, 1997 and 1996, respectively. The Association's actual liquidity ratio at December 31, 1998 was 24%. The Association consistently maintains liquidity levels in excess of regulatory requirements, and believes this is an appropriate strategy for proper asset and liability management. The Company does not utilize any off-balance sheet derivative instruments.

     The Association is required to maintain specific amounts of capital pursuant to the OTS regulations. As of December 31, 1997, the Association was in compliance with all the regulatory capital requirements that were effective as of such date, with tangible, core and risk-based capital ratios of 7.6%, 7.6% and 15.7%, respectively. These ratios exceed the minimum capital ratios as required by federal regulations.

Market Risk

     One of the Company's principal financial objectives is to achieve long-term profitability while managing its exposure to fluctuation in interest rates. The principal element in achieving this objective has been to increase the interest rate sensitivity of the Company's assets by originating loans with interest rates subject to periodic repricing to market conditions and purchasing adjustable rate mortgage-backed securities. Management has also offered higher yields on deposits with extended maturities and has lengthened the average life of its FHLB advances to assist in matching the rate sensitivity of its liabilities.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent than its liabilities, the institution's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of declining interest rates. If the Company's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Company's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

     The Company's Board of Directors has formulated an Interest Rate Risk Management policy designed to promote long-term profitability while managing interest rate risk. The Board of Directors has established and Asset/Liability Committee that consists primarily of the management team of the institution. This Committee meets periodically and reports to the Board of Directors on a monthly basis concerning asset/liability policies, strategies and the Company's current interest rate risk position. The Committee's first priority is to structure and price the institution's assets and liabilities to maintain an acceptable interest rate spread while reducing the net effects of change in interest rates.

     Management's principal strategy in managing the Company's interest rate risk has been to manage the Company's portfolio of investment securities and mortgage-backed securities so that they mature on a basis that approximates as closely as possible the estimated maturities of the Company's liabilities. In addition, the Company maintains short and intermediate term assets in the portfolio while selling longer-term assets in excess of the level needed to meet growth targets. The Company does not engage in off-balance sheet hedging activities and has had no trading activity.

     In addition to shortening the average repricing of its assets, the Company has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities and by taking down longer maturity FHLB advances.

     The Company measures its interest rate risk (IRR) in terms of the Company's Net Portfolio Value (NPV) sensitivity to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off balance sheet contracts. The Company measures the change to the NPV as a result of a hypothetical 200 basis point (bp) change in market interest rates.

     Management reviews the IRR measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. The following table presents the Company's NPV at December 31, 1998, as calculated by the OTS.

                        At December 31, 1998
-------------------------------------------------------------------------
   Change in           Net Portfolio Value
Interest Rates        (Dollars in thousands)     NPV as % of PV of Assets
-------------- --------------------------------  ------------------------
(Basis Points) $ Amount   $ Change     % Change   NPV Ratio    BP Change
-------------- --------   --------     --------   ---------    ---------
   +400 bp       3,878      -3,558       - 48       5.37%        - 421
   +300 bp       4,999      -2,437       - 33       6.78%        - 280
   +200 bp       6,060      -1,376       - 19       8.05%        - 153
   +100 bp       6,932      -  504       -  7       9.05%        -  53
      0          7,436                              9.58%
   -100 bp       7,606         170       +  2       9.71%        +  13
   -200 bp       7,701         265       +  4       9.75%        +  17
   -300 bp       7,978         542       +  7      10.00%        +  42
   -400 bp       8,177         741       + 10      11.15%        +  57

     In the above table, the first column on the left presents the basis point
(BP) increments of yield curve shifts. The second column presents the overall dollar amount of NPV at each basis point increment. The third and fourth columns present the Company's actual position in dollar change and percentage change in NPV at each basis point increment. The remaining columns present the Company's percentage change and basis point change in its NPV as a percentage of portfolio value (PV) of assets. The model is a static simulation assessing cash flows from the Company's current balance sheet position. No management reaction to rate changes is projected. The model measures the economic value of assets and liabilities taking into consideration effective duration, imbedded options of mortgage assets, and annual and lifetime caps on rate adjustments.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

     The Company's Board of Directors is responsible for reviewing the Company's assets and liability policies. The Board meets monthly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Company's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Company's asset and liability goals and strategies.

Year 2000

     The year 2000 problem (Y2K), which is common to most companies, concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information as the year 2000 approaches. The Y2K issue affects the entire banking industry because of it's reliance on computers and other equipment that use computer chips and may have significant effects on banking customers, bank regulators and the general economy.

     In 1997, management of the Company established a Y2K Plan to prevent or mitigate adverse effects of the Y2K issue on the Company and its customers. Goals of the Y2K Plan include: identifying risks, testing data processing and other systems and equipment used by the Company, informing customers of Y2K issues and risks, establishing a contingency plan for operating if Y2K issues cause important systems or equipment to fail, implementing changes necessary to achieve Y2K compliance and verifying that these changes are effective. The Board of Directors reviews progress under the plan each quarter.

     Management designed the Y2K Plan to comply with the requirements for Y2K efforts established by the OTS, the primary federal regulator of the Company. The OTS has performed Y2K examinations of the Company's Y2K Plan and the Company's progress in implementing the plan. Federal regulations prevent the Company from disclosing the results of Y2K examinations by banking regulators. The examinations do not represent approval or certification of a Company's Y2K plans or efforts.

     The Company continues to implement the Y2K Plan. The Company has met its Y2K goals to date and believes that it will continue to meet the goals of the Y2K Plan. As of December 31, 1998, the Company had completed an assessment of its systems to identify the systems that could be affected by the Y2K issue, had implemented its customer awareness program, had begun development of the Y2K contingency plan and was in the process of testing and implementing necessary changes in hardware and software. The Y2K contingency plan calls for the Company to manually process bank transactions and to use other data processing methods in the event that Y2K effort of the Company and its data service providers are not successful. Delays in processing banking transactions would result if the Company were required to use manual processing or other methods instead of its normal computer processes. These delays could disrupt the normal business activities of the Company and its customers. The Company must assure that the computer systems it uses to process transactions are Y2K ready in order to avoid these disruptions.

     All of the Company's applications used in operations are purchased from outside vendors. These vendors are responsible for maintenance of their systems and modifications to become year 2000 compliant. In June 1997, the Company converted its data processing to an in-house client-server system, which is reported to be year 2000 compliant. The supplier of the software has performed extensive testing and has assured the Company that it is year 2000 compliant. At the time of the data processing conversion, the majority of the Company's computer hardware was upgraded to meet the new system requirements and meet year 2000 compliance. The Company and the supplier are in the process of testing hardware and software and will continue to do so into the year 2000. The Company's plan includes obtaining certification from third parties and testing all of the impacted applications.

     At this time, the Company believes that the cost of resolving Y2K issues will not be material to the Company's business, operations, liquidity, capital resources or financial condition, based on information developed to date and communications from data processing suppliers. The Company estimates that its total cash outlays in connection with Y2K compliance will be approximately $20,000, excluding costs of Company employees involved in Y2K compliance activities. As of December 31, 1998, the Company had expensed approximately $8,000 towards Y2K compliance. To the extent that costs are incurred related to the year 2000 problem, they will be expensed.

     Although the Company has completed an assessment of Y2K effects on its current commercial lending and other customers, the actual effects on individual, corporate and governmental customers of the Company and on governmental authorities that regulate the Company and its subsidiaries and any resulting consequences to the Company, cannot be determined with any assurance. The Company's belief that it and its primary suppliers of data processing services will achieve Y2K compliance, are based on a number of assumptions and on statements made by third parties and are subject to uncertainty. The Company also is not able to predict the effects, if any, on the Company, financial markets or society in general of the public's reaction to Y2K. Because of this uncertainty and reliance upon assumptions and statements of third parties, the Company cannot be assured that the results of its Y2K Plan will be achieved. Management believes, however, that the Company will be able to accomplish its Y2K goals and that the Company will be able to continue providing financial services to its customers into the year 2000 and beyond.

Impact of New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts and for hedging activities. The Company does not currently hold derivative financial instruments covered by this Statement and therefore, does not believe it will have a material impact on the Company upon odoption.

Effect of Inflation and Changing Prices

     The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering the changes in relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. During the current interest rate environment, management believes that the liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable profitability.

                     [Letterhead of PricewaterhouseCoopers LLP]


                          REPORT OF INDEPENDENT ACCOUNTANTS


February 11, 1999

To the Board of Directors and Shareholders of Albion Banc Corp.


In our opinion, the accompanying consolidated statement of financial condition and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Albion Banc Corp. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/PricewaterhouseCoopers LLP

ALBION BANC CORP.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
------------------------------------------------------------------------------

                                                             December 31,
                                                          1998         1997

                            Assets

Cash and due from banks, including interest-bearing
  accounts of $60,455 and $18,600, respectively        $1,881,421  $1,539,966
Federal funds sold                                      4,670,000   2,850,000
Investment securities available for sale                3,943,816   4,034,900
Investment securities held to maturity (fair value of
  $3,869,466 and $6,883,000, respectively)              3,821,624   6,833,577
Loans held for sale                                       122,912     550,340
Loans receivable, net of allowance for loan losses of
  $267,000 and $276,300, respectively                  58,806,027  52,467,012
Federal Home Loan Bank stock, at cost                     528,800     500,000
Premises and equipment, net                             2,172,967   2,350,964
Other assets                                              522,686     592,490
                                                      ----------- -----------
Total assets                                          $76,470,253 $71,719,249
                                                      =========== ===========

           Liabilities and Shareholders' Equity

Deposits                                              $59,120,090 $54,910,181
Advances from Federal Home Loan Bank and other
  borrowings                                            9,118,734   9,200,526
Advances from borrowers for taxes and insurance           933,248     891,392
Other liabilities                                         874,705     562,318
                                                      ----------- -----------
Total liabilities                                      70,046,777  65,564,417
                                                      ----------- -----------
Commitments and contingencies (Note 15)
Shareholders' equity:
Preferred stock, $.01 par value - 500,000
  shares authorized, none outstanding
Common stock, $.0033 par value - 3,000,000 shares
  authorized, 792,163 and 789,258 issued                    2,649       2,631
Capital surplus                                         2,410,463   2,383,434
Retained earnings, substantially restricted             4,248,716   3,986,735
Unearned employee stock ownership plan (ESOP) shares      (35,290)    (44,638)
Accumulated other comprehensive income                     18,533      48,265
Treasury stock, 39,105 shares, at cost                   (221,595)   (221,595)
                                                      ----------- -----------
Total shareholders' equity                              6,423,476   6,154,832
                                                      ----------- -----------
Total liabilities and shareholders' equity            $76,470,253 $71,719,249
                                                      =========== ===========

The accompanying notes are an integral part of these consolidated financial statements.

ALBION BANC CORP.
CONSOLIDATED STATEMENT OF OPERATIONS
------------------------------------------------------------------------------

                                               Years Ended December  31,
                                              1998        1997       1996
Interest  income:
 Interest and fees on loans               $4,538,145  $4,177,760  $3,901,270
 Interest and dividends on investment
   securities and federal funds sold         809,146   1,006,631     544,863
                                          ----------  ----------  ----------
     Total interest income                 5,347,291   5,184,391   4,446,133
                                          ----------  ----------  ----------
Interest expense:
 Interest on deposits                      2,413,807   2,297,157   2,129,106
 Interest on borrowed funds                  592,979     583,066     248,402
                                          ----------  ----------  ----------
     Total interest expense                3,006,786   2,880,223   2,377,508
                                          ----------  ----------  ----------
Net interest income                        2,340,505   2,304,168   2,068,625
Provision for loan losses                     65,023      35,414     140,239
                                          ----------  ----------  ----------
Net interest income after
   provision for loan losses               2,275,482   2,268,754   1,928,386
                                          ----------  ----------  ----------
Noninterest income:
 Gain on sale of mortgage loans,
   investment securities available for
   sale and foreclosed real estate            16,798      59,203      38,031
 Other noninterest income                    351,237     330,386     222,100
                                          ----------  ----------  ----------
     Total noninterest income                368,035     389,589     260,131
                                          ----------  ----------  ----------
Noninterest expense:
 Salaries and employee benefits            1,001,392     985,588     898,745
 Occupancy expenses                          422,433     390,136     307,886
 Deposit insurance premiums                   33,952      46,632     391,541
 Professional fees                            98,844     102,784     101,428
 Data processing fees                        201,223     188,350     201,153
 Other operating expenses                    315,202     367,387     330,165
                                          ----------  ----------  ----------
     Total noninterest expense             2,073,046   2,080,877   2,230,918
                                          ----------  ----------  ----------
Income (loss) before income taxes            570,471     577,466     (42,401)
Provision (benefit) for income taxes         208,000     226,265     (38,049)
                                          ----------  ----------  ----------
      Net income (loss)                   $  362,471  $  351,201  $   (4,352)
                                          ==========  ==========  ==========
Basic earnings (loss) per common share    $      .49  $      .48  $     (.01)
                                          ==========  ==========  ==========
Diluted earnings (loss) per common share  $      .47  $      .46  $     (.01)
                                          ==========  ==========  ==========


ALBION BANC CORP.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------
                                                                        Accumulated
                                                               Unearned other com-
                              Common   Capital     Retained      ESOP   prehensive  Treasury
                              stock    surplus     earnings     shares    income     stock    Total

Balance at December 31, 1995  $2,607  $2,305,975  $3,833,811  $(97,617)  $44,344  $     --  $6,089,120

Comprehensive income:
 Net loss                                             (4,352)                                   (4,352)
  Other comprehensive income,
   net of tax:
    Unrealized gains on
     investment securities                                                11,271                11,271
                                                                                            ----------
                                                                                                 6,919
Exercise of stock options        24       23,696                                                23,720
Cash dividends paid ($.10
  per share)                                         (80,000)                                  (80,000)
ESOP shares committed to be
  released                                18,514                26,909                          45,423
Purchase of treasury stock                                                        (221,595)   (221,595)
                            ------    ---------- ----------  --------   -------  ---------  ----------

Balance at December 31,
  1996                       2,631     2,348,185  3,749,459   (70,708)   55,615   (221,595)  5,863,587
Comprehensive income:
 Net income                                          351,201                                   351,201
 Other comprehensive income,
  net of tax:
   Unrealized losses on
    investment securities                                                 (7,350)               (7,350)
                                                                                            ----------
                                                                                               343,851
Cash dividends paid ($.16
  per share)                                        (113,925)                                 (113,925)
ESOP shares committed to be
  released                                35,249                26,070                          61,319
                            ------    ---------- ----------  --------   -------  ---------  ----------
Balance at December 31,
  1997                       2,631     2,383,434   3,986,735   (44,638)   48,265  (221,595)  6,154,832
Comprehensive  income:
 Net income                                          362,471                                   362,471
  Other comprehensive income,
   net of tax:
    Unrealized losses on
     investment securities                                               (29,732)              (29,732)

                                                                                            ----------
Exercise of stock options       18         9,663                                                 9,681
Cash dividends paid ($.14
  per share)                                       (100,490)                                  (100,490)
ESOP shares committed to
  be released                             17,366                9,348                           26,714
                            ------    ---------- ----------  --------   -------  ---------  ----------
Balance at December 31,
 1998                       $2,649    $2,410,463 $4,248,716  $(35,290)  $18,533  $(221,595) $6,423,476
                            ======    ========== ==========  ========   =======  =========  ==========


The accompanying notes are an integral part of these consolidated financial statements.

                                                                      20

ALBION BANC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------------------------------------------------

                                                Years Ended December 31,
                                               1998        1997       1996
Cash flows from operating activities:
 Net income (loss)                          $362,471    $351,201    $(4,352)
 Depreciation, amortization and accretion    321,435     183,938    142,208
 Provision for loan losses                    65,023      35,414    140,239
 Provision for losses on foreclosed real
   estate                                                             41,000
 Provision (benefit) for deferred
  income taxes                                49,600     133,700     (12,800)
 Gain on sale of mortgage loans,
  investment securities and foreclosed
  real estate                                (16,798)    (59,203)    (38,031)
 ESOP expense                                 26,714      61,319      45,423
 Originations of loans held for sale        (945,721)   (392,566) (1,116,740)
 Proceeds from sale of loans held
   for sale                                1,390,516     506,641     464,990
 Changes in operating assets and
   liabilities    -
     Decrease (increase) in other assets     (17,239)     32,142    (168,005)
     Increase in other liabilities           281,962     305,894      54,749
                                          ----------  ----------  ----------
        Net cash provided by (used in)
         operating activities              1,517,963   1,158,480    (451,319)
                                          ----------  ----------  ----------
Cash flows from investing activities:
 Proceeds from sale of foreclosed
   real estate                                87,043     254,586     159,537
 Proceeds from maturities and calls of
   investment securities available
   for sale                                1,512,183     881,521   1,203,432
 Proceeds from maturities and calls
   of investment securities held to
   maturity                                2,950,231   5,116,163   2,206,792
 Purchases of investment securities
   available for sale                     (1,493,899) (1,001,757) (1,011,009)
 Purchases of investment securities
   held to maturity                                   (4,621,649) (6,193,497)
 Net increase in loans receivable         (6,404,038) (5,321,291) (3,632,264)
 (Purchase) redemption of Federal
   Home Loan Bank stock                      (28,800)    (50,000)     25,000
 Expenditures for capital assets             (58,391)   (448,876)    (64,278)
                                          ----------  ----------  ----------
 Net cash used in investing activities    (3,435,671) (5,191,303) (7,306,287)
                                          ----------  ----------  ----------
Cash flows from financing activities:
 Net increase in savings, NOW, money
   market and noninterest-bearing
   deposits                                2,738,619   1,453,774   4,067,121
 Net increase (decrease) in time deposits  1,471,289   4,964,388  (2,134,531)
 Proceeds from Federal Home Loan Bank and
   other borrowings                        5,000,000   5,000,000   9,500,000
 Payments on advances from Federal
   Home Loan Bank and other borrowings    (5,081,792) (5,075,149) (3,523,107)
 Proceeds from exercise of stock options       9,681                  23,720
 Dividends paid                             (100,490)   (113,925)    (80,000)
 Net increase (decrease) in advances
   from borrowers for taxes and insurance     41,856      67,772    (145,091)
 Purchase of treasury stock                                         (221,595)
                                          ----------  ----------  ----------
 Net cash provided by financing activities 4,079,163   6,296,860   7,486,517
                                          ----------  ----------  ----------
 Net increase (decrease) in cash and cash
   equivalents                             2,161,455   2,264,037    (271,089)
 Cash and cash equivalents at beginning
   of year                                 4,389,966   2,125,929   2,397,018
                                          ----------  ----------  ----------
 Cash and cash equivalents at end of
   year                                   $6,551,421  $4,389,966  $2,125,929
                                          ==========  ==========  ==========
Cash paid during the year for:
 Interest                                 $3,031,309  $2,902,589  $2,307,861
 Income taxes                                 $5,000    $150,273     $46,000

ALBION BANC CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF OPERATIONS
    Albion Banc Corp. (the "Holding Company" or the "Company") is the holding company for Albion Federal Savings and Loan Association (the "Association"), which is headquartered in Albion, New York. Through the Association, the Company is engaged primarily in the business of retail banking in Western New York. Additionally, the Association offers nontraditional deposit products, such as annuities and mutual funds, through a subsidiary, New Frontier of Albion Corp. ("New Frontier").

    BASIS OF PRESENTATION
    The consolidated financial statements include the accounts of the Company, the Association and New Frontier. All significant intercompany accounts and transactions have been eliminated. The accounting principles of the Company conform with generally accepted accounting principles and prevailing practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    STATEMENT OF CASH FLOWS
    For purposes of the statement of cash flows, the Company defines cash and cash equivalents as cash and due from banks and federal funds sold.

    INVESTMENT SECURITIES
    Investments in debt securities are classified as held to maturity and stated at amortized cost when management has the positive intent and ability to hold such securities to maturity. Investments in other debt securities having readily determinable fair values are classified as available for sale and are stated at estimated fair value. The fair values of investment securities are estimated utilizing independent pricing services and are based on available market data. Unrealized gains or losses related to securities available for sale are reflected in a separate component of other comprehensive income, net of applicable income taxes.

    Interest income includes interest earned on securities and the respective amortization of premium or accretion of discount. Amortization or accretion is computed using the straight-line method which approximates the interest method. Sales of securities and related gains are determined using the specific identification method.

    LOANS HELD FOR SALE
    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

    LOANS RECEIVABLE
    Loans receivable are stated at their principal amount outstanding, net of deferred loan origination and commitment fees and certain direct costs, which are recognized over the contractual life of the loan as an adjustment of the loan's yield. Interest income on loans is recognized on an accrual basis, calculated using the level yield interest method.

    The allowance for loan losses is maintained at a level which, in the opinion of management, is considered adequate to absorb potential losses inherent in the existing loan portfolio. The level of the allowance is based on management's evaluation of individual loans, past loan loss experience, the assessment of prevailing and anticipated economic conditions, the estimated value of collateral and other relevant factors. The allowance for loan losses is established through charges to earnings in the form of a provision for loan loss. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

    A loan is considered impaired, based on current information and events, when it is probable that the Company will not be able to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement (generally within 90 days). Accordingly, the Company measures all nonaccrual and restructured commercial real estate and commercial loans individually, based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral dependent loans are measured for impairment based on the fair value of the collateral. This accounting policy does not apply to large groups of small balance, homogeneous loans such as consumer installment and residential real estate loans, that are collectively evaluated for impairment based upon historical statistics. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

    Loans, including impaired loans, are placed on a nonaccrual status in accordance with policies established by management. Loans, other than consumer loans, are generally transferred to nonaccrual status when principal or interest payments become 90 days past due. Any accrued but uncollected interest previously recorded on such loans is reversed in the current period. Past due consumer loans are generally fully reserved or charged-off when they reach a 120 day delinquency status. Loans are returned to accrual status when management determines that the circumstances have improved to the extent that both principal and interest are collectible and there has been a sustained period of repayment performance in accordance with the contractual terms of interest and principal.

    While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

    PREMISES AND EQUIPMENT
    Land is carried at cost. Company premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the related assets, generally ranging from three to forty years.

    INCOME TAXES
    The Company accounts for income taxes using the asset and liability approach which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowances, for deductible temporary differences and net operating loss and tax credit carryforwards.

    EARNINGS (LOSS) PER SHARE
    Basic earnings (loss) per share is determined by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period that they were outstanding. Employee Stock Ownership Plan ("ESOP") shares not committed to be released are not considered outstanding for purposes of the calculation. Diluted earnings (loss) per share is determined by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding, adjusted for the number of additional common shares that would have been outstanding if the dilutive potential common shares outstanding during the period had been issued.

    STOCK SPLIT
    On December 17, 1997, the Company's Board of Directors voted a three-for-one stock split of its common stock, effected in the form of a stock dividend to holders of record on January 16, 1998. The stock split was completed on February 5, 1998. Common stock issued, treasury stock held and per share data have been restated to reflect the split.

2.  INVESTMENT SECURITIES

    The amortized cost and estimated fair value of investment securities available for sale are as follows:

                                           December 31,  1998
                              --------------------------------------------
                                            Gross      Gross
                              Amortized  unrealized  unrealized  Estimated
                                 cost       gains      losses    fair value

Mortgage-backed securities   $3,912,927    $47,184   $(16,295)  $3,943,816
                             ==========    =======   ========   ==========

                                           December 31,  1997
                              --------------------------------------------
                                            Gross      Gross
                              Amortized  unrealized  unrealized  Estimated
                                 cost       gains      losses    fair value

Mortgage-backed securities   $3,954,539    $84,422    $(4,061)  $4,034,900
                             ==========    =======   ========   ==========

    The amortized cost and estimated fair value of investment securities held to maturity are as follows:

                                            December 31,  1998
                              --------------------------------------------
                                            Gross      Gross
                              Amortized  unrealized  unrealized  Estimated
                                 cost       gains      losses    fair value

Mortgage-backed securities   $3,821,624    $47,842   $          $3,869,466
                             ==========    =======   ========   ==========

                                           December 31, 1997
                              ---------------------------------------------
                                            Gross      Gross
                              Amortized  unrealized  unrealized  Estimated
                                 cost       gains      losses    fair value
Mortgage-backed securities   $5,832,311    $50,389              $5,882,700
U.S. government agency
  securities                  1,001,266                 $(966)   1,000,300
                             ----------    -------   --------   ----------
    Total                    $6,833,577    $50,389      $(966)  $6,883,000
                             ==========    =======   ========   ==========

3.  LOANS RECEIVABLE

    Loans receivable consist of the following:

                                                         December 31,
                                                     1998         1997
Real estate loans:
 Secured by one to four family residences       $48,396,513   $42,473,738
 Secured by other properties                      1,792,947     2,203,839
 Construction loans                               1,588,951       413,200
                                                -----------   -----------
                                                 51,778,411    45,090,777
                                                -----------   -----------
Other  loans:
 Automobile loans                                    93,438       100,607
 Home improvement loans                           7,413,971     7,152,228
 Other                                              434,444       688,245
                                                -----------   -----------
                                                  7,941,853     7,941,080
                                                -----------   -----------
Undisbursed portion of loans                       (721,492)     (327,480)
Net deferred loan origination costs                  74,255        38,935
Allowance for loan losses                          (267,000)     (276,300)
                                                -----------   -----------
                                                   (914,237)     (564,845)
                                                -----------   -----------
                                                $58,806,027   $52,467,012
                                                ===========   ===========

    The balance of nonaccrual loans at December 31, 1998 and 1997 was $262,243 and $276,300, respectively. The recorded investment in impaired loans for which there was a related valuation allowance for possible impairment included in the allowance for credit losses, and the amount of such impairment allowance were $164,177 and $45,894, respectively, at December 31, 1998 and $162,855 and $32,829, respectively, at December 31, 1997. The average balance of impaired loans in 1998, 1997 and 1996 was $232,900, $211,700 and $52,100, respectively. There was no interest income recognized on the impaired loans in 1998, 1997 or 1996 as they were on a non-accrual basis.

    At December 31, 1998, there was approximately $11,000,000 of one to four family residential real estate loans pledged as collateral for advances from the Federal Home Loan Bank of New York.

    The Company does not have reportable operating segments as defined by Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." A summary of revenues by loan products consists of the following:

                                  Year ended December 31,
                              1998          1997          1996

Real estate loans        $3,794,547     $3,531,567     $3,415,988
Other loans                 743,598        646,193        485,282
                         ----------     ----------     ----------
                         $4,538,145     $4,177,760     $3,901,270
                         ==========     ==========     ==========

    As discussed in Note 14, the Company's customers are located primarily in Western Monroe County and Orleans County in New York State. There are no transactions with a single customer that in the aggregate result in revenues that exceed ten percent of consolidated total revenues.

4.  ALLOWANCE FOR LOAN LOSSES

    An analysis of changes in the allowance for loan losses is as follows:

                                                  December  31,
                                        1998          1997      1996

Balance at beginning of period        $276,300     $305,900   $244,100
Provision expense                       65,023       35,414    140,239
Net charge-offs                        (74,323)     (65,014)   (78,439)
                                      --------     --------   --------
Balance at end of period              $267,000     $276,300   $305,900
                                      ========     ========   ========

5.  LOAN SERVICING

    Loans serviced for others, amounting to approximately $9,836,000 and $10,463,700 at December 31, 1998 and 1997, respectively, are not included in the statement of financial condition. Custodial escrow balances maintained in connection with loans serviced for others were approximately $181,100 and $189,600 at December 31, 1998 and 1997, respectively.

6.  PREMISES AND EQUIPMENT

    Premises and equipment, net of accumulated depreciation and amortization, consist of the following:

                                                December 31,
                                              1998        1997

Land                                      $  350,642   $  350,642
Premises                                   1,740,135    1,740,135
Furniture, fixtures and equipment          1,412,878    1,354,487
                                          ----------   ----------
                                           3,503,655    3,445,264

    Accumulated depreciation              (1,330,688)  (1,094,300)
                                          ----------   ----------
                                          $2,172,967   $2,350,964
                                          ==========   ==========

    Depreciation expense on premises and equipment was: $236,388, $193,400, and $158,900 for the years ended December 31, 1998, 1997 and 1996, respectively.

7.  DEPOSITS

    Deposits were comprised of the following:

                                                    December 31,
                                     ----------------------------------------
                                             1998                  1997
                                     ----------------------------------------
                                                    Per                  Per
                                         Amount     cent       Amount    cent

Noninterest bearing deposits         $ 3,254,052    5.5 %  $ 2,395,245   4.4%
Savings deposits                      14,838,088   25.1     13,974,443  25.5
Negotiable order of withdrawal
 deposits                              4,679,530    7.9      3,498,122   6.4
Money market deposits                  2,054,672    3.5      2,219,913   4.0
                                     -----------  -----    ----------- -----
                                      24,826,342   42.0     22,087,723  40.3
                                     -----------  -----    ----------- -----
Certificates of deposit:
 4.00% and less                                                 10,915
 4.01% - 6.00%                        31,511,709   53.3     29,446,514  53.6
 6.01% - 8.00%                         2,780,039    4.7      3,353,533   6.1
 8.01% and greater                         2,000                11,496
                                     -----------  -----    ----------- -----
                                      34,293,748   58.0     32,822,458  59.7
                                     -----------  -----    ----------- -----
                                     $59,120,090  100.0%   $54,910,181 100.0%
                                     ===========  =====    =========== =====

    The weighted average interest rates paid on total deposits were 4.5%, 4.6% and 4.4% at December 31, 1998, 1997, and 1996, respectively.

    At December 31, 1998, certificates of deposit have scheduled maturity dates as follows:



                         1999         2000         2001        2002      2003    Thereafter    Total

4.00% or less       $         -   $        -   $        -   $      -   $      -   $     -   $         -
4.01% - 6.00%        24,505,917    4,322,633    1,306,336    599,327    772,566     4,930    31,511,709
6.01% - 8.00%         1,970,097      429,950        8,275    194,327    144,403    32,987     2,780,039
8.01% and greater         2,000                                                                   2,000
                    -----------   ----------   ----------   --------   --------   -------   -----------
 Total              $26,478,014   $4,752,583   $1,314,611   $793,654   $916,969   $37,917   $34,293,748
                    ===========   ==========   ==========   ========   ========   =======   ===========



    At December 31, 1998, certificates of deposit in amounts of $100,000 or more have the following scheduled time remaining until maturity:

          Three months or less                   $  403,813
          Over three through six months             805,062
          Over six through twelve months            863,172
          Over twelve months                        675,032
                                                 ----------
                                                 $2,747,079
                                                 ==========

    Interest expense on deposits is as follows:

                                             Years Ended December 31,
                                           1998        1997         1996

        Savings deposits               $  449,792   $  421,071   $  382,701
        Negotiable order of
          withdrawal deposits              69,684       56,650       47,091
        Money market deposits              67,905       80,148       72,388
        Certificates of deposit         1,826,426    1,739,288    1,626,926
                                       ----------   ----------   ----------
                                       $2,413,807   $2,297,157   $2,129,106
                                       ==========   ==========   ==========

8.  ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

    At December 31, 1998 and 1997, the Company had advances, secured by residential real estate loans, from the Federal Home Loan Bank of New York of $9,000,000. The borrowings outstanding at December 31, 1998 had fixed and variable rates of interest ranging from 5.15% to 6.60%, with a weighted average interest rate of 5.96%, and mature at various dates through 2003. The borrowings outstanding at December 31, 1997 had fixed and variable rates of interest ranging from 5.88% to 6.60%, with a weighted average interest rate of 6.19%. Required remaining principal repayments at December 31, 1998 are as follows: $1,000,000 in 1999 and 2000, $2,000,000 in 2001 and 2002 and $3,000,000 in 2003.

    At December 31, 1998 and 1997, the Company had $118,734 and $200,526, respectively, outstanding on a loan used for construction of a branch office. The loan has a fixed rate of interest of 8.50% and requires monthly payments of principal and interest through 2001. At December 31, 1998, remaining principal payments of $88,400, $42,200 and $40,900 are required in 1999, 2000 and 2001, respectively.

9.  EARNINGS (LOSS) PER SHARE

    The full year calculations of earnings (loss) per share for 1998, 1997 and 1996 reflect an average of the quarterly calculations during those years. During 1996, only one of four quarters experienced a loss even though there was a net loss for the year. Therefore, the dilutive effect of the incremental shares included in the quarterly EPS calculations for the quarters with income are excluded from the year-to-date calculation.

                                            Year Ended December 31, 1998
                                           -------------------------------
                                                                 Per-share
                                             Income    Shares     amount

          Basic EPS                        $362,471   739,867     $  .49
                                           ========   =======     ======
          Effect of Dilutive Securities:
            Options                                    28,749
                                           --------   -------
          Diluted EPS                      $362,471   768,616     $  .47
                                           ========   =======     ======

                                             Year Ended December 31, 1997
                                           -------------------------------
                                                                 Per-share
                                             Income    Shares     amount

          Basic EPS                        $351,201   733,047     $  .48
                                           ========   =======     ======
          Effect of Dilutive Securities:
            Options                                    23,498
                                           --------   -------
          Diluted EPS                      $351,201   756,545     $  .46
                                           ========   =======     ======

                                            Year Ended December 31, 1996
                                           -------------------------------
                                                                 Per-share
                                             Income    Shares     amount

          Basic and Diluted EPS            $(4,352)   738,284     $ (.01)
                                           ========   =======     ======

10. COMPREHENSIVE INCOME

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income," in the first quarter of 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. Adoption of SFAS No. 130 had no impact on the Company's results of operations nor its financial position. Financial Statements presented for periods prior to 1998 were required to be reclassified to reflect application of the provisions of SFAS No. 130.

    The following tables display the components of other comprehensive income:

                                           Year ended December 31,
                                          1998         1997       1996
     Unrealized (losses) gains
       on investment securities:
        Before tax amount              $(49,472)    $(14,834)   $18,765
        Income taxes                     19,740        7,484     (7,494)
                                       --------     --------    -------
     Net                               $(29,732)    $ (7,350)   $11,271
                                       ========     ========    =======

11. EMPLOYEE BENEFIT PLANS

    The Company has a defined contribution plan covering substantially all employees which provides for a salary deferral arrangement, pursuant to
    Section 401(k) of the Internal Revenue Code, as contributions to a savings plan. The plan provides for an annual contribution by the Company of 5% of an employee's base salary. In addition, the Company contributes to the plan one-half of every dollar contributed by an employee up to an additional 4% of an employee's base salary. The amounts charged to expense related to this plan were approximately $43,600, $46,000, and $33,500 for the years ended December 31, 1998, 1997 and 1996, respectively.

    The Company has an internally leveraged employee stock ownership plan that covers all employees who have completed at least 1,000 hours of service in a twelve-month period and have attained the age of 21. The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active participants in proportion to their compensation relative to total compensation of all active participants.

    The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statement of financial position. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was approximately $26,700, $52,000, and $45,400 during 1998, 1997 and 1996, respectively.

    A summary of ESOP shares is as follows:
                                                             December 31,
                                                           1998      1997

       Shares released for allocation and allocated       $43,900  $ 41,118
       Unreleased shares                                   10,534    13,629
                                                          -------  --------
       Total ESOP shares                                  $54,434  $ 54,747
                                                          =======  ========
       Fair value of unreleased shares                    $97,440  $181,720
                                                          =======  ========

    Under the 1993 Stock Option and Incentive Plan (Stock Option Plan), 78,210 shares of common stock were reserved for the benefit of certain officers, employees and directors. The Stock Option Plan is administered by a committee of the Board of Directors. Management intends that options granted under the Stock Option Plan constitute both incentive and non-incentive stock options. Options granted to non-employee directors will constitute non-incentive stock options.

    With respect to incentive stock options, the option exercise price may be no less than the fair market value of the Company's common stock on the date of grant. All options are immediately exercisable and expire no later than ten years from the date of grant. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the Stock Option Plan. Accordingly, no compensation expense was recognized in 1996 for stock option awards since the exercise price of stock options granted was not less than the fair market value of the common stock at date of grant. Had the Company recognized compensation expense in accordance with SFAS No.123, "Accounting for Stock Based Compensation," net loss and loss per basic and diluted common share would have been $26,729 and $0.04, respectively,for the year ended December 31, 1996. To calculate those pro forma amounts, the Company utilized the Black-Scholes option pricing model and the following assumptions: a risk-free interest rate of 6.38%; an expected option life of six years; expected volatility of 31.33%; and an expected dividend yield of 1.77%. No options were granted in 1998 and 1997.

    A summary of the status of the Company's stock option plan as of December 31, 1998, 1997 and 1996 and changes during the years ended on those dates is as follows:


                              1998               1997              1996
                      ------------------   ----------------  ----------------
                                Weighted           Weighted          Weighted
                                Average            Average           Average
                                Exercise           Exercise          Exercise
                      Shares     price     Shares   price    Shares   price

Outstanding at
 beginning of year    50,022     $4.00     50,022   $4.00    46,533   $3.33
   Granted                                                   10,605   $5.79
   Exercised          (2,905)    $3.33                       (7,116)  $3.33
   Forfeited               -                    -                 -
                      ------               ------            ------
Outstanding and
 exercisable at
 end of year          47,117     $3.89     50,022   $4.00    50,022   $4.00
                      ======               ======            ======
Fair value of
 options granted
 during the year                                             $ 2.11
                                                             ======

    At December 31, 1998, there are 36,512 options outstanding with an exercise price of $3.33 and a remaining contractual life of five years, and 10,605 options outstanding with an exercise price of $5.79 and a remaining contractual life of eight years. Additionally, at December 31, 1998 there are 21,072 shares available for future grant.

12. INCOME TAXES

    The Company, the Association, and New Frontier file a consolidated federal return. The Company and the Association file a combined state return, while New Frontier files a separate state return. All returns are filed on a calendar year basis.

    For tax years beginning after January 1, 1996, the Company is only permitted to take deductions for bad debts for federal tax purposes on the basis of actual loan charge-off activity (specific charge-offs). This legislation also requires that the Company recapture into taxable income that portion of existing tax bad debt reserves created in years beginning after December 31, 1987.

    Under prior federal law, tax bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should the Company fail to meet certain qualifying asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law pre-1988 reserves remain subject to recapture should the Company make certain non-dividend distributions or cease to maintain a Company charter. Management has no intention of taking any such actions.

    At December 31, 1998, the Company's total pre-1988 tax bad debt reserve was approximately $828,000. This reserve reflects the cumulative effect of federal tax deductions by the Company for which no federal income tax provision has been made.

    Provided the Company continues to satisfy certain definitional tests and other conditions for New York State income tax purposes, the Company is permitted to continue to take special reserve method bad debt deductions. The deductible annual addition to the state reserve may be computed using a specific formula based on the Company's loss history ("Experience Method") or a statutory percentage equal to 32% of the Company's New York State taxable income. The Company used specific charge-off method in 1996 and the percentage method in 1997 and 1998.

    The components of the provision (benefit) for income taxes are as follows:

                                                 December  31,
                                          1998       1997       1996
            Current:
              Federal                  $154,900    $ 88,740   $(25,499)
              State                       3,500       3,825        250
                                       --------    --------   --------
                                        158,400      92,565    (25,249)
            Deferred                     49,600     133,700    (12,800)
                                       --------    --------   --------
                                       $208,000    $226,265   $(38,049)
                                       ========    ========   ========

    A summary of deferred income taxes is as follows:

                                                   December  31,
                                               1998         1997
           Deferred income tax assets:
             Allowance for loan losses        $  90,800  $  97,400
             Other                               24,000     23,300
                                              ---------  ---------
                                              $ 114,800  $ 120,700
                                              =========  =========
           Deferred income tax liabilities:
             Depreciation                     $(162,000) $(135,300)
             Unrealized gain on investment
               securities                       (12,300)   (32,100)
             Deferred loan origination fees
               and costs                        (29,700)   (15,600)
             Other                              (24,800)   (19,000)
                                              ---------  ---------
                                               (228,800)  (202,000)
                                              ---------  ---------
           Net deferred income tax liability  $(114,000) $ (81,300)
                                              =========  =========

    The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before taxes. The items causing this difference are as follows:



                                                          Years Ended December 31,
                                            ---------------------------------------------------------
                                                  1998                1997                  1996
                                            ---------------     ---------------      ----------------
                                                      % of                % of                  % of
                                                     pretax              pretax                pretax
                                            Amount   income     Amount   income      Amount    income

Expected tax at federal statutory rate    $193,960    34.0 %   $196,338   34.0 %   $(14,416)  (34.0)%
Increases(decreases) resulting from:
  State franchise taxes, less
   applicable federal income tax benefit    13,860     2.4       23,034    4.0      (18,975)  (44.7)
 Tax exempt interest on investments in
  state and political subdivision
  securities                                                     (1,349)   (.2)      (4,866)  (11.5)
 Other, net                                    180      .1        8,242    1.4          208      .5
                                          --------    ------   --------   ------   ---------  -------
Provision (benefit) for income taxes      $208,000    36.5 %   $226,265   39.2 %   $(38,049)  (89.7)%
                                          ========    ======   ========   ======   =========  =======

13. RELATED PARTY TRANSACTIONS

    Certain executive officers, directors, principal shareholders and companies in which such individuals have 10% or more ownership (related parties) are engaged in transactions with the Company in the ordinary course of business. It is the Company's policy that all related party transactions are conducted at "arm's length" and all loans and commitments included in such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. A summary of the changes in outstanding loans to such related parties is as follows:

                                                        Years Ended
                                                        December 31,
                                                        1998   1997

        Balance of loans outstanding at
          beginning of year                          $477,239  $371,650
        New originations and increases
          in existing loans                           240,446   209,575
        Principal repayments                         (170,753) (103,986)
                                                     --------  --------
        Balance of loans outstanding at
          end of year                                $546,932  $477,239
                                                     ========  ========

    At December 31, 1998 and 1997, there were approximately $239,000 and $985,900, respectively, in deposits from such related parties.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

    The Company is party to financial instruments with off-balance sheet risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit which involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the statement of financial condition. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amounts of those instruments. The Company has experienced minimal credit losses to date on its financial instruments with off-balance sheet risk and management does not anticipate any significant losses on its commitments to extend credit outstanding at December 31, 1998. The Company does not utilize off-balance sheet derivative instruments.

    The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company controls the credit risk of off-balance sheet instruments through credit approvals, limits and monitoring procedures, and management evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer.

    Commitments to extend credit, which generally have a sixty-day expiration date or other termination clauses, are legally binding agreements to lend to a customer (as long as there is no violation of any condition established in the contract). At December 31, 1998, the Company's total commitments to extend credit, all of which were fixed rate, were $1,186,100. All outstanding loan commitments are scheduled to be disbursed within sixty days. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements.

    The Company has identified certain credit risk concentrations in relation to its on- and off-balance sheet financial instruments. Credit risk is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. A credit risk concentration results when the Company has a significant credit exposure to an individual or a group engaged in similar activities or affected similarly by economic conditions.

    The Company's customers are located primarily in Western Monroe County and Orleans County in New York State. As Note 3 to these financial statements indicates, the majority of the Company's loan portfolio relates to loans secured by first mortgages on real estate.

15. COMMITMENTS AND CONTINGENCIES

    The Company is involved in litigation and investigations of a routine nature which are being defended and handled in the ordinary course of business. These matters are not considered significant to the Company's financial condition or results of operations.

16. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    CASH AND CASH EQUIVALENTS
    For these short-term instruments, the carrying amount represents an estimate of fair value.

    LOAN RECEIVABLES
    The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The estimated fair value of financial commitments was not significant.

    DEPOSIT LIABILITIES
    The fair value of demand deposits, savings accounts and certain money-market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

    BORROWINGS
    Rates currently available to the bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

    The estimated fair values of the Company's financial instruments are as follows:
                                                 December 31,
                               ---------------------------------------------
                                         1998                    1997
                               ----------------------   --------------------
                                 Carrying      Fair     Carrying      Fair
                                  amount      value      amount      value

Financial assets:

 Cash and cash equivalents     $6,551,421  $6,551,421  $4,389,966  $4,389,966
 Investment securities          7,765,440   7,813,282  10,868,477  10,917,900
 Loans held for sale and
  loans receivable, net of
  allowance for possible
  loan losses                  58,928,939  59,502,000  53,017,352  53,798,000
 Federal Home Loan Bank stock     528,800     528,800     500,000     500,000

Financial liabilities:

 Deposits                      59,120,090  59,336,000  54,910,181  54,987,000
 Advances from the Federal
  Home Loan Bank and other
  borrowings                    9,118,734   9,116,000   9,200,526   9,142,000


17. REGULATORY MATTERS

    The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I and tangible capital (as defined) to adjusted total assets (as defined). Management believes, as of December 31, 1998, that the Association meets all capital adequacy requirements to which it is subject.

    As of December 31, 1998, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Association's category.

    The Association's actual capital amounts (in thousands) and ratios are also presented in the table.



                                                                            To be well
                                                                        capitalized under
                                                        For capital     prompt corrective
                                  Actual             adequacy purposes  action provisions
                                  amount    Ratio    > Amount > Ratio   > Amount   > Ratio
                                                     -        -         -          -

As of December 31, 1998:
  Total capital (to risk-
    weighted assets)             $6,010     15.7%    $3,059     8.0%    $3,823     10.0 %
  Tier I capital (to risk-
    weighted assets)              5,757     15.1      1,529     4.0      2,300      6.0
  Tier I capital (to adjusted
    total assets)                 5,757      7.6      3,018     4.0      3,772      5.0
  Tangible capital (to
    adjusted total assets)        5,757      7.6      1,132     1.5       N/A       N/A

As of December 31, 1997:
  Total capital (to risk-
    weighted assets)             $5,591     15.7%    $2,857     8.0%    $3,571     10.0%
  Tier I capital (to risk-
    weighted assets)              5,352     15.0      1,428     4.0      2,143      6.0
  Tier I capital (to
    adjusted total assets)        5,352      7.5      2,139     3.0      3,566      5.0
  Tangible capital (to
    adjusted total assets)        5,352      7.5      1,070     1.5       N/A       N/A




    The Association's capital exceeds all of the fully phased-in capital requirements imposed by the Financial Institution Reform, Recovery and Enforcement Act of 1989. OTS regulations provide that an association that exceeds all fully phased-in capital requirements before and after a proposed capital distribution can, after prior notice but without the approval by the OTS, make capital distributions during the calendar year of up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income during the most recent four-quarter period. Any additional capital distributions require prior regulatory approval.

    At the time of conversion from a mutual savings and loan association to a federally chartered stock savings and loan association during 1993, the Association established a liquidation account in an amount of $3,077,944 for the benefit of eligible account holders who continue to maintain their accounts at the Association subsequent to the conversion. The liquidation account is reduced annually to the extent the eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. Subsequent to the conversion, the Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause shareholders' equity to be reduced below the balance of the liquidation account or if such declaration and payments would otherwise violate regulatory requirements.

    The Holding Company is subject to the restrictions of Delaware law, which generally limits dividends to the amount of a corporation's surplus or, in the case where no such surplus exists, the amount of a corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Additionally, the Association is subject to OTS regulations which limit its ability to upstream dividends to the Holding Company. As a Tier I savings association, the Association may make capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus one half of its surplus capital ratio at the beginning of the calendar year.

    On July 19, 1995, the Association entered into a Supervisory Agreement with the OTS, which required the Company to develop policies and procedures primarily relating to its internal operations. On August 25, 1997, the OTS terminated the Agreement having determined that the Company had complied with its terms and conditions.

18. PARENT COMPANY FINANCIAL INFORMATION

    The following condensed statement of financial condition and condensed statements of operations and of cash flows for the Holding Company should be read in conjunction with the consolidated financial statements and notes thereto.

                       Condensed Statement of Condition


                                                   December 31,
                                                 1998        1997
                              Assets

          Cash                               $   26,685  $  100,208
          Federal funds sold                    570,000     600,000
          Investment in subsidiary            5,620,995   5,242,219
          Loan to ESOP                           41,712      52,140
          Other assets                           13,448       3,115
                                             ----------  ----------
                 Total assets                $6,272,840  $5,997,682
                                             ==========  ==========

               Liabilities and Shareholders' Equity

          Accrued liabilities                $    4,330  $      833
          Shareholders' equity:
            Common stock                          2,649       2,631
            Capital surplus                   2,238,740   2,229,078
            Retained earnings                 4,248,716   3,986,735
            Treasury stock                     (221,595)   (221,595)
                                             ----------  ----------
              Total liabilities and
                shareholders' equity         $6,272,840  $5,997,682
                                             ==========  ==========

                       Condensed Statement of Condition

                                              Years Ended December 31,
                                           1998          1997         1996

        Equity in undistributed
         earnings (loss) of subsidiary   $373,263     $343,342     $(24,363)
        Interest and fees on loans          4,432        6,648        8,286
        Interest and dividends on
         federal funds sold                31,409       31,231       38,501
        Other operating expenses          (46,633)     (30,020)     (26,776)
                                         --------     --------      -------
                Net income (loss)        $362,471     $351,201      $(4,352)
                                         ========     ========      =======

                       Condensed Statement of Cash Flows

                                              Years Ended December 31,
                                           1998          1997         1996

      Cash flows from operating
      activities:
        Net income (loss)                $362,471     $351,201      $(4,352)
        Adjustments to reconcile net
         income (loss) to net cash
         provided by operating
         activities -
           Accretion of bond discount                  (31,058)     (38,483)
           Equity in (income) loss of
             subsidiary                  (373,263)    (343,342)      24,363
           Other                          (12,350)         684       (2,649)
                                         --------     --------     --------
             Net cash used in
               operating activities       (23,142)     (22,515)     (21,121)
                                         --------     --------     --------
      Cash flows from investing
      activities:
       Proceeds from repayment of
         ESOP loan                         10,428       26,070       34,673
       Proceeds from maturities of
         investment securities held
         to maturity                                 1,215,000    1,500,000
       Purchases of investment
         securities held to maturity                  (599,275)  (1,274,969)
       Net decrease in loans receivable                             120,182
                                         --------     --------     --------
             Net cash provided by
              investing activities         10,428      641,795      379,886
                                         --------     --------     --------
      Cash flows from financing
      activities:
        Proceeds from exercise of
          stock options                     9,681                    23,720
        Dividends paid                   (100,490)    (113,925)     (80,000)
        Purchase of treasury stock                                 (221,595)
                                         --------     --------     --------
             Net cash used in
              financing activities        (90,809)    (113,925)    (277,875)
                                         --------     --------     --------
      Net (decrease) increase in cash
       and cash equivalents              (103,523)     505,355       80,890

      Cash and cash equivalents at
       beginning of year                  700,208      194,853      113,963
                                         --------     --------     --------
      Cash and cash equivalents at
       end of year                       $596,685     $700,208     $194,853
                                         ========     ========     ========

                        COMMON STOCK INFORMATION

     The common stock of Albion Banc Corp. is traded on the Nasdaq Small Cap Market under the symbol "ALBC". The Company's common stock closed at $10.00 on March 1, 1999, on which date, there were approximately 565 stockholders of record. Under Federal regulations, the dollar amount of dividends a federal savings association may pay is dependent upon the association's capital surplus position and recent net income. Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations. However, institutions that have converted to the stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with OTS regulations and the Association's Plan of Conversion. Albion Federal is subject to these requirements and regulations. There are also certain dividend limitations applicable to the Corporation under Delaware law.

     The following table sets forth market price and dividend information for the Corporation's Common Stock for the years 1998 and 1997.

          Fiscal 1998            High     Low      Close    Dividends Paid
          -----------            ----     ---      -----    --------------

          First Quarter         $14.58   $ 9.75   $10.25         $.05

          Second Quarter        $11.00   $ 8.00   $ 8.47          .03

          Third Quarter         $ 9.75   $ 7.75   $ 8.00          .03

          Fourth Quarter        $11.00   $ 7.63   $ 9.13          .03


          Fiscal 1997            High     Low      Close    Dividends Paid
          -----------            ----     ---      -----    --------------

          First Quarter         $ 6.33   $ 5.50   $ 6.17         $.11

          Second Quarter        $ 7.67   $ 6.00   $ 7.67           --

          Third Quarter         $ 8.58   $ 7.33   $ 8.58          .05

          Fourth Quarter        $13.58   $ 8.83   $13.33           --

                         DIRECTORS AND OFFICERS


ALBION BANC CORP.                          ALBION FEDERAL SAVINGS
                                           AND LOAN ASSOCIATION

DIRECTORS:                                 DIRECTORS:

James H. Keeler                            James H. Keeler
 Chairman of the Board of the Corporation   Chairman of the Board of the
 and President, Chief Executive Officer     Association and President, Chief
 and majority shareholder of Keeler         Executive Officer and majority
 Construction Co., Inc.                     shareholder of Keeler Construction
                                            Co., Inc.

Richard A. Pilon                           Richard A. Pilon
 Vice Chairman of the Board of the          Vice Chairman of the Board of the
 Corporation President, Treasurer and       Association, President, Treasurer
 a majority stockholder of Dale's           and a majority stockholder of
 Plaza, Inc. and Secretary and Treasurer    Dale's Plaza,Inc. and Secretary
 of Dale & Son Supermarket, Inc. (DBA       and Treasurer of Dale & Son Super-
 Jubilee Foods).                            market, Inc. (DBA Jubilee Foods).

Dolores L. Giarrizzo                       Dolores L. Giarrizzo
 Retired, prior to that, associated with    Retired, prior to that, associated
 Agway, Inc.                                with Agway, Inc.

Robert R. Brown II                         Robert R. Brown II
 Self-employed and Vice President of        Self-employed and Vice President
 Orchard Dale Fruit Farms, Inc.             of Orchard Dale Fruit Farms, Inc.

Harold M. Kludt                            Harold M. Kludt
 Partner and part owner Kludt Bros., Inc.   Partner and part owner Kludt
                                            Bros., Inc.

Chriss M. Andrews                          Chriss M. Andrews
 Owner and President of Barclay & Fowler    Owner and President of Barclay
 Oil Corp.                                  & Fowler Oil Corp.

Greg Speer                                 Greg Speer
 Owner and Chief Executive Officer of       Owner and Chief Executive
 Speer Equipment.                           Officer of Speer Equipment.

OFFICERS:                                  OFFICERS:

Jeffrey S. Rheinwald                       Jeffrey S. Rheinwald
President and Chief Executive Officer      President and Chief Executive
                                            Officer

John S. Kettle                             John S. Kettle
Senior Vice President and Treasurer        Senior Vice President and
                                            Treasurer

Mark F. Reed                               Mark F. Reed
Vice President and Chief Financial Officer Vice President and Chief
                                            Financial Officer
                                   40

                             CORPORATE INFORMATION

CORPORATE HEADQUARTERS                   TRANSFER AGENT

48 North Main Street                     American Stock Transfer & Trust Co.
Albion, New York 14411                   6201 15th Avenue
                                         Brooklyn, New York 11219

INDEPENDENT ACCOUNTANTS                  COMMON STOCK

PricewaterhouseCoopers LLP               Traded Over the Counter
Buffalo, New York                        Small Cap Market
                                         Nasdaq Symbol: ALBC

GENERAL COUNSEL

Saperston and Day
Rochester, New York


SPECIAL COUNSEL

Breyer and Associates PC
Washington, D.C.


                              -----------------------


ANNUAL MEETING

     The Annual Meeting of Shareholders will be held Wednesday, April 21, 1999 at 10:00 a.m., Eastern Time, at Tillman's Village Inn, Corner of Routes 98 and 104, Albion, New York.

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                FORM 10-QSB

          [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934.

             For the quarterly period ended September 30, 1999

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to
                               -------------  ------------
Commission file number 33-60230
                       --------

                              Albion Banc Corp.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

       Delaware                                             16-1435160
--------------------------------                        -------------------
(State or other jurisdiction                            (IRS Employer
of incorporation or organization                        Identification No.)

48 North Main Street, Albion, New York                      14411-0396
----------------------------------------                -------------------
(Address of principal executive offices)                    (Zip Code)

                 (716) 589-5501
---------------------------------------------------
(Registrants telephone number, including area code)

--------------------------------------------------------------------------
(Former name, former address and former fiscal year, if changed since last report.)

Indicate by check mark whether the registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

   X   Yes       No
 -----     -----
                     APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

          Class                      Outstanding as of November 10,1999
---------------------------          ----------------------------------
Common Stock, $.01 par value                    792,163 shares

                           ALBION BANC CORP.
                           -----------------

                                INDEX
                                -----

                                                               Page Number
                                                               -----------
Part I.   Financial Information

  Item 1. Financial Statements

    Consolidated Statement of Financial Condition
     September 30, 1999 (unaudited)and December 31, 1998            1

    Consolidated Statement of Income (unaudited)
     Three months ended September 30, 1999 and 1998                 2

    Consolidated Statement of Income (unaudited)
     Nine months ended September 30, 1999 and 1998                  3

    Consolidated Statement of Comprehensive Income (unaudited)      4
     Three and nine months ended September 30, 1999 and 1998

    Consolidated Statement of Cash Flows (unaudited)                5
     Nine months ended September 30, 1999 and 1998

    Notes to Consolidated Financial Information                     6-10

  Item 2. Management's Discussion and Analysis of
          Financial Condition and Results of Operations             11-15

Part II.  Other Information                                         16

    Signatures                                                      17

ALBION BANC CORP.
-----------------
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
---------------------------------------------
                                                September 30,  December 31,
                                                    1999           1998
                                                    ----           ----
Assets                                           (unaudited)

Cash and due from banks                         $ 2,467,689    $ 1,881,421
Federal funds sold                                2,600,000      4,670,000
Investment securities:
  Available for sale                              2,545,890      3,943,816
  Held to maturity (fair value of
   $4,696,887 and $3,869,466, respectively)       4,767,426      3,821,624
Loans held for sale                                 122,114        122,912
Loans receivable, net of allowance for loan
 losses of $290,000 and $267,000, respectively   63,035,405     58,806,027
Federal Home Loan Bank (FHLB)stock, at cost         563,800        528,800
Premises and equipment, net                       2,007,761      2,172,967
Other assets                                        513,990        522,686
                                                -----------    -----------
    Total Assets                                $78,624,075    $76,470,253
                                                -----------    -----------
Liabilities and Shareholders' Equity

Deposits:
  Noninterest-bearing                           $ 3,584,240    $ 3,254,054
  Interest-bearing                               56,793,434     55,866,036
                                                -----------    -----------
    Total deposits                               60,377,674     59,120,090
FHLB advances and other borrowings                9,089,780      9,118,734
Advances from borrowers for taxes & insurance       547,969        933,248
Other liabilities                                 2,089,103        874,705
                                                -----------    -----------
    Total Liabilities                           $72,104,526    $70,046,777

Shareholders' Equity:
  Preferred stock, $.01 par value
  500,000 shares authorized, none outstanding
  Common stock, $.01 par value
  3,000,000 shares authorized,
  792,163 shares issued, respectively                 7,922          7,922
  Capital surplus                                 2,420,744      2,405,190
  Retained earnings                               4,343,715      4,248,716
  Unearned ESOP shares                              (28,373)       (35,290)
  Accumulated other comprehensive income             (2,894)        18,533
  Treasury stock, 39,105 shares, at cost           (221,595)      (221,595)
                                                -----------    -----------
    Total Shareholders' Equity                    6,519,549      6,423,476
                                                -----------    -----------
    Total Liabilities and Shareholders'
       Equity                                   $78,624,075    $76,470,253
                                                -----------    -----------

The accompanying notes are an integral part of these consolidated financial statements.

ALBION BANC CORP.
-----------------
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
--------------------------------------------


                                                        Three Months Ended
                                                           September 30,
                                                        1999         1998
                                                        ----         ----
Interest income:
 Interest and fees on loans                          $1,198,045   $1,159,461
 Interest on investment securities
   and federal funds sold                               186,691      185,556
                                                     ----------   ----------
Total interest income                                 1,384,736    1,345,017

Interest expense:
 Interest on deposits                                   614,246      595,836
 Interest on borrowed funds                             137,149      156,511
                                                     ----------   ----------
Total interest expense                                  751,395      752,347
                                                     ----------   ----------
Net interest income                                     633,341      592,670
Provision for loan losses                                21,000       21,000
 Net interest income after
 provision for loan losses                              612,341      571,670
                                                     ----------   ----------
Noninterest income:
 Gain on sale of loans and real estate owned                  0        1,398
 Other noninterest income                               102,353       82,864
                                                     ----------   ----------
Total noninterest income                                102,353       84,262

Noninterest expense:
 Salaries and employee benefits                         239,140      251,884
 Occupancy expenses                                     104,659       99,381
 Deposit insurance premiums                               8,804        8,530
 Professional fees                                      128,995       23,891
 Data processing fees                                    80,509       47,764
 Other operating expenses                                96,598       70,372
                                                     ----------   ----------
     Total noninterest expense                          658,705      501,822

Income before income tax expense                         55,989      154,110

Income tax expense                                       21,095       60,000
                                                     ----------   ----------
Net income                                           $   34,894   $   94,110
                                                     ----------   ----------
Basic earnings per common share                           $0.05        $0.13

Diluted earnings per common share                         $0.04        $0.12

The accompanying notes are an integral part of these consolidated financial statements.
                                      2

ALBION BANC CORP
----------------
CONSOLIDATED STATEMENT OF INCOME (unaudited)
--------------------------------------------
                                                        Nine Months Ended
                                                          September 30,
                                                        1999         1998
                                                        ----         ----
Interest income:
 Interest and fees on loans                          $3,537,241   $3,384,763
 Interest on investment securities
  and federal funds sold                                532,475      623,646
                                                     ----------   ----------
Total interest income                                 4,069,716    4,008,409

Interest expense:

 Interest on deposits                                 1,843,942    1,805,423
 Interest on borrowed funds                             407,656      449,470
                                                     ----------   ----------
Total interest expense                                2,251,598    2,254,893
                                                     ----------   ----------
Net interest income                                   1,818,118    1,753,516
Provision for loan losses                                63,276       43,000
                                                     ----------   ----------
 Net interest income after
 provision for loan losses                            1,754,842    1,710,516
                                                     ----------   ----------
Noninterest income:
 Gain on sale of loans and real estate owned                  0       16,798
 Other noninterest income                               276,737      262,190
                                                     ----------   ----------
Total noninterest income                                276,737      278,988

Noninterest expense:
 Salaries and employee benefits                         754,060      704,882
 Occupancy expenses                                     309,001      312,475
 Deposit insurance premiums                              26,102       25,720
 Professional fees                                      192,004       81,718
 Data processing fees                                   210,622      146,193
 Other operating expenses                               279,265      251,421
                                                     ----------   ----------
     Total noninterest expense                        1,771,054    1,522,409

Income before income tax expense                        260,525      467,095

Income tax expense                                       97,750      180,750
                                                     ----------   ----------
Net income                                              162,775      286,345
                                                     ----------   ----------
Basic earnings per common share                           $0.22        $0.39

Diluted earnings per common share                         $0.21        $0.37

The accompanying notes are an integral part of these consolidated financial statements.

ALBION BANC CORP.
-----------------
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                  (UNAUDITED)
                  -----------
                                                        Three Months Ended
                                                           September 30,
                                                         1999         1998
                                                         ----         ----

Net income                                             $ 34,894     $ 94,110
Other comprehensive loss, net of tax:
Unrealized losses on securities:
     Unrealized holding losses arising
          during period                                  (3,366)           0
      Less: reclassification adjustments for losses
           included in net income                             0            0
                                                       --------     --------
Other comprehensive loss                                 (3,366)           0
                                                       --------     --------
Comprehensive income                                   $ 31,528     $ 94,110
                                                       --------     --------


                                                          Nine Months Ended
                                                            September 30,
                                                         1999         1998
                                                         ----         ----
Net income                                             $162,775     $286,345
Other comprehensive loss, net of tax:
Unrealized gains on securities:
     Unrealized holding losses arising
          during period                                 (21,427)     (14,609)
     Less: reclassification adjustments for losses
           included in net income                             0            0
                                                       --------     --------
Other comprehensive loss                                (21,427)     (14,609)
                                                       --------     --------
Comprehensive income                                   $141,348     $271,736
                                                       --------     --------

The accompanying notes are an integral part of these consolidated financial statements.

ALBION BANC CORP.
-----------------
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)         Nine Months Ended
------------------------------------------------           September 30,
                                                          1999        1998
                                                          ----        ----
Cash flows from operating activities:
 Net Income                                           $  162,775  $  286,345
 Depreciation, amortization and accretion                227,444     246,745
 Provision for loan losses                                63,276      43,000

 Net gain on sale of mortgage loans                            0     (16,798)
 ESOP expense                                             22,501      25,368
 Originations of loans held for sale                           0    (945,721)
 Proceeds from sale of loans held for sale                     0   1,390,516
 Changes in operating assets and liabilities-
   Increase in other assets                              (26,640)    (11,683)
   Increase in other liabilities                       1,228,682     257,898
                                                      ----------   ---------
 Net cash provided by operating activities            $1,678,038  $1,275,670
                                                      ----------   ---------
Cash flows from investing activities:

 Proceeds from maturities of investment securities
   held to maturity                                    1,015,987   2,627,622
 Proceeds from maturities and calls of investment
   securities available for sale                       1,342,831   1,149,416
 Purchases of investment securities held to maturity (1,994,375) (1,493,899 Purchases of investment securities
   available for sale                                          0           0
 Net increase in loans receivable                     (4,292,654) (4,968,908)
 Purchase of FHLB stock                                  (35,000)    (28,800)
 Proceeds from the sale of foreclosed real estate         36,134           0
 Net purchase of fixed assets                            (10,268)    (57,504)
                                                      ----------   ---------
  Net cash used in investing activities               (3,937,345) (2,772,073)
                                                      ----------   ---------
Cash flows from financing activities:
 Net increase in demand deposits, NOW accounts
  and money market accounts                            1,774,574    (711,943)
 Net (decrease) increase in time deposits               (516,990)  1,989,473
 Proceeds from FHLB and other borrowings                       0   1,000,000

 Payment on FHLB advances and other borrowings           (28,954) (1,023,590)
 Net increase in advances from borrowers for
  taxes and insurance                                   (385,279)   (413,857)
 Proceeds from exercise of stock options                       0       7,649
 Dividends paid                                          (67,776)    (85,137)
                                                      ----------   ---------
  Net cash provided by financing activities              775,575     762,595
                                                      ----------   ---------
Net decrease in cash and cash equivalents             (1,483,732)   (733,808)
Cash and cash equivalents at beginning of period       6,551,421   4,389,966
                                                      ----------   ---------
Cash and cash equivalents at end of period            $5,067,689  $3,656,158
                                                      ----------   ---------
Cash paid during the period for:
  Interest                                            $2,267,997  $2,267,083
  Income taxes                                           150,000       5,000

The accompanying notes are an integral part of these consolidated financial statements.

ALBION BANC CORP.
-----------------
NOTES TO CONSOLIDATED FINANCIAL INFORMATION
-------------------------------------------
SEPTEMBER 30, 1999
------------------

NOTE 1 - BASIS OF PRESENTATION:
------------------------------
The unaudited interim financial information includes the accounts of Albion Banc Corp. (the "Company", Albion Federal Savings and Loan Association (the "Association") and New Frontier of Albion Corp. ("New Frontier"). The financial information has been prepared in accordance with the Summary of Significant Accounting Policies as outlined in the Company's Annual Report for the year ended December 31, 1998, and in the opinion of management, contains all adjustments necessary to present fairly the Company's financial position as of September 30, 1999 and December 31, 1998, and its results of operations and comprehensive income for the three month and nine month period ended September 30, 1999 and 1998. All adjustments made to the unaudited interim financial information were of a recurring nature.

NOTE 2 - MERGER AGREEMENT:
-------------------------
On August 30, 1999, the Boards of Directors of Albion Banc Corp. and Niagara Bancorp unanimously approved a merger agreement under which Niagara Bancorp, Inc. will acquire all of the outstanding shares of Albion Banc Corp. Under the terms of the agreement, Niagara Bancorp Inc. has agreed to pay $15.75 per share in cash for each outstanding share of Albion Banc Corp. common stock. The transaction will be accounted for under the purchase method and is subject to approval by Albion Banc Corp. shareholders and various regulatory agencies. It is anticipated that the transaction will close by the end of the first quarter of 2000.

NOTE 3 - INVESTMENT SECURITIES AVAILABLE FOR SALE:
-------------------------------------------------
The amortized cost and estimated market value of investment securities available for sale are as follows:

                               September 30, 1999       December 31, 1998
                               ------------------       -----------------
                               Amortized    Market     Amortized     Market
                                 Cost       Value        Cost        Value
                                 ----       -----        ----        -----

Mortgage-backed securities   $2,550,713  $2,545,890   $3,912,927  $3,943,816
                             ----------  ----------   ----------  ----------

NOTE 4 - INVESTMENT SECURITIES HELD TO MATURITY:
-----------------------------------------------
The amortized cost and estimated market value of investment securities held to maturity are as follows:

                               September 30, 1999       December 31, 1998
                               ------------------       -----------------
                               Amortized    Market     Amortized     Market
                                 Cost       Value        Cost        Value
                                 ----       -----        ----        -----

Mortgage-backed securities   $3,765,413  $3,713,757   $3,821,624  $3,869,466

U.S. Government Agencies      1,002,013     983,130            0           0
                             ----------  ----------   ----------  ----------
                             $4,767,426  $4,696,887   $3,821,624  $3,869,466
                             ----------  ----------   ----------  ----------

NOTE 5 - LOANS RECEIVABLE:
-------------------------

Loans consist of the following:
                                                  September 30,  December 31,
                                                      1999           1998
                                                      ----           ----
Real estate loans:
     Secured by one-to-four family residences     $52,628,987    $48,043,606
     Secured by other properties                    1,691,769      1,792,947
     Construction loans                             1,294,600      1,588,951
                                                  -----------    -----------
                                                   55,615,356     51,425,504
Other loans:
     Automobile loans                                  69,138         93,438
     Home improvement loans                         7,825,142      7,413,971
     Other                                            724,447        787,351
                                                  -----------    -----------
                                                    8,618,727      8,294,760
Less:
     Undisbursed portion of loans                  (1,000,232)      (721,492)
     Net deferred loan origination costs               91,554         74,255
     Allowance for loan losses                       (290,000)      (267,000)
                                                  -----------    -----------
                                                   (1,198,678)      (914,237)
                                                  -----------    -----------
                                                  $63,035,405    $58,806,027
                                                  -----------    -----------

NOTE 6 - ALLOWANCE FOR LOAN LOSSES:
----------------------------------
An analysis of changes in the allowance for loan losses is as follows:

                                                     Nine-months ended
                                                        September 30,
                                                     1999          1998
                                                     ----          ----
Balance at beginning of period                    $267,000       $276,300
  Provision expense                                 63,276         43,000
  Net charge-offs                                   40,276         43,463
                                                  --------       --------

Balance at end of period                          $290,000       $275,837
                                                  --------       --------

NOTE 7 - EARNINGS PER SHARE:

Earnings per share was calculated as follows:

                                                    Three-months ended
                                                    September 30, 1999
                                               -----------------------------
                                                                   Per-Share
                                               Income     Shares     Amount
                                               ------     ------     ------

      Basic EPS                               $ 34,894    744,276    $  .05

      Effect of Dilutive Securities:
        Options                                            33,402
                                              --------    -------

      Diluted EPS                             $ 34,894    777,678    $  .04
                                              --------    -------    ------

                                                    Three-months ended
                                                    September 30, 1998
                                               -----------------------------
                                                                   Per-Share
                                               Income     Shares     Amount
                                               ------     ------     ------

      Basic EPS                               $ 94,110    740,216    $  .13

      Effect of Dilutive Securities:
        Options                                            26,529
                                              --------    -------
      Diluted EPS                             $ 94,110    766,745    $  .12
                                              --------    -------    ------

                                                     Nine-months ended
                                                    September 30, 1999
                                               -----------------------------
                                                                   Per-Share
                                               Income     Shares     Amount
                                               ------     ------     ------

      Basic EPS                               $162,775    743,619    $  .22

      Effect of Dilutive Securities:
        Options                                            30,939

                                              --------    -------
      Diluted EPS                             $162,775    774,558    $  .21
                                              --------    -------    ------

                                                     Nine-months ended
                                                    September 30, 1998
                                               -----------------------------
                                                                   Per-Share
                                               Income     Shares     Amount
                                               ------     ------     ------

      Basic EPS                               $286,345    739,342    $  .39

      Effect of Dilutive Securities:
        Options                                            29,750

                                              --------    -------
      Diluted EPS                             $286,345    769,092    $  .37
                                              --------    -------    ------

NOTE 8 - COMPREHENSIVE INCOME:

The Company has chosen to disclose comprehensive income in a separate statement, in which the components of comprehensive income are displayed net of income taxes. The following table sets forth the related tax effects allocated to each element of comprehensive for the three months and six months ended September 30, 1999 and 1998:

                                       Three months ended September 30, 1999
                                       -------------------------------------
                                       Before-tax     Tax       Net-of-Tax
                                         Amount     Benefit       Amount
                                         ------     -------       ------
Unrealized losses on
  securities:
     Unrealized holding losses
      arising during period            $  (5,610)   $  2,244     $ (3,366)
     Less: reclassification
       adjustment for losses
       realized in net income                  0           0            0
                                       ---------    --------     --------
     Net unrealized loss                  (5,610)      2,244       (3,366)
                                       ---------    --------     --------
Other comprehensive loss               $  (5,610)   $  2,244     $ (3,366)
                                       ---------    --------     --------

                                       Three months ended September 30, 1998
                                       -------------------------------------
                                       Before-tax      Tax      Net-of-Tax
                                         Amount      Expense       Amount
                                         ------     -------       ------
Unrealized gains on
  securities:
     Unrealized holding gains
      arising during period            $       0    $      0    $       0

     Less: reclassification
       adjustment for gains
       realized in net income                  0           0            0
                                       ---------    --------     --------
     Net unrealized gains                      0           0            0
                                       ---------    --------     --------
Other comprehensive income             $       0    $      0     $      0
                                       ---------    --------     --------

                                       Nine months ended September 30, 1999
                                       -------------------------------------
                                       Before-tax     Tax       Net-of-Tax
                                         Amount     Benefit       Amount
                                         ------     -------       ------
Unrealized losses on
  securities:
     Unrealized holding losses
      arising during period            $ (35,712)   $ 14,285     $(21,427)
     Less: reclassification
       adjustment for losses
       realized in net income                  0           0            0
                                       ---------    --------     --------
     Net unrealized loss                 (35,712)     14,285      (21,427)
                                       ---------    --------     --------
Other comprehensive loss               $ (35,712)   $ 14,285     $(21,427)
                                       ---------    --------     --------

                                       Nine months ended September 30, 1998
                                       ------------------------------------
                                       Before-tax     Tax       Net-of-Tax
                                         Amount     Benefit       Amount
                                         ------     -------       ------
Unrealized losses on
  securities:
     Unrealized holding losses
      arising during period            $ (24,268)   $  9,659     $(14,609)
     Less: reclassification
       adjustment for losses
       realized in net income                  0           0            0
                                       ---------    --------     --------
     Net unrealized loss                 (24,268)      9,659      (14,609)
                                       ---------    --------     --------
Other comprehensive loss               $ (24,268)   $  9,659     $(14,609)
                                       ---------    --------     --------

The following table sets forth the components of accumulated other comprehensive income for the nine months ended September 30, 1999 and 1998:

                                                     Nine Months Ended
                                                       September 30,
                                                     1999         1998
                                                     ----         ----
Beginning balance                                   $18,533      $48,265
Unrealized (losses) gains on securities, net        (21,427)     (14,609)
                                                    -------      -------
Ending balance                                      $(2,894)     $33,656
                                                    -------      -------

                              ALBION BANC CORP.
                     MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                               SEPTEMBER 30, 1999


Merger Agreement
----------------
On August 30, 1999, the Boards of Directors of Albion Banc Corp. and Niagara Bancorp unanimously approved a merger agreement under which Niagara Bancorp, Inc. will acquire all of the outstanding shares of Albion Banc Corp. Under the terms of the agreement, Niagara Bancorp Inc. has agreed to pay $15.75 per share in cash for each outstanding share of Albion Banc Corp. common stock. The transaction will be accounted for under the purchase method and is subject to approval by Albion Banc Corp. shareholders and various regulatory agencies. It is anticipated that the transaction will close by the end of the first quarter of 2000.

Financial Condition
-------------------
Total assets of Albion Banc Corp. were $78.6 million as of September 30, 1999, an increase of $2.2 million or 2.8% over total assets as of December 31, 1998. Deposits, the Company's primary source of funds, increased $1.3 million or 2.1% to $60.4 million at September 30, 1999. Borrowings from the Federal Home Loan Bank of New York were $9.0 million at September 30, 1999, unchanged from the $9.0 million at December 31, 1998.

Investment securities available for sale, primarily mortgage-backed securities, decreased from $3.9 million at December 31, 1998 to $2.5 million at September 30, 1999. This decrease can be attributed to the normal principal paydowns of this type of security during the first three quarters.

Investment securities held to maturity, comprised of mortgage-backed securities and U.S. agency securities increased from $3.8 million at December 31, 1998 to $4.7 million at September 30, 1999. This increase can be attributed to the purchases of a U.S. Agency security of $1.0 million and a mortgage-backed security of $1.0 million, offset by the normal principal paydowns of mortgage-backed securities during the first three quarters.

Net loans receivable as of September 30, 1999 were $63.0 million, an increase of $4.2 million over net loans receivable at December 31, 1998. The majority of this increase occurred in real estate loans, primarily one-to-four family properties. Real estate loans secured by one-to-four family properties increased by $4.6 million while real estate loans secured by other properties, including construction loans as of September 30, 1998, decreased by $.4 million during the period.

Deposits increased $1.3 million from $59.1 million at December 31, 1998 to $60.4 million at September 30, 1999. Noninterest-bearing deposits increased $330,186 or 10.1% and interest-bearing deposits increased $.9 million or 1.7%.

The Company's shareholders' equity increased $96,073 or 1.5%, from $6,423,476 at December 31, 1998 to $6,519,549 at September 30, 1999. This increase is due primarily to earnings in the first three quarters and the resulting increase in equity, offset by cash dividends on common stock of $67,776. The Company's equity as a percentage of total assets at September 30, 1999 was 8.3% and exceeded all regulatory requirements.

Liquidity measures the ability of the Company to meet its maturing obligations and existing commitments, to withstand fluctuations in deposit levels, to fund its operations and to provide for customers' credit needs. The Company's principal sources of funds are customer deposits, advances from the Federal Home Loan Bank of New York and principal and interest payments on loans, mortgage-backed securities and investments. Under current federal regulations, Albion Federal is required to maintain specified liquid assets in an amount equal to at least 4% of its net withdrawable liabilities plus short-term borrowings. The Company has generally maintained liquidity levels well above those required by regulation. At September 30, 1999, the Association's liquidity ratio was 20.5%, exceeding the minimum required. Federal funds sold at September 30, 1998 amounted to $2,600,000. These funds are available immediately to meet upcoming obligations. During the period, the Company did not sell any investments prior to maturity and did not transfer any securities between its available for sale and held to maturity categories.

Comparison of Operating Results for the Nine Months Ended September 30, 1999
----------------------------------------------------------------------------
and 1998.
--------
Net Income. Net income of $162,775 for the nine months ended September 30, 1999 represents a decrease of $123,570, or 43.2% from the $286,345 earned in the comparable period ended September 30, 1998.

Net Interest Income. Net interest income increased to $1,818,118 for the nine months ended September 30, 1999, up 3.7% from $1,753,516 earned during the nine month period ended September 30, 1998. This increase is due primarily to growth in the balance sheet, primarily real estate loans. The Company's net interest margin declined during the period, from 3.35% at September 30, 1998 to 3.28% at September 30, 1999, however the increase in loan volume offset the decline. Total interest income increased $61,307 or 1.5% during the period while total interest expense decreased $3,295 or .15%.

Provision for Loan Losses. The provision for loan losses, the charge to earnings for potential credit losses associated with lending activities, was $63,276 for the nine months ended September 30, 1999, an increase of $23,276 from the comparable period in 1998. Management charges earnings for an amount necessary to maintain the allowance for loan losses at a level considered adequate to absorb potential losses in the loan portfolio. The level of the allowance is based on management's evaluation of individual loans, past loan loss experience, the assessment of economic conditions and other relevant factors. The allowance for loan losses of the Association at September 30, 1999 was $290,000 or .46% of total loans, compared to $267,000, or .45% of total loans at December 31, 1998. The level of nonperforming assets increased from $262,243 at December 31, 1998 to 426,973 at September 30, 1999. Also, the ratio of allowance for loan losses to nonaccrual loans was 67.9% at September 30, 1999 as compared to 101.8% at December 31, 1998. The increase in the provision during the period was due primarily to the deterioration in credit quality of three one-to-four family properties. Although the Association believes its allowance for loan losses is at a level which it considers to be adequate to provide for losses, there can be no assurances such losses will not exceed the estimated amounts.

Noninterest Income. Noninterest income for the nine month period ended September 30, 1999 was $276,737 compared with $278,988 during the same period in the prior year. However, included in the September 30, 1998 amount was $16,798 of nonrecurring loan recovery income related to profits on the sale of real estate owned. Recurring noninterest income increased from $262,190 at September 30, 1997 to $276,737 at September 30, 1999. This increase was attributable to increased fee income from depository transaction accounts and fee income from New Frontier of Albion Corp.

Noninterest Expense. Noninterest expense for the nine month period ended September 30, 1999 was $1,771,055 an increase of $248,646 or 16.3% from the

$1,522,409 recorded for the same period in the prior year. This increase is a result of increases in the following: salaries and employee benefits expense of $49,179 or 7.0%; professional fees of $110,286 or 135.0%; data processing fees of $64,429 or 44.1% and other operating expenses of $27,844 or 11.1%. These increases were primarily the result of inflationary increases in salaries and employee benefits, expenses related to the merger agreement with Niagara Bancorp, software maintenance fees, telephone banking and debit card expenses and real estate owned expenses.

Income Taxes. The provision for income taxes decreased to $97,750 for the nine months ended September 30, 1999 from $180,750 for the nine months ended September 30, 1998, primarily as a result of decreased taxable income.

Comparison of Operating Results for the Three Months Ended September 30, 1999
-----------------------------------------------------------------------------
and 1998.
--------
Net Income. Net income of $34,894 for the three months ended September 30, 1999 represents a decrease of $59,216 or 62.9% from the $94,110 earned in the comparable period ended September 30, 1998.

Net Interest Income. Net interest income increased to $633,341 for the three months ended September 30, 1999, up 6.86% from $592,670 earned during the three month period ended September 30, 1998. This increase is primarily due to growth in the balance sheet, primarily loans. The Company's net interest margin declined during the period, from 3.35% at September 30, 1998 to 3.28% at September 30, 1999, however the increase in loan volume offset the decline. Total interest income increased $39,719 or 2.95% during the period while total interest expense decreased $952 or .13%.

Provision for Loan Losses. The provision for loan losses, the charge to earnings for potential credit losses associated with lending activities, was $21,000 for the three months ended September 30, 1999, the same as the comparable period in 1998.

Noninterest Income. Noninterest income for the three month period ended September 30, 1999 was $102,353 compared with $84,262 during the same period in the prior year. This increase was attributable primarily to increased fee income from depository transaction accounts.

Noninterest Expense. Noninterest expense for the three month period ended September 30, 1999 was $658,705 an increase of $156,883, or 31.3% from the $501,822 recorded for the same period in the prior year. This increase is a result of increased professional fees of $105,104 or 439.9%; data processing fees of $32,745 or 68.6%; and other operating expenses of $26,226 or 37.3%. These increases were partially offset by decreases in salaries and employee benefits of $12,744 or 5.1%. These increases in noninterest expenses were primarily related to the merger agreement with Niagara Bancorp, software maintenance fees, telephone banking and debit card expenses and real estate owned expenses.

Income Taxes. The provision for income taxes decreased to $21,095 for the three months ended September 30, 1999 from $60,000 for the three months ended September 30, 1998, primarily as a result of decreased taxable income.

Year 2000 Issues.
The year 2000 problem("Y2K"), which is common to most companies, concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information as the year 2000 approaches. The Y2K issue affects the entire banking industry because of it's reliance on computers and other equipment that use computer chips and may have significant effects on banking customers, bank regulators and the general economy.

In 1997, management of the Company established a Y2K Plan to prevent or mitigate adverse effects of the Y2K issue on the Company and its customers. Goals of the Y2K Plan include; identifying risks, testing data processing and other systems and equipment used by the Company, informing customers of Y2K issues and risks, establishing a contingency plan for operating if Y2K issues cause important systems or equipment to fail, implementing changes necessary to achieve Y2K compliance and verifying that these changes are effective. The Board of Directors reviews progress under the plan each monthly.

Management designed the Y2K Plan to comply with the requirements for Y2K efforts established by the Office of Thrift Supervision, the primary federal regulator of the Company. The Office of Thrift Supervision has performed Y2K examinations of the Company's Y2K Plan and the Company's progress in implementing the plan. Federal regulations prevent the Company from disclosing the results of Y2K examinations by banking regulators. The examinations do not represent approval or certification of a Company's Y2K plans or efforts.

The Company has completed it's Y2K plan and is substantially Y2K ready. The Company's mission critical systems have been tested and are deemed to be Y2K ready. As of September 30, 1999, the Company had completed an assessment of its systems to identify the systems that could be affected by the Y2K issue, had implemented its customer awareness program, had developed and tested a Y2K contingency plan and had completed the process of testing and implementing necessary changes in hardware and software. The Y2K contingency plan calls for the Company to utilize a backup electrical generator in the event that normal electrical power is not available in the short term and to manually process bank transactions and to use other data processing methods in the event that normal electrical power is not restored within a week. Delays in processing banking transactions would result if the Company were required to use manual processing or other methods instead of its normal computer processes. These delays could disrupt the normal business activities of the Company and its customers. It is anticipated that the Company's deposit customers will have increased demands for cash in the latter part of 1999 and correspondingly, the Company will maintain higher liquidity levels.

All of the Company's applications used in operations are purchased from outside vendors. These vendors are responsible for maintenance of their systems and modifications to become year 2000 compliant. In June 1997, the Company converted its data processing to an in-house client-server system, which is year 2000 compliant. The supplier of the software and the Company have performed extensive testing and assure that it is year 2000 compliant. At the time of the data processing conversion, the majority of the Company's computer hardware was upgraded to meet the new system requirements and meet year 2000 compliance.

At this time, the Company believes that the remaining cost of resolving Y2K issues will not be material to the Company's business, operations, liquidity, capital resources or financial condition, based on information developed to date and communications from data processing suppliers. The Company estimates that its total cash outlays in connection with Y2K compliance will be approximately $20,000, excluding costs of Company employees involved in Y2K compliance activities. As of September 30, 1999, the Company had expensed approximately $20,000 towards Y2K compliance. To the extent that costs are incurred related to the year 2000 problem, they will be expensed.

Although the Company has completed an assessment of Y2K effects on its current commercial lending and other customers, the actual effects on individual, corporate and governmental customers of the Company and on governmental authorities that regulate the Company and its subsidiaries and any resulting consequences to the Company, cannot be determined with any assurance. The Company's belief that it and its primary suppliers of data processing services will achieve Y2K compliance, are based on a number of assumptions and on statements made by third parties and are subject to uncertainty. The Company also is not able to predict the effects, if any, on the Company, financial markets or society in general of the public's reaction to Y2K. Because of this uncertainty and reliance upon assumptions and statements of third parties, the Company cannot be assured that the results of its Y2K Plan will be achieved. Management believes, however, that the Company will be able to accomplish its Y2K goals and that the Company will be able to continue providing financial services to its customers into the year 2000 and beyond.

New Accounting Pronouncement. In June 1998, the Financial Accounting Standards Board issued (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts and for hedging activities. The Company does not currently hold derivative financial instruments covered by this Statement and therefore, does not believe it will have a material impact on the Company upon adoption.

PART II - OTHER INFORMATION

Item 1.     Legal proceedings

            Periodically, there have been various claims and lawsuits involving the Company, mainly as a defendant, such as claims to enforce liens, condemnation proceedings on properties in which the Company holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Company's business. The Company is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operation of the Company.

Item 2.     Changes in Securities

            None

Item 3.     Defaults Upon Senior Securities

            None

Item 4.     Submission of Matters to a Vote of Security-Holders

            None

Item 5.     Other Information

            None

Item 6.     Exhibits and Reports on Form 8-K

            The Company filed a Form 8-K on September 10, 1999 reporting that Albion Banc Corp. had entered into an Agreement and Plan of Merger with Niagara Bancorp under Item 5, Other Events.

            Exhibit 27 - Financial Data Schedule

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

                                Albion Banc Corp.
                                  (Registrant)



Dated: November 10, 1999                             \s\Jeffrey S. Rheinwald
                                                     -----------------------
                                                     Jeffrey S. Rheinwald
                                                     President and C.E.O.


Dated: November 10, 1999                             \s\John S. Kettle
                                                     -----------------------
                                                     John S. Kettle
                                                     Senior VP and Treasurer


Dated: November 10, 1999                             \s\Mark F. Reed
                                                     -----------------------
                                                     Mark F. Reed
                                                     Vice President and C.F.O.

                             REVOCABLE PROXY
                             ALBION BANC CORP.
                      SPECIAL MEETING OF STOCKHOLDERS
------------------------------------------------------------------------------

                            January 19, 2000
------------------------------------------------------------------------------

     The undersigned hereby appoints James H. Keeler and Richard A. Pilon as the official Proxy Committee of the board of directors with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Albion Banc Corp. which the undersigned is entitled to vote at a special meeting of stockholders, to be held at the Tillman's Village Inn located at Routes 98 and 104, Albion, New York, on Wednesday, January 19, 2000, at 4:00 p.m., local time, and at any and all adjournments thereof, as follows:

                                                  FOR     AGAINST   ABSTAIN

     1.   To approve the Agreement and Plan       [ ]       [ ]        [ ]
          of Merger dated August 30, 1999
          between Niagara Bancorp, Inc.,
          Niagara Merger Subsidiary, Inc.,
          Lockport Savings Bank, Albion Banc
          Corp. and Albion Federal Savings
          and Loan Association

     2.   In their discretion, upon such other
          matters as may properly come before
          the meeting.

     The board of directors recommends a vote "FOR" the above proposal and adoption of the merger agreement.

------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. THIS PROXY CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES OF COMMON STOCK OF ALBION BANC CORP. THE COMPANY ALLOCATED TO PARTICIPANTS UNDER THE ALBION FEDERAL EMPLOYEE STOCK OWNERSHIP PLAN. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
------------------------------------------------------------------------------

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     Should the undersigned be present and elect to vote at the special meeting or at any adjournment thereof and after notification to the Secretary of Albion Banc Corp. at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from Albion Banc Corp. prior to the execution of this proxy of notice of the special meeting, and proxy statement dated December 17, 1999.

Dated:                  ,
        ----------------  -----

------------------------------           -------------------------------------
PRINT NAME OF STOCKHOLDER                PRINT NAME OF STOCKHOLDER


------------------------------           -------------------------------------
SIGNATURE OF STOCKHOLDER                 SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
------------------------------------------------------------------------------
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
------------------------------------------------------------------------------